   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999
                                                      REGISTRATION NO. 333-56239
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                         POST EFFECTIVE AMENDMENT NO. 2
                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            LA PETITE ACADEMY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              8351                              43-1243221
 (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                  14 CORPORATE WOODS, 8717 WEST 110TH STREET,
                                   SUITE 300,
                          OVERLAND PARK, KANSAS 66210
                                 (913) 345-1250
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               LPA HOLDING CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              6719                              48-1144353
   (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                  14 CORPORATE WOODS, 8717 WEST 110TH STREET,
                                   SUITE 300,
                          OVERLAND PARK, KANSAS 66210
                                 (913) 345-1250
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               LPA SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              6411                              74-2849053
   (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                  14 CORPORATE WOODS, 8717 WEST 110TH STREET,
                                   SUITE 300,
                          OVERLAND PARK, KANSAS 66210
                                 (913) 345-1250
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               BRIGHT START, INC.


             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



            MINNESOTA                              8351                              41-1694581
   (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)


                            ------------------------

                  14 CORPORATE WOODS, 8717 WEST 110TH STREET,


                                   SUITE 300,


                          OVERLAND PARK, KANSAS 66210


                                 (913) 345-1250


  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                                 JAMES R. KAHL
                            CHIEF EXECUTIVE OFFICER
                  14 CORPORATE WOODS, 8717 WEST 110TH STREET,
                                   SUITE 300,
                          OVERLAND PARK, KANSAS 66210
                                 (913) 345-1250
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                WITH A COPY TO:
                              JOHN J. SUYDAM, ESQ.
                        O'SULLIVAN GRAEV & KARABELL, LLP
                 30 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10112
                                 (212) 408-2400
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            LA PETITE ACADEMY, INC.
                               LPA HOLDING CORP.

                             CROSS REFERENCE SHEET

                    PURSUANT TO REGULATION S-K, ITEM 501(b),
         SHOWING LOCATION OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

   FORM S-4 ITEM NUMBER AND CAPTION        LOCATION OR CAPTION IN PROSPECTUS
   --------------------------------        ---------------------------------
 1. Forepart of Registration Statement
    and Outside Front Cover Page of
    Prospectus........................   Facing Page of Registration Statement;
                                         Outside Front Cover Page of Prospectus
 2. Inside Front and Outside Back
    Cover Pages of Prospectus.........   Inside Front and Outside Back Cover
                                         Pages of Prospectus; Available
                                         Information
 3. Risk Factors, Ratio of Earnings to
    Fixed Charges and Other
    Information.......................   Prospectus Summary; Risk Factors;
                                         Selected Consolidated Financial and
                                         Other Data
 4. Terms and Transaction.............   Prospectus Summary; The Exchange
                                         Offer; Description of Notes
 6. Material Contracts with the
    Company Being Acquired............   *
 7. Additional Information Required
    for Reoffering by Persons and
    Parties Deemed to be
    Underwriters......................   Plan of Distribution
 8. Interests of Named Experts and
    Counsel...........................   *
 9. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities...................   *
10. Information With Respect to S-3
    Registrants.......................   *
11. Incorporation of Certain
    Information by Reference..........   *
12. Information With Respect to S-2 or
    S-3 Registrants...................   *
13. Incorporation of Certain
    Information by Reference..........   *

   FORM S-4 ITEM NUMBER AND CAPTION        LOCATION OR CAPTION IN PROSPECTUS
   --------------------------------        ---------------------------------
14. Information With Respect to
    Registrants Other Than S-2 or S-3
    Registrants.......................   Prospectus Summary; Risk Factors;
                                         Selected Consolidated Financial and
                                         Other Data; Management's Discussion
                                         and Analysis of Financial Condition
                                         and Results of Operations; Business;
                                         Description of the Credit Agreement;
                                         Certain United States Federal Income
                                         Tax Considerations
15. Information With Respect to S-3
    Companies.........................   *
16. Information With Respect to S-2 or
    S-3 Companies.....................   *
17. Information With Respect to
    Companies Other Than S-2 or S-3
    Companies.........................   *
18. Information if Proxies, Consents
    or Authorization Are to be
    Solicited.........................   *
19. Information if Proxies, Consents
    or Authorizations Are Not to be
    Solicited, or in an Exchange
    Offer.............................   Management; Ownership of Securities;
                                         Certain Relationships and Related
                                         Transactions

-------------------------
*  Not applicable or answer is in the negative.

       Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.



                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1999


PROSPECTUS

                            LA PETITE ACADEMY, INC.
                               LPA HOLDING CORP.

                $145,000,000 10% SERIES B SENIOR NOTES DUE 2008

                            ------------------------

La Petite Academy, Inc. and its parent company, LPA Holding Corp., together, the issuers, issued their new 10% Series B Senior Notes due 2008 in exchange for their previously outstanding 10% Senior Notes due 2008.

We will pay interest on the new notes semi-annually on May 15 and November 15 of each year. The new notes will mature on May 15, 2008. We may redeem the new notes, in whole or in part, after May 15, 2003. In addition, we may redeem up to 35% of the new notes with the net proceeds of one or more public equity offerings. Upon the occurrence of a change of control, each holder of new notes may require us to repurchase all or any part of the new notes. See "Description of Notes."


The new notes are unsecured senior indebtedness and are subordinate to all our existing and future secured indebtedness. The new notes rank equally with all our existing and future senior indebtedness and senior to all our subordinated obligations. Each of our existing subsidiaries fully and unconditionally guarantees the new notes on a senior basis. LPA Holding Corp. and our existing subsidiaries have guaranteed our credit agreement and we are all jointly and severally liable on a senior basis. At October 23, 1999, we had $199.9 million of senior indebtedness outstanding, of which $54.9 million is secured. See "Description of Notes -- Ranking."



This prospectus has been prepared for use by Chase Securities Inc., or CSI, in connection with offers and sales related to market-making transactions in the notes. The notes are not listed on any national securities exchange or any quotation system. CSI may act as principal or agent in such transactions. We do not receive any proceeds from any such purchases or sales. Such sales will be made at prices related to prevailing market prices at the time of sale. See "Plan of Distribution."


                            ------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.


                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS             , 1999

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Prospectus Summary...................    1
Risk Factors.........................   10
Use of Proceeds......................   18
The Transactions.....................   18
Capitalization.......................   20
Selected Consolidated Financial and
  Other Data.........................   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   24
Business.............................   35
Management...........................   48



                                       PAGE
                                       ----
Ownership of Securities..............   56
Certain Relationships and Related
  Transactions.......................   57
Description of the Credit
  Agreement..........................   58
Description of the Notes.............   61
Certain United States Federal Income
  Tax Considerations.................   92
Book-Entry; Delivery and Form........   96
Plan of Distribution.................   99
Legal Matters........................   99
Experts..............................   99
Index to Financial Statements........  F-1


                           -------------------------

                           FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We use words such as "may," "believe," "estimate," "expect," "plan," "intend" "anticipate" and similar expressions to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, activities or developments. Forward-looking statements include statements relating to, among other things:



     - our growth strategy and plans regarding opening and acquiring new Academies and entering new markets;



     - our intention to expand existing Academies;



     - expected capital and other expenditures to open new and relocated and/or expanded existing Academies;



     - growth trends in the child care industry;



     - the anticipated consequences of the Year 2000 issue; and



     - our expectations regarding competition.



Forward-looking statements are subject to numerous known or unknown risks, uncertainties and assumptions many of which are beyond our control. Actual results could differ materially from those expressed in or implied by these forward-looking statements. Important factors that could cause actual results to be materially different from those anticipated in the forward-looking statements are set forth under "Risk Factors" and throughout this prospectus including, among other things:



     - risks related to our ability to open and profitably operate Academies;



     - our ability to profitably relocate and/or expand existing Academies;



     - significant competition;

     - seasonal fluctuations in our business;



     - changes in industry regulations;



     - risks regarding increases in promotional activities of competitors including pricing strategies;



     - the results of financing efforts;



     - fluctuations in demand for child care services;



     - the risks associated with Year 2000 issues; and



     - general economic conditions.



We undertake no obligation, and disclaim any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Prospective purchasers should not place undue reliance on such forward-looking statements.


                           -------------------------


     You should rely only on the information contained in this prospectus. Neither we nor Chase Securities Inc. or CSI have authorized any person to provide you any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or buy any of the securities in any jurisdiction where it is unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Information in our promotional literature is not incorporated into this document.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all the information that is important to you. You should read the entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and notes to those statements. All references to "La Petite Academy," "La Petite," "we", "our" or "us" mean La Petite Academy, Inc., our consolidated subsidiary and predecessor, unless the context indicates otherwise. All references to "Academies" mean all residential and employer-based La Petite Academies and all Montessori schools that we operate, unless the context indicates otherwise. All references in this prospectus to fiscal years prior to 1999 refer to fiscal years ending on the last Saturday in August of each year. On June 10, 1999, we changed our fiscal year to be the 52 or 53 week period ending on the first Saturday in July. As a result of this change, fiscal year 1999 was a 44 week transition period. All references to market share and demographic data in this prospectus are based on industry and government publications and our estimates. All references to our parent are to LPA Holding Corp. which is a co-issuer of the notes.


OVERVIEW

     La Petite is the second largest operator of for profit preschool educational facilities in the United States. We provide center-based educational and child care services five days a week throughout the year to children between the ages of six weeks and 12 years. We believe our superior educational programs, which our curriculum department developed and regularly enhances, differentiate us from our competitors. Our focus on quality educational services allows us to capitalize on the increased awareness of the benefits of premium educational instruction for preschool and elementary school age children. At our residential and employer-based Academies, we use our proprietary Journey(R) curriculum with the intent of maximizing a child's cognitive and social development. We also operate Montessori schools that use the Montessori method of learning, a classical approach that features the programming of tasks with materials presented in a sequence dictated by each individual child's capabilities.


     As of July 3, 1999, we operated 743 educational facilities, including 689 Academies utilizing the Journey curriculum, 27 employer-based Academies and 27 Montessori schools, located in 35 states and the District of Columbia. For the 44 weeks ended July 3, 1999, we had an average attendance of approximately 81,000 full and part-time children. Our average operating capacity was approximately 91,000 full-time children and estimated full-time equivalent student (FTE) utilization was 65% during the 44 weeks ended July 3, 1999. Since July 3, 1999, we have opened eight new Journey curriculum based schools and seven new Montessori curriculum based schools. In addition, on July 21, 1999, we acquired all of the outstanding stock of Bright Start, Inc., an operator of 44 preschools and child care facilities, similar to those we operate, located in Minnesota (7), Wisconsin (11), New Mexico (17), and Nevada (9). For pro forma information about us as if the Bright Start acquisition had occurred as of August 30, 1998, see the Unaudited Pro Forma Combined Statements of Operations of LPA Holding Corp. included elsewhere in this prospectus.


COMPETITIVE STRENGTHS

     STRONG MARKET POSITION AND BRAND IDENTITIES. Based on the number of centers operated, we are the second largest provider of for profit preschool education and child care services in the United States. Operating since 1968, we have built brand equity in the markets we serve through the development of a network of Academies concentrated in clusters in demographi-cally desirable Metropolitan Statistical Areas ("MSAs"). We believe that we benefit significantly from word-of-mouth referrals from parents, educators and other school administrators.

     FOCUSED EDUCATIONAL CURRICULUM. Our focus is on educating the child rather than simply providing traditional child care services. Our proprietary Journey(R) curriculum was originally developed in 1991 by La Petite educators with the assistance of experts in early childhood education with the intent of maximizing a child's cognitive development while ensuring a positive experience for the child. The curriculum emphasizes individuality and allows children to progress at their own pace, building skills in a logical pattern using a "hands-on" approach. We also operate Montessori schools, which target education conscious parents, under the name Montessori Unlimited(R).

     ATTRACTIVE BUSINESS MODEL. We have achieved improvements in profitability at the Academy level through a combination of:

     - revenue enhancement and cost management at the individual Academies and

     - the economies of scale and synergies realized through the clustering of Academies in economically and demographically attractive areas.


     During fiscal year ended July 3, 1999, we opened six Journey Academies and seven Montessori schools. Since July 3, 1999, we have opened an additional eight Journey Academies, seven Montessori schools, and acquired 44 preschools and children facilities through the Bright Start Acquisition. The new Journey Academies average 9,700 square feet with an operating capacity of approximately 175 children and the new Montessori schools average 9,800 square feet with an operating capacity of approximately 150 children. Our Montessori schools have proved to be successful with higher student retention, tuition averaging approximately 20% more than at our residential and employer-based Academies and more favorable teacher-student ratios, resulting in increased profitability. In March 1998, we completed the installation in all of our residential Academies of the first phase of a newly developed proprietary management information system, the Academy Document Management and Information Network ("ADMIN"), and in September 1999, this was expanded to include all Montessori schools.



     GEOGRAPHICALLY DIVERSIFIED OPERATIONS. Our operations are geographically diversified, with 791 Academies located throughout 35 states and the District of Columbia as of October 23, 1999. The geographical diversity of our operations and profitability mitigates the potential impact of regional economic downturns or adverse changes in local regulations.



     EXPERIENCED AND INCENTIVIZED MANAGEMENT TEAM. Our top four members of senior management average approximately 10 years of experience with us. In addition, our Area Vice Presidents and Regional Directors average over 16 years and 10 years with us, respectively. Our management owns or has the right to acquire, subject to certain performance requirements, approximately 14.8% of the common stock of our parent company on a fully diluted basis.


BUSINESS STRATEGY

     We believe we are well positioned for future growth as one of the leading providers of quality educational care to preschool aged children. Our objective is to grow our higher margin businesses and continue to be a leader in the markets in which we operate.

     EMPHASIZE EDUCATIONAL CURRICULUM. Our curriculum department continually evaluates and improves the quality of our educational materials and programs. We have invested significant resources in developing our proprietary Journey(R) curriculum, used at both our residential and employer-based Academies. Our Montessori schools are staffed with certified Montessori lead teachers who follow traditional Montessori methods that appeal to education conscious parents.

     CAPITALIZE ON REPUTATION FOR CUSTOMER DRIVEN SERVICE. We believe that our knowledge of parents' objectives and desires for their children's education differentiates us from other child care providers. In order to better understand customer needs, we have conducted:

     - focus groups with parents,

     - customer and employee satisfaction surveys (conducted by us and third parties), and

     - interviews with parents.

     From this research we have found that what parents want for their children and what is deemed educationally appropriate by early education experts are not always consistent. Therefore, retention and acquisition programs have been developed to bridge this gap and increase awareness and appreciation of our professionally designed curriculum. Additionally, this research has been used to develop the Parent's Partner Plan, a program offering parents flexible absence day options, extended care during holidays and guaranteed parent communications.

     INCREASE ACADEMY PROFITABILITY. We plan to improve Academy profitability by increasing capacity utilization and tuition rates, managing costs and leveraging our existing and newly built Academies to achieve economies of scale and synergies. We intend to continue to increase capacity utilization by emphasizing local marketing programs and improving customer retention and loyalty. With the implementation of ADMIN, we have the ability to maximize revenue by charging customers a premium for services in high demand.


     BUILD ACADEMIES AND MONTESSORI SCHOOLS IN ATTRACTIVE MARKETS. During fiscal year ended July 3, 1999, we opened six new Journey based Academies and seven new Montessori schools. Since July 3, 1999, we have opened an additional eight Journey Academies and seven Montessori schools. Also on July 21, 1999, we acquired Bright Start, Inc., an operator of 44 center-based preschools and childcare facilities. This total of 72 new units satisfies our growth plans for fiscal 1999 and 2000. Newly built Academies are approximately 9,750 square feet, built on sites of approximately one acre, have an operating capacity of approximately 175 children for Journey(R) curriculum based Academies and 150 children for Montessori schools and incorporate a closed classroom concept.


     PURSUE STRATEGIC OPPORTUNITIES. In addition to new Academy development, we will continue to seek to acquire existing child care centers where demographics and facility conditions complement our business strategy. We believe our competitive position, economies of scale and financial strength will enable us to capitalize on selective acquisition opportunities in the fragmented child care industry. We may also engage in cross-marketing opportunities with manufacturers and marketers of educational products.

                                THE TRANSACTIONS

     Pursuant to a Merger Agreement dated March 17, 1998 among LPA Investment LLC, or LPA, a limited liability company owned by an affiliate of Chase Capital Partners and by an entity controlled by Robert E. King, one of our directors, and our parent company, LPA Holding Corp. (formerly Vestar/LPA Investment Corp.), on May 11, 1998, our parent company effected a recapitalization pursuant to which the following transactions occurred:

     - a wholly-owned subsidiary of LPA was merged into our parent company,

     - all of the then outstanding shares of preferred stock and common stock of our parent company (other than the shares of common stock retained by Vestar/LPT Limited Partnership, or Vestar, and our management) owned by its existing stockholders were converted into cash, and


     - LPA Investment LLC. in a transaction known as the equity investment, purchased approximately $72.5 million (less the value of options retained by management) of common stock and $30 million of redeemable preferred stock of our parent company, and received warrants to purchase shares of common stock of our parent company which currently represents the right to acquire 5.7% of our parent company's outstanding common stock on a fully diluted basis.



     Vestar retained common stock of our parent company having a value (based on the amount paid by LPA for its common stock of our parent company) of $2.8 million (currently representing 2.9% of the outstanding parent company common stock on a fully diluted basis). Current management retained common stock of our parent company having a value (based on the amount paid by LPA for our parent company common stock) of $4.4 million (currently representing 4.5% of the common stock of our parent company on a fully diluted basis) and retained existing options to acquire shares of our parent company's common stock which currently represents the right to acquire 2.1% of our parent company's common stock on a fully diluted basis. In addition, our parent company adopted a new option plan and granted or allocated for grant options to acquire shares of its common stock which currently represent the right to acquire 8.2% of our parent company's common stock on a fully diluted basis. As of the date of this prospectus, management owns or has the right to acquire, subject to certain performance requirements, approximately 14.8% of our parent company common stock on a fully diluted basis. See "Ownership of Securities."


     We used the equity investment, the proceeds of the offering of the old notes and borrowings under the Credit Agreement to finance the recapitalization, to refinance substantially all of our outstanding indebtedness and outstanding preferred stock and to pay related fees and expenses.

     The refinancing transactions consisted of:

     - the defeasance of all of our outstanding $85 million principal amount of 9 5/8% Senior Secured Notes due 2001,


     - the exchange of all outstanding shares of our parent's Class A Preferred Stock and accrued dividends thereon for $35.4 million in aggregate principal amount of our 12 1/8% Subordinated Exchange Debentures due 2003, and the immediate defeasance of these exchange debentures, and


     - the redemption of all our outstanding 6 1/2% Convertible Subordinated Debentures due 2011.

     In connection with the recapitalization and the refinancing transactions, we entered into a new Credit Agreement providing for a $40 million term loan facility and a $25 million revolving loan facility, that is available for our working capital requirements. See "Description of the Credit Agreement."

     The offering of the old notes, the recapitalization, the equity investment, the borrowings under the Credit Agreement and the refinancing transactions are collectively referred to as the Transactions.


                              RECENT DEVELOPMENTS



     On November 11, 1999, Jim Kahl, our chairman of the board, chief executive officer and president, announced that he intends to relinquish his day-to-day responsibilities as CEO and president effective upon selecting a replacement for his position. A search has begun for his replacement with an expected transition date of early 2000. Mr. Kahl will continue as chairman and will focus his time on special projects.



     On December 15, 1999, LPA acquired an additional $15.0 million of our parent company's redeemable preferred stock and received warrants to purchase an additional 3% of our parent company's common stock on a fully-diluted basis. The $15.0 million proceeds received by our parent company was contributed to us as common equity. We used the capital contribution to repay indebtedness incurred under our revolving credit facility to finance the Bright Start acquisition. In addition, on December 14, 1999, our Credit Agreement was amended to, among other things, amend the financial covenants to reflect our company's current and projected operating plans.



                                   OWNERSHIP



     As a result of the recapitalization and the recent purchase of preferred stock and warrants, LPA Investment LLC beneficially owns 80.0% of the common stock of our parent company on a fully diluted basis and $45 million of redeemable preferred stock of our parent company. Chase Capital Partners, or CCP, owns a majority of the economic interests of LPA and an entity controlled by Robert E. King owns a majority of the voting interests of LPA. CCP is the private equity group of The Chase Manhattan Corporation, one of the largest bank holding company in the United States, and is one of the largest private equity organizations in the United States, with over $7.0 billion under management. Through its affiliates, CCP invests in leveraged buyouts, recapitalizations and venture capital opportunities by providing equity and mezzanine debt capital. Since its inception in 1984, CCP has made over 700 direct investments in a variety of industries.

                           -------------------------

     Our principal executive offices are located at 8717 West 110th Street, Suite 300, Overland Park, Kansas 66210 and our telephone number is (913) 345-1250.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     You should read the following summary together with "Description of Notes."

Issuers.........................    La Petite Academy, Inc. and LPA Holding
                                    Corp.

Notes Outstanding...............    $145,000,000 aggregate principal amount of
                                    10% Series B Senior Notes due 2008.

Maturity Date...................    May 15, 2008.

Interest Payment Dates..........    May 15 and November 15 of each year.

Sinking Fund....................    None.

Optional Redemption.............    We may redeem the notes at our option, in
                                    whole or in part, at any time on or after May 15, 2003, at the redemption prices, plus accrued and unpaid interest, if any, to the redemption date. We may also redeem up to 35% of the aggregate principal amount of the notes at our option, at any time prior to May 15, 2001, at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more equity offerings, except that at least 65% of the original aggregate principal amount of the notes must remain outstanding after such redemption.

Change of Control...............    Upon the occurrence of a change of control,
                                    each holder of the notes may require us to purchase all or a portion of the holder's notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Restrictive Covenants...........    The notes are issued under an indenture
                                    which contains certain covenants that, among other things, limits our ability and the ability of our restricted subsidiaries to:

                                         - incur additional indebtedness,

                                         - make investments,

                                         - make restricted payments, including
                                           dividends or other distributions,

                                         - incur liens,

                                         - enter into certain transactions with
                                           affiliates, and

                                         - enter into certain mergers or
                                           consolidations or sell all or
                                           substantially all of the assets of
                                           the Company and its subsidiaries

                                    These covenants are subject to a number of significant exceptions and qualifications.

Guarantees......................    Each of our existing subsidiaries fully and
                                    unconditionally guarantees the new notes.
                                    Our parent company and our subsidiaries have guaranteed the Credit Agreement and are jointly and severally liable with us on a senior basis. We have secured our obligations under the credit agreement by pledges of all of our capital stock and the stock of our subsidiaries, as well as security interests in, or liens on, substantially all of our tangible and intangible assets and the assets of our parent company and our subsidiaries.


Ranking.........................    The new notes are unsecured senior
                                    indebtedness, subordinated in right of
                                    payment to all of our existing and future secured indebtedness. At October 23, 1999, we had $199.9 million of senior indebtedness outstanding, of which $54.9 million is secured. Except for the guarantees of the notes and the Credit Agreement, the guarantors had no other senior indebtedness outstanding.

                    SUMMARY OF FINANCIAL AND OPERATING DATA



     The following table contains summary financial and other data for our parent company and La Petite Academy on a consolidated basis. Information for the fiscal years ended July 3, 1999, August 29, 1998, and August 30, 1997 is derived from our financial statements which have been audited by Deloitte & Touche, LLP, independent auditors. On June 10, 1999, we changed our fiscal year to be the 52 or 53 week period ending on the first Saturday in July. Prior to this change we utilized a fiscal year consisting of the 52 or 53 week period ending on the last Saturday in August. As a result of this change, fiscal year 1999 was a 44 week transition period. The information for the 16 weeks ended October 23, 1999 and October 24, 1998 and for the 44 weeks ended July 4, 1998 is unaudited but, in the opinion of management, reflects all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations for the unaudited period. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of the results for the entire fiscal year. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements.



                                 16 WEEKS       16 WEEKS      44 WEEKS     44 WEEKS      52 WEEKS      52 WEEKS
                                   ENDED          ENDED         ENDED        ENDED        ENDED         ENDED
                                OCTOBER 23,    OCTOBER 24,     JULY 3,      JULY 4,     AUGUST 29,    AUGUST 30,
                                   1999           1998          1999         1998          1998          1997
                                -----------    -----------    ---------    ---------    ----------    ----------
                                             (DOLLARS IN THOUSANDS, EXCEPT ACADEMY DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Operating revenue.............   $ 108,365      $  96,743     $ 281,072    $ 267,242    $ 314,933      $302,766
Operating expenses............     106,942         92,761       264,882      261,403      306,900       288,740
Operating income..............       1,423          3,982        16,190        5,839        8,033        14,026
Interest expenses(a)..........       6,236          6,014        16,145       11,100       14,126         9,245
Net loss......................      (3,115)        (1,390)         (797)     (12,716)     (13,328)       (1,217)
OTHER FINANCIAL DATA:
EBITDA (as defined)(c)........   $   6,161      $   8,478     $  28,026    $  28,049    $  32,533      $ 30,087
Cash flows from (used for)
  operating activities........        (883)         9,221        10,320          201        7,224        14,886
Cash flows from (used for)
  investing activities........      (2,816)        (2,319)      (19,204)      (9,164)     (11,005)       (6,848)
Cash flows from (used for)
  financing activities........       4,008         (1,926)        6,588      (10,188)     (13,322)        3,142
Depreciation..................       4,246          4,160        10,911       11,769       13,892        13,825
Amortization of goodwill and
  other intangibles...........         492            336           925        1,717        1,884         2,236
Capital expenditures..........      15,186          6,485        31,666        9,697       13,637         7,300
Ratio of earnings to fixed
  charges(c)..................            (c)            (c)        1.0x            (c)          (c)        1.1x
ACADEMY DATA:
Number of Academies...........         791            736           743          745          736           745
Operating Capacity(d).........      98,365         89,928        90,761       90,691       89,666        90,601
FTE Utilization(e)............         61%            62%           65%          66%          65%           66%
Average Weekly FTE
  Tuition(f)..................   $     113      $     108     $     109    $     102    $     104      $     98
BALANCE SHEET DATA:
Cash, cash equivalents and
  restricted cash.............   $   5,855      $  11,551     $   5,790    $   5,731    $   8,624      $ 26,283
Working Capital...............     (20,346)       (16,711)      (27,171)     (15,604)     (16,707)       10,398
Total assets..................     171,619        161,500       169,175      157,975      160,791       171,160
Total long term debt..........     197,567        185,565       187,999      185,719      185,727        85,903
Redeemable preferred stock....      30,735         26,269        29,310       24,892       25,625        32,521
Stockholder's equity
  (deficit)...................    (114,723)      (107,122)     (110,183)    (104,293)    (105,701)        3,374


-------------------------

(a) Interest expense includes $0.3 million, $0.3 million, $0.8 million, $0.7 million, $0.8 million, and $0.9 million of amortization of deferred financing expense for the 16 weeks ended October 23, 1999 and October 24, 1998, the 44 weeks ended July 4, 1998, and the fiscal years 1999, 1998, and 1997, respectively.


(b) EBITDA is net income before non-cash restructuring charges, extraordinary items, net interest expense, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as reported under GAAP as an indicator of our operating performance or to cash flows as a measure of liquidity. EBITDA is presented because we believe that EBITDA represents a more consistent financial indicator of our ability to service our debt.


(c) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes and extraordinary items, plus fixed charges. Fixed charges consists of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense that we deemed to be attributable to interest. For the 16 weeks ended October 23, 1999 and October 24, 1998, the 44 weeks ended July 4, 1998 and the 52 weeks ended August 29, 1998, earnings were inadequate to cover fixed charges by $4.8 million, $2.0 million, $7.3 million and $8.1 million, respectively.


(d) As a result of our targeted teacher-student ratios, the physical layout of certain residential Academies and the typical layout of Montessori Schools, our Academies have an operating capacity approximately 8% below licensed capacity. Licensed capacity measures the overall capacity of our Academies based upon applicable state licensing regulations.

(e) FTE Utilization is the ratio of full-time equivalent students to the total operating capacity for all of our Academies. FTE attendance is not a measure of the absolute number of students attending our Academies. Rather, it is an approximation of the full-time equivalent number of students based on our estimates and weighted averages. For example, a student attending full-time is equivalent to one FTE, while a student attending only one-half of each day is equivalent to 0.5 FTE.

(f) We calculate the average weekly FTE tuition by dividing total operating revenue by the number of weeks in the applicable period and by the number of FTE students for the applicable period.

                                  RISK FACTORS

     You should carefully consider these risk factors, together with all information included in this prospectus. If any of the following risks, or other risks not presently known to us or that we currently believe not to be significant, develop into actual events, then our business, financial condition, results of operations or prospect could be materially affected.

BECAUSE WE HAVE SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS, OUR SUCCESS DEPENDS ON OUR ABILITY TO GENERATE CASH FLOW AND BE PROFITABLE.


     As a result of the issuance of the notes and the borrowings under the Credit Agreement, we have a highly leveraged capital structure and our consolidated indebtedness is substantial in relation to our stockholders' equity. As of October 23, 1999, we had consolidated indebtedness of $199.9 million (exclusive of unused commitments under the Credit Agreement) and a stockholders' deficit of $114.7 million.


     The degree to which we are leveraged could have important consequences to the holders of the notes, including the following:

     - a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on our indebtedness, including the notes, which reduces the funds available for other purposes;

     - our ability to obtain additional financing in the future may be significantly impaired, including our ability to obtain additional financing for working capital, capital expenditures, acquisitions or other corporate purposes and to obtain sale leaseback financing;

     - some of our indebtedness is at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;


     - all the indebtedness outstanding under the Credit Agreement is secured by pledges of all our capital stock and the capital stock of our existing subsidiaries, as well as the capital stock of all of our future subsidiaries, and security interests in, or liens on, substantially all of our other tangible and intangible assets including our parent company and our existing subsidiaries, as well as all of our future subsidiaries, and such indebtedness will mature prior to the maturity of the notes;


     - our ability to compete through capital improvement and expansion may be limited; and

     - our ability to adjust to changing market conditions and to withstand competitive pressures could be limited, and we may be vulnerable in the event of a downturn in general economic conditions or the business.


     Our ability to make scheduled payments and to refinance our obligations with respect to our indebtedness, including the notes, will depend upon our future operating performance. In turn, this will be affected by general economic and competitive conditions and by financial, business and other factors, many of which are beyond our control. For the 16 weeks ended October 23, 1999, the 44 weeks ended July 3, 1999, and the 52 weeks ended August 29, 1998 our consolidated cash interest expense was $1.5 million, $17.7 million and $9.2 million, respectively. We anticipate that our cash flow, together with borrowings under the Credit Agreement, will be sufficient to meet our operating expenses and to service our debt requirements for at least the next twelve months. If we are unable to generate sufficient cash flow from operations in the future or borrow under the Credit Agreement in an amount sufficient to meet our operating expenses and to service our debt requirements as they become due, we will have to adopt an alternative strategy that may include reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, changing our corporate structure or seeking additional equity capital. There can be no assurance that any of these actions could be effected in a timely manner or on satisfactory terms, if at all, or that any of these actions would enable us to continue to meet our operating expenses and to service our debt requirements as they become due. In addition, the terms of the agreements governing our existing and future indebtedness, including the terms of the Credit Agreement and the indenture, may prohibit us from taking any of these actions. The failure to generate sufficient cash flow from operations, to borrow under the Credit Agreement or to adopt an alternative strategy could materially adversely affect our ability to pay interest on, and to repay the principal of, the notes and adversely affect the market value of the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

BECAUSE YOU HOLD UNSECURED NOTES AND GUARANTEES, YOU WILL NOT HAVE THE BENEFIT OF COLLATERAL.

     The indenture permits us, our parent company and our restricted subsidiaries to incur secured indebtedness, including indebtedness under the Credit Agreement, which is secured by security interests in, or liens on, substantially all tangible and intangible assets of us, our parent company and our existing subsidiary, as well as all of our future subsidiaries and a pledge of all our capital stock and the capital stock of our subsidiary, as well as all future subsidiaries. The notes and the guarantees are unsecured and therefore will not have the benefit of any collateral. Accordingly, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us, our parent company or a guarantor, the lenders of such secured indebtedness would have the right to foreclose upon such collateral to the exclusion of the holders of the notes, notwithstanding the existence of an event of default with respect to the notes. In such event, our assets and the assets of our parent company and the guarantors would first be used to repay in full all amounts outstanding under such secured indebtedness which would result in all or a portion of these assets being unavailable to satisfy claims of holders of the notes and other unsecured indebtedness.

OUR ABILITY TO COMPLY WITH THE RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS COULD CAUSE A DEFAULT UNDER THE CREDIT AGREEMENT OR INDENTURE.

     The terms and conditions of the Credit Agreement impose restrictions on our ability to:

     - incur indebtedness or issue certain equity securities,

     - incur liens,

     - undergo certain fundamental changes,

     - make loans or advances,

     - incur guarantees or make acquisitions,

     - undertake asset sales,

     - engage in sale and leaseback transactions,

     - enter into hedging agreements,

     - pay dividends in respect of our capital stock

     - make distributions on or repurchase or redeem capital stock or certain indebtedness,

     - enter into transactions with affiliates,

     - enter into certain restrictive agreements,

     - amend certain material documents, and

     - make capital expenditures and engage in mergers and consolidations.

     The Credit Agreement also requires us to maintain specified financial ratios and satisfy certain tests, including a maximum leverage ratio, a fixed charge coverage ratio and a minimum EBITDA test. The terms and conditions of the indenture impose restrictions on our ability and the ability of our restricted subsidiaries to:

     - incur additional indebtedness,

     - pay dividends on and redeem capital stock,

     - redeem certain subordinated obligations,

     - make investments,

     - undertake sales of assets and subsidiary stock,

     - grant liens on our assets and the assets of our parent company and our restricted subsidiaries,

     - engage in certain transactions with affiliates,

     - sell or issue capital stock of our restricted subsidiaries, and

     - engage in consolidations, mergers and transfers of all or substantially all the assets of the issuers.

     Our ability to comply with these and other terms and conditions of the Credit Agreement and the indenture may be affected by general economic and competitive conditions and by financial, business and other factors, many of which are beyond our control. A breach of any of these covenants could result in a default under the Credit Agreement or the indenture. In such an event, the lenders under the Credit Agreement could elect to declare all amounts outstanding under the Credit Agreement, together with accrued and unpaid interest, to be immediately due and payable. If we are unable to repay such amounts, such lenders would have the right to proceed against the collateral granted to them to secure such indebtedness and other amounts. See "Description of the Credit Agreement" and "Description of Notes."

WE MAY NOT HAVE THE ABILITY TO REPURCHASE THE NOTES UPON CHANGE OF CONTROL

     Upon the occurrence of a change of control, each holder of notes will have the right to require us to repurchase all or any part of such holder's notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Certain events which would constitute a change of control would also constitute an event of default under the Credit Agreement. In addition, the Credit Agreement will effectively prohibit our repurchase of the notes in the event of a change of control unless all amounts outstanding under the Credit Agreement are repaid in full. Our failure to repurchase any notes upon the occurrence of a change of control would result in an event of default under the indenture. The inability to repay all indebtedness outstanding under the Credit Agreement, if accelerated, would also constitute an event of default under the indenture. In the event of a change of control, there can be no assurance that we will have sufficient assets to satisfy all obligations under the Credit Agreement and the indenture. Agreements governing our future indebtedness may also contain prohibitions of certain events and transactions which would constitute a change of control. See "Description of Notes -- Change of Control."

FAILURE BY AN ACADEMY TO COMPLY WITH LICENSING REQUIREMENTS AND GOVERNMENT REGULATIONS COULD CAUSE THE REVOCATION OF THE ACADEMY'S LICENSE TO OPERATE

     Each Academy must be licensed under applicable state and local licensing laws and is subject to a variety of state and local regulations. Although these state and local licensing requirements and regulations vary greatly from jurisdiction to jurisdiction, governmental agencies generally review the safety, fitness and adequacy of the buildings and equipment, the ratio of staff to children, the dietary program, the daily curriculum and compliance with health standards. In many jurisdictions, new legislation or regulations have been enacted or are being considered which establish requirements for employee background checks or other clearance procedures for new employees of child care centers. For example, many of the states in which we operate require criminal record checks for all child care staff as part of their licensing regulations, and some states in which we operate require fingerprint verification. Repeated failures by an Academy to comply with applicable regulations may subject the Academy to state sanctions, which might include fines, corrective orders, being placed on probation or, in more serious cases, suspension or revocation of the Academy's license to operate. We believe we are in substantial compliance with all material licensing requirements and regulations applicable to our businesses.

     Although there are presently no federal licensing requirements, a child care center must satisfy certain minimum standards to qualify for participation in certain federal subsidy programs. We believe we have substantially satisfied all material standards necessary to qualify for participation in the federal subsidy programs relevant to our business.

THE LOSS OF GOVERNMENT FUNDING FOR CHILD CARE ASSISTANCE PROGRAMS WOULD ADVERSELY IMPACT OUR OPERATING REVENUES


     During fiscal 1999, approximately 10% of our operating revenues were generated from federal and state child care assistance programs. Funding for such programs is subject to changes in federal and state environments and governmental appropriations processes, which are unpredictable and beyond our control. Accordingly, there is no assurance that funding for such federal and state programs will continue at current levels and a significant reduction in such funding may have an adverse impact on us. In addition, although the Internal Revenue Code of 1986, as amended, makes certain tax incentives available to parents utilizing child care programs, such provisions of the Code are subject to change. See "Business -- Government Regulation."



     The fiscal year 2000 budget passed by Congress and sent to the President for signature includes various funding increases that could adversely affect our revenues. Child Care and Development Block Grant funding was frozen at last year's levels and Title XX funding was cut by nearly $200 million. The Child Care and Development Block Grant and Title XX fund a significant portion of the state child care assistance programs in which La Petite participates. The fiscal year 2000 budget also includes a $250 million funding increase for

21st Century Community Learning Centers. This program could have an unfavorable impact on our business by introducing federally subsidized competition into markets where La Petite offers its school-age after school programs. Additionally, all federal programs, including those impacting La Petite's business, are subject to further funding reductions as part of the 0.38% across-the-board cut Congress approved for all government agencies.


     On the state level, while states are moving to increase funding for preschool services, the for-profit sector has often been overlooked and preschool funding has typically been targeted to the state public school system. In particular, the California Department of Education is attempting to institute a state-funded universal pre-kindergarten program that would largely exclude for-profit providers. While no assurance can be given whether this legislation or similar legislation will be adopted, the passage of this legislation would have a significant negative impact on our schools in California and would set a dangerous precedent for other state/federal preschool initiatives.

ADVERSE PUBLICITY CONCERNING ALLEGED CHILD ABUSE COULD AFFECT OUR ABILITY TO OBTAIN OR INCREASE THE COST OF INSURANCE

     As a result of adverse publicity concerning reported incidents of alleged child physical and sexual abuse at child care centers and the length of time before the expiration of applicable statutes of limitations for the filing of child abuse and personal injury claims (typically a number of years after the child reaches the age of majority), many operators of child care centers have had difficulty obtaining general liability insurance, child abuse liability insurance or similar liability insurance or have been able to obtain such insurance only at high rates. So far, we have obtained insurance in amounts we believe to be appropriate. There is no assurance that our insurance premiums will not increase in the future because of conditions in the insurance business, our experience in particular, or that continuing publicity with respect to alleged instances of child abuse will not result in our being unable to obtain insurance. Like our competitors, we are periodically subject to claims of child abuse arising out of alleged incidents at our Academies. In addition, any adverse publicity concerning reported incidents of alleged physical or sexual abuse of children at our Academies or at other child care centers could affect occupancy levels at our Academies.

BECAUSE WE EXPERIENCE SEASONAL FLUCTUATIONS, OUR REVENUES WILL FLUCTUATE.

     Our revenues and the initial success of new Academies are subject to seasonal variation. New enrollments are generally highest in September and January because children return to child care and/or school after summer and holiday vacation. Academies which open at other times usually experience a lower rate of enrollment during early months of operation. Enrollment generally decreases 5% to 10% during holiday periods and summer months.

KING AND CCP OWN A SIGNIFICANT PORTION OF OUR PARENT'S COMMON STOCK AND WILL BE ABLE TO CONTROL OUR AFFAIRS.

     All of our outstanding common stock is held by LPA Holding Corp., our parent company. All of the outstanding shares of preferred stock of our parent company is owned by LPA Investment LLC, and approximately 80.0% of the fully diluted common stock of our parent company is owned by LPA. Chase Capital Partners, or CCP, owns a majority of the economic interests of LPA, and a majority of the voting interests of the LPA is owned by an entity controlled by Robert E. King, a one of our Directors and our parent company. Mr. King is entitled to three votes as our director and our parent company. However, the terms of the

Operating Agreement between CCP and LPA give CCP the right to elect a majority of the directors of the LPA if certain triggering events occur, and LPA may not take certain actions in respect of the common stock of our parent company held by LPA without the consent of CCP. See "Ownership of Securities."


     Accordingly, LPA controls our affairs and has the power to elect all of our directors (other than James R. Kahl, our current Chairman of the Board, President and Chief Executive Officer), appoint new management and approve any action requiring the approval of our stockholders, including adopting amendments to our Certificate of Incorporation and approving mergers or sales of all or substantially all of our assets. Circumstances may occur in which the interests of LPA, as the majority stockholder of our parent company, may conflict with the interests of the holders of notes. See "Management," "Ownership of Securities" and "Certain Relationships and Related Transactions."


WE FACE SIGNIFICANT COMPETITION FROM LOCAL NURSERY SCHOOLS, CHILD CARE CENTERS, AND HOME SERVICES.

     The United States preschool education and child care industry is highly fragmented and competitive. Our competition consists principally of local nursery schools and child care centers, some of which are non-profit (including religious-affiliated centers), providers of services that operate out of their homes and other for profit companies which may operate a number of centers. Local nursery schools and child care centers generally charge less for their services than we charge. Many religious-affiliated and other non-profit child care centers have no or lower rental costs than us and may receive donations or other funding to cover operating expenses and may utilize volunteers for staffing. Consequently, tuition rates at these facilities are often lower than our rates. Additionally, fees for home-based care are normally lower than fees for center-based care because providers of home care do not always have to satisfy the same health, safety or operational regulations as our centers. Our competition also consists of other large, national, for profit child care companies that may have more aggressive tuition discounting and other pricing policies than us.

A DECLINE IN GENERAL ECONOMIC CONDITIONS COULD LEAD TO REDUCED CONSUMER DEMAND FOR CHILD CARE SERVICES.

     Demand for our services may be subject to general economic conditions, and our revenues depend, in part, on the number of working mothers and working single parents who require child care services. Recessionary pressure on the economy, and a consequent reduction in the size of the labor force, may adversely impact our business, financial condition and results of operations as a result of the general tendency of parents who are not employed to cease using child care services.

BECAUSE OF FRAUDULENT CONVEYANCE STATUTES THE POSSIBILITY EXISTS THAT THE NOTES AND THE GUARANTEE MAY BE VOIDED OR SUBORDINATED.

     The new notes were issued in exchange for the old notes. The incurrence by us, our parent company, and the guarantor of the old notes and the guarantees in connection with the Transactions may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit commenced by or on behalf of our creditors or the creditors of our parent or our subsidiaries. Under these statutes, if a court were to find that, after giving effect to the issuance of the old notes and the incurrence of the guarantees, we, our parent or a guarantor, as applicable,

     - incurred such indebtedness with the intent of hindering, delaying or defrauding present or future creditors,

     - received less than the reasonably equivalent value in consideration for incurring such indebtedness, and, at the time of the incurrence of such indebtedness, we, our parent or a guarantor, as applicable,

     - were insolvent or were rendered insolvent by reason of such incurrence,

     - were engaged or were about to engage in a business or transaction for which our remaining unencumbered assets constituted unreasonably small capital, or

     - intended to incur, or did incur, or believed that we or they would incur, debts beyond our or their ability to pay as they matured or became due,

such court might subordinate the notes or the applicable guarantee to our, our parent's or a guarantor's, as applicable, presently existing or future indebtedness, void the issuance of the notes or the incurrence of such guarantee and direct the repayment of any amounts paid thereunder to our, our parent's or a guarantor's, as applicable, creditors or take other actions detrimental to holders of the notes.

     The measure of insolvency under fraudulent conveyance statutes will vary depending upon the law of the jurisdiction being applied. Generally, however, a debtor will be considered insolvent if on the date it incurred the indebtedness the sum of all its liabilities, including contingent liabilities, was greater than the value of all its assets at fair valuation or if the present fair saleable value of its assets was less than the amount required to repay its probable liabilities, including contingent liabilities, as they become absolute and matured.

     If a court were to find that any component of the Transactions constituted a fraudulent transfer, the court might find that we, our parent or the guarantor did not receive reasonably equivalent value in consideration for incurring the indebtedness represented by the old notes and the guarantee. The guarantee may be subject to the additional claim that, because the guarantee was incurred for our benefit (and only indirectly for the benefit of the guarantor), the obligations of the guarantor thereunder were incurred for less than reasonably equivalent value.


     We believe that we, our parent and the guarantor received equivalent value at the time the indebtedness under the old notes or the guarantee was incurred. In addition, after giving effect to the Transactions and the recent preferred stock investment by LPA; we, our parent and the guarantor


     - believe that we and they were not insolvent or rendered insolvent,

     - believe that we and they were not engaged or about to be engaged in a business or transaction for which our remaining unencumbered assets constitute unreasonably small capital or

     - believe that we and they did not intend to incur, did not incur, and did not believe that we and they would incur, debts beyond our and their ability to pay as they mature or become due.

     These beliefs and intentions were based upon analyses of internal cash flow projections and estimated values of assets and liabilities at the time of the offering. There can be no assurance, however, that a court passing on these issues would make the same determination.

BECAUSE OF THE LACK OF A PUBLIC MARKET FOR YOUR NOTES YOU MAY EXPERIENCE DIFFICULTY IN RESELLING YOUR NOTES OR MAY BE UNABLE TO SELL THEM.

     The new notes are a new class of securities with no established trading market. We do not intend to list the new notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market. We have been advised by CSI that CSI currently makes a market in the new notes. CSI is not obligated to do so, however, and any market-making activities with respect to the new notes may be discontinued at any time without notice. In addition, such market-making activity is subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given that an active public or other market will develop for the new notes or as to the liquidity of the trading market for the new notes. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market develops for the new notes, future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our financial condition and results of operations, and the market for similar notes. Depending on those and other factors, the new notes may trade at a discount from their principal amount.

                                USE OF PROCEEDS

     La Petite Academy and our parent company did not receive any proceeds from the exchange offer because it was an even exchange for the old notes. The net proceeds to the issuers from the old notes were approximately $140 million, after deducting the initial purchasers' discounts and fees and expenses of the offering. We used such net proceeds, together with the proceeds from the equity investment and borrowings under the Credit Agreement, to consummate the recapitalization and the refinancing transactions and to pay fees and expenses related to it.

     This prospectus is delivered in connection with the sale of the new notes by CSI in market-making transactions. We will not receive any of the proceeds from such sales.

                                THE TRANSACTIONS

     Pursuant to a Merger Agreement dated March 17, 1998 among LPA and our parent company, on May 11, 1998, our parent company effected a recapitalization pursuant to which the following transactions occurred:

     - a wholly-owned subsidiary of LPA was merged into our parent company,

     - all of the then outstanding shares of preferred stock and common stock of our parent company (other than the shares of common stock retained by Vestar and our management) owned by its existing stockholders were converted into cash, and


     - LPA Investment LLC. in a transaction known as the equity investment, purchased approximately $72.5 million (less the value of options retained by management) of common stock and $30 million of redeemable preferred stock of our parent company, and received warrants to purchase shares of common stock of our parent company which currently represents the right to acquire 5.7% of our parent company's outstanding common stock on a fully diluted basis.



     Vestar retained common stock of our parent company having a value (based on the amount paid by LPA for its common stock of our parent company) of $2.8 million (currently representing 2.9% of the outstanding parent company common stock on a fully diluted basis). Current management retained common stock of our parent company having a value (based on the amount paid by LPA for our parent company common stock) of $4.4 million (currently representing 4.5% of the common stock of our parent company on a fully diluted basis) and retained existing options to acquire shares of our parent company's common stock which currently represent the right to acquire 2.1% of our parent company's common stock on a fully diluted basis. In addition, our parent company adopted a new option plan and granted or allocated for grant options to acquire shares of its common stock, which currently represents the right to acquire 8.2% of our parent company's common stock on a fully diluted basis. As of the date of this prospectus, management owns or has the right to acquire, subject to certain performance requirements, approximately 14.8% of our parent company common stock on a fully diluted basis. See "Ownership of Securities."


     We used the equity investment, the proceeds of the offering of the old notes and borrowings under the Credit Agreement to finance the recapitalization, to refinance substantially all of our outstanding indebtedness and outstanding preferred stock and to pay related fees and expenses.

     The refinancing transactions consisted of:

     - the defeasance of all of our outstanding $85 million principal amount of 9 5/8% Senior Secured Notes due 2001,


     - the exchange of all outstanding shares of our parent's Class A Preferred Stock and accrued dividends thereon for $35.4 million in aggregate principal amount of our 12 1/8% Subordinated Exchange Debentures due 2003, and the immediate defeasance of these exchange debentures, and


     - the redemption of all our outstanding 6 1/2% Convertible Subordinated Debentures due 2011.


     As a result of the recapitalization and the recent purchase of the preferred stock and warrants, LPA owns 89.6% of the common stock of our parent company (80.0% on a fully diluted basis) and $45 million of redeemable preferred stock of our parent company. A majority of the economic interests of LPA is owned by CCP, and a majority of the voting interests of LPA is owned by an entity controlled by Robert E. King, a director of our company and our parent company. However, pursuant to the Operating Agreement, LPA granted to CCP the right to elect a majority of the directors of LPA if certain triggering events occur and LPA agreed not to take certain actions in respect of the common stock of our parent company held by LPA without the consent of CCP. See "Ownership of Securities."


     In connection with the recapitalization and the refinancing transactions, we entered into a new Credit Agreement providing for a $40 million term loan facility and a $25 million revolving loan facility, that is available for our working capital requirements. See "Description of the Credit Agreement."

                              RECENT DEVELOPMENTS


     On November 11, 1999, Jim Kahl, our chairman of the board, chief executive officer and president, announced that he intends to relinquish his day-to-day responsibilities as CEO and president effective upon a selecting a replacement for his position. A search has begun for his replacement with an expected transition date of early 2000. Mr. Kahl will continue as chairman and will focus his time on special projects.



     On December 15, 1999, LPA acquired an additional $15.0 million of our parent company's redeemable preferred stock and received warrants to purchase an additional 3% of our parent company's outstanding common stock on a fully-diluted basis. The $15.0 million proceeds received by our parent company was contributed to us as common equity. We used the capital contribution to repay indebtedness incurred under our revolving credit facility to finance the Bright Start acquisition. In addition, on December 14, 1999, our Credit Agreement was amended to, among other things, amend the financial covenants to reflect our current and projected operating plans.

                                 CAPITALIZATION



     The following table sets forth the consolidated capitalization of LPA Holding Corp., our parent company as of October 23, 1999 and as adjusted to reflect the December 15, 1999 purchase of additional shares of Series A Redeemable Preferred Stock by LPA. See recent developments in the prospectus summary. This table should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our consolidated financial statements and the accompanying notes.



                                                                     OCTOBER 23, 1999
                                                  OCTOBER 23, 1999     AS ADJUSTED
                                                  ----------------   ----------------
                                                        (DOLLARS IN THOUSANDS)
Cash, cash equivalents and restricted cash......     $   5,855          $   8,881
                                                     =========          =========
Long-term debt and capital lease obligations:
Revolving Credit Facility(a)....................     $  14,000          $   3,000
Capital lease obligations(b)....................         1,868              1,868
Term Loan Facility..............................        39,000             39,000
Senior Notes....................................       145,000            145,000
                                                     ---------          ---------
     Total debt.................................       199,868            188,868
Less Current Maturities.........................         2,301              2,301
                                                     ---------          ---------
     Total Long-term debt and capital lease
       obligations..............................       197,567            186,567
Series A Redeemable Preferred Stock(c)..........        30,735             42,784
Stockholder's Deficit...........................      (114,723)          (111,772)
                                                     ---------          ---------
     Total capitalization.......................     $ 113,579          $ 117,579
                                                     =========          =========


-------------------------

(a) The Revolving Credit Facility provides for borrowings of up to $25.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Description of the Credit Agreement."



(b) Consists of capital lease obligations arising from computer hardware acquired in connection with the implementation of ADMIN, excluding the current portion of $1,301,000.



(c) The carrying value of the preferred stock is being accreted to its redemption value ($30.0 million at October 23, 1999 and $45.0 million at October 23, 1999 as adjusted) on May 11, 2008. The preferred stock is non-voting and mandatorily redeemable on May 11, 2008. Dividends at a rate of 12.0% per annum are cumulative and if not paid on the June 30 or December 31 semi-annual preferred stock dividend payment dates are added to the carrying value.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA



     The following table sets forth selected financial and other data for our parent company and us on a consolidated basis. The consolidated financial statements of our parent company and those of its predecessor presented in the following table for the fiscal years ended August 26, 1995, August 31, 1996, August 30, 1997, August 29, 1998, and July 3, 1999 have been audited by Deloitte & Touche LLP, independent auditors. Fiscal year 1996 was a 53 week year ending on August 31, 1996. On June 10, 1999, we changed our fiscal year to be the 52 or 53 week period ending on the first Saturday in July. As a result of this change, fiscal year 1999 was a 44 week transition period. The information for the 16 weeks ended October 23, 1999 and October 24, 1998 is unaudited but, in the opinion of management, reflects all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations for the unaudited period. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes.



                        16 WEEKS      16 WEEKS     44 WEEKS     52 WEEKS     52 WEEKS     53 WEEKS     52 WEEKS
                          ENDED         ENDED        ENDED       ENDED        ENDED        ENDED        ENDED
                       OCTOBER 23,   OCTOBER 24,    JULY 3,    AUGUST 29,   AUGUST 30,   AUGUST 31,   AUGUST 26,
                          1999          1998         1999         1998         1997         1996         1995
                       -----------   -----------   ---------   ----------   ----------   ----------   ----------
INCOME STATEMENT
DATA:
Operating revenue....   $ 108,365     $  96,743    $ 281,072   $ 314,933     $302,766     $300,277     $279,806
Operating expenses:
  Salaries, wages,
    and benefits.....      60,110        51,428      150,052     166,501      159,236      155,046      142,757
  Facility lease
    payments.........      14,422        12,205       34,717      39,641       39,332       39,587       39,901
  Depreciation.......       4,246         4,160       10,911      13,892       13,825       13,680       13,501
  Amortization of
    goodwill and
    other
    tangibles........         492           336          925       1,884        2,236        2,774        3,712
  Restructuring
    charge(a)........                                                                                    11,700
  Recapitalization
    costs(b).........                                              8,724
  Other..............      27,672        24,632       68,277      76,258       74,111       78,310       75,981
                        ---------     ---------    ---------   ---------     --------     --------     --------
    Total operating
      expenses.......     106,942        92,761      264,882     306,900      288,740      289,397      287,552
                        ---------     ---------    ---------   ---------     --------     --------     --------
Operating income
  (loss).............       1,423         3,982       16,190       8,033       14,026       10,880       (7,746)
Interest
  expense(c).........       6,236         6,014       16,145      14,126        9,245       10,256       11,110
Minority interest in
  net income of
  subsidiary.........                                              2,849        3,693        3,561        2,824
Interest income......         (37)          (80)        (153)       (885)        (959)        (903)      (1,063)
                        ---------     ---------    ---------   ---------     --------     --------     --------
Income (loss) before
  income taxes and
  extraordinary
  item...............      (4,776)       (1,952)         198      (8,057)       2,047       (2,034)     (20,617)
Provision (benefit)
  income taxes.......      (1,661)         (562)         995        (254)       3,264        1,518       (6,155)
                        ---------     ---------    ---------   ---------     --------     --------     --------
Income (loss) before
  extraordinary
  item...............      (3,115)       (1,390)        (797)     (7,803)      (1,217)      (3,552)     (14,462)
Extraordinary
  item-loss on early
  retirement of
  debt(d)............                                             (5,525)                     (819)
                        ---------     ---------    ---------   ---------     --------     --------     --------
Net loss.............   $  (3,115)    $  (1,390)   $    (797)  $ (13,328)    $ (1,217)    $ (4,371)    $(14,462)
                        =========     =========    =========   =========     ========     ========     ========

                        16 WEEKS      16 WEEKS     44 WEEKS     52 WEEKS     52 WEEKS     53 WEEKS     52 WEEKS
                          ENDED         ENDED        ENDED       ENDED        ENDED        ENDED        ENDED
                       OCTOBER 23,   OCTOBER 24,    JULY 3,    AUGUST 29,   AUGUST 30,   AUGUST 31,   AUGUST 26,
                          1999          1998         1999         1998         1997         1996         1995
                       -----------   -----------   ---------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
(AT END OF PERIOD):
Total assets.........   $ 171,619     $ 161,500    $ 169,175   $ 160,791     $171,160     $177,133     $195,604
Subordinate debt.....                                                             903        1,590        1,555
Total long-term
  debt...............     197,567       185,565      187,999     185,727       85,903       86,590       99,186
Redeemable preferred
  stock..............      30,735        26,269       29,310      25,625       32,521       28,827       25,266
Stockholder's equity
  (deficit)..........    (114,723)     (107,122)    (110,183)   (105,701)       3,374        4,787        9,175
OTHER DATA:
EBITDA (as
  defined)(e)........       6,161         8,478       28,026      32,533       30,087       27,334       21,167
Cash flows from
  operating
  activities.........        (883)        9,221       10,320       7,224       14,886       15,208       17,140
Cash flows from
  investing
  activities.........      (2,816)       (2,319)     (19,204)    (11,005)      (6,848)      (6,045)      (2,956)
Cash flows from
  financing
  activities.........       4,008        (1,926)       6,588     (13,322)       3,142      (12,671)      (9,348)
Depreciation and
  amortization(f)....       4,738         4,496       10,911      16,621       16,911       17,704       18,638
Capital
  expenditures.......      15,186         6,485       31,666      13,637        7,300        8,570        9,101
Ratio of earnings to
  fixed charges(g)...            (g)           (g)      1.0x            (g)      1.1x             (g)          (g)
Proceeds from sale of
  assets.............      22,390         4,166       12,462       2,632          452        2,525        6,145
Academies at end of
  period.............         791           736          743         736          745          751          786
FTE utilization
  during the period
  (h)................         61%           62%          65%         65%          66%          64%          59%


-------------------------
(a) During fiscal year 1995, we approved a plan to close 39 Academies located in areas where the demographic conditions no longer supported an economically viable operation and to restructure our operating management to better serve the remaining Academies. Accordingly, we recorded an $11.7 million restructuring charge ($7.0 million after tax) to provide for costs associated with the Academy closures and restructuring. The charge included approximately $10.0 million for the present value of rent and real estate taxes for the remaining lease terms. The charge also included restructuring and other costs related to the closures.

(b) Recapitalization costs consist principally of transaction bonuses of $1.5 million and payments for the cancellation of options of $7.2 million, both of which were inclusive of payroll taxes.


(c) Interest expense includes $0.3 million, $0.3 million, $0.8 million, $0.8 million, $0.9 million, $1.3 million, and $1.4 million of amortization of deferred financing costs for the 16 weeks ended October 23, 1999 and October 24, 1998, and for the fiscal years 1999, 1998, 1997, 1996, and 1995, respectively.


(d)  On May 11, 1998, we incurred a $5.5 million extraordinary loss related to:

      - the retirement of all the outstanding $85.0 million principal amount of 9 5/8% Senior Notes due on 2001,


      - the exchange of all outstanding shares of our parent's Class A Preferred Stock and accrued dividends thereon for $35.4 million in aggregate principal amount of our 12 1/8% Subordinated Exchange Debentures due 2003, and the immediate defeasance of these exchange debentures,


      - the retirement of all the then outstanding 12 1/8% Subordinated Exchange Debentures, and

      - the redemption of all our outstanding 6 1/2% Convertible Subordinated Debentures due 2011.

     The loss principally reflects interest and the write off of premiums, and related deferred financing costs, net of applicable income tax benefit.

(e) EBITDA is defined herein as net income before non-cash restructuring charges, extraordinary items, net interest cost, taxes, depreciation and amortization and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity.

(f) Depreciation and amortization includes amortization of deferred financing costs and the accretion of the discount on the convertible debentures, which are presented in interest expense on the statements of income.


(g) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes and extraordinary items, plus fixed charges. Fixed charges consists of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense that we deemed to be attributable to interest. For the 16 weeks ended October 23, 1999 and October 24, 1998, and the 52 weeks ended August 29, 1998, the 53 weeks ended August 31, 1996 and the 52 weeks ended August 26, 1995, earnings were inadequate to cover fixed charges by $4.8 million, $2.0 million, $8.1 million, $2.0 million, and $20.6 million, respectively.


(h) FTE Utilization is the ratio of FTE students to the total operating capacity for all of our Academies. FTE attendance is not a measure of the absolute number of students attending our Academies; rather, it is an approximation of the full-time equivalent number of students based on Company estimates and weighted averages. For example, a student attending full-time is equivalent to one FTE, while a student attending one-half of each day is equivalent to 0.5 FTE.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



OVERVIEW



     The following discussion should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.



     Historically, our operating revenue has followed the seasonality of the school year. The number of new children attending our educational facilities (the schools) is highest in September-October and January-February, generally referred to as the Fall and Winter enrollment periods. Revenues tend to decline during the calendar year-end holiday period and during the Summer. As a result of this seasonality, results for one quarter are not necessarily indicative of results for an entire year.



     Full-time equivalent (FTE) attendance is not a measure of the absolute number of students attending our Academies, but rather is an approximation of the full-time equivalent number of students based on our estimates and weighted averages. For example, a student attending full-time is equivalent to one FTE, while a student attending only one-half of each day is equivalent to 0.5 FTE.



16 WEEKS ENDED OCTOBER 23, 1999 COMPARED TO 16 WEEKS ENDED OCTOBER 24, 1998



     Between October 24, 1998 and the end of the first quarter of fiscal year 2000, we opened 27 new schools and acquired 43 schools through the Bright Start acquisition. Fifteen schools were closed during the same period. As a result, we operated 791 schools at the end of the first quarter of fiscal year 2000, 55 more than at the end of the same quarter last year. The closures resulted from management decisions to not renew the leases of certain schools at lease expiration.



     Our results of the operations for the 16 weeks ended October 23, 1999 include pre-opening costs and operating losses associated with 27 new schools as compared to the 16 weeks ended October 24, 1998, which only includes pre-opening costs and operating losses associated with one new school. Pre-opening costs are included in other operating costs, and cover all activities associated with preparing a new school for opening other than capital development cost. Pre-opening costs for 16 weeks ended October 23, 1999 were $0.5 million. New schools also typically generate operating losses during the first year of operation, until the schools achieve normalized occupancies. Included in operating income and EBITDA, were new school operating losses of $0.7 million for the 16 weeks ended October 23, 1999. Pre-opening costs and new school operating losses during the 16 weeks ended October 24, 1998 were less than $0.1 million.

1999 COMPARED TO 1998 RESULTS (IN THOUSANDS OF DOLLARS)



                                          16 WEEKS ENDED             16 WEEKS ENDED
                                     ------------------------   ------------------------
                                     OCTOBER 23,   PERCENT OF   OCTOBER 24,   PERCENT OF
                                        1999        REVENUE        1998        REVENUE
                                     -----------   ----------   -----------   ----------
Operating revenue..................   $108,365       100.0%       $96,743       100.0%
Operating expenses:
  Salaries, wages and benefits.....     60,110        55.5         51,428        53.2
  Facility lease payments..........     14,422        13.3         12,205        12.6
  Depreciation.....................      4,246         3.9          4,160         4.3
  Amortization of goodwill and
     other intangibles.............        492         0.5            336         0.3
  Other............................     27,672        25.5         24,632        25.5
                                      --------       -----        -------       -----
     Total operating expenses......    106,942        98.7         92,761        95.9
                                      --------       -----        -------       -----
Operating income...................   $  1,423         1.3%       $ 3,982         4.1%
                                      ========       =====        =======       =====
EBITDA.............................   $  6,161         5.7%       $ 8,478         8.8%
                                      ========       =====        =======       =====



     Operating revenue increased $11.6 million or 12.0% during the 16 weeks ended October 23, 1999 as compared to the 16 weeks ended October 24, 1998. The increase in operating revenue includes Bright Start operating revenue of $7.0 million. Excluding Bright Start, operating revenue for schools opened one year or more as of October 23, 1999 increased 2.0%; full time equivalent (FTE) attendance decreased 2.6% and average weekly FTE tuition increased 4.7% during the 16 weeks ended October 23, 1999 as compared to the 16 weeks ended October 24, 1998. The increase in average weekly FTE tuition was principally due to selective price increases which were put into place in the second quarter of fiscal year 1999, based on geographic market conditions and class capacity utilization. The decline in FTE's occurred principally in the infant, toddler and school age programs as we are concentrating our focus on enhancing and expanding our pre-school program.



     Salaries, wages, and benefits increased $8.7 million or 16.9% during the 16 weeks ended October 23, 1999 as compared to the 16 weeks ended October 24, 1998. The increase in salaries, wages, and benefits includes Bright Start salaries, wages, and benefits of $3.9 million and increased benefit costs of $0.6 million related to benefit plan enhancements. Excluding Bright Start, salaries and wages for schools opened one year or more as of October 23, 1999 increased 7.6%. This increase was principally due to a 6.9% increase in average hourly wage rates and a 2.6% increase in the number of labor hours per FTE. The 27 new schools, which remain in the start up stage, experienced higher labor costs relative to revenue as compared to established schools. As a percentage of revenue, labor costs were 55.5% for the 16 weeks ended October 23, 1999 as compared to 53.2% during the 16 weeks ended October 24, 1998.



     Facility lease payments as a percentage of revenue, were 13.3% for the 16 weeks ended October 23, 1999 as compared to 12.6% during the 16 weeks ended October 24, 1998. This increase was mainly due to higher relative lease costs associated with the Bright Start schools and the 27 new schools.



     Amortization of goodwill and other intangibles increased 46.4% during the 16 weeks ended October 23, 1999 as compared to the 16 weeks ended October 24, 1998, due to the amortization of goodwill associated with the Bright Start acquisition.



     Many of our operating costs are relatively fixed and do not decline or increase directly with small changes in attendance. Depreciation and other operating costs, which includes repair and maintenance, utilities, insurance, marketing, real estate taxes, food, supplies and transportation, excluding pre-opening costs declined or remained unchanged as a percentage of revenue during the 16 weeks ended October 23, 1999 as compared to the 16 weeks ended October 24, 1998.



     As a result of the foregoing, operating income was $1.4 million for the 16 weeks ended October 23, 1999, as compared to $4.0 million during the 16 weeks ended October 24, 1998. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $6.2 million for 16 weeks ended October 23, 1999, as compared to $8.5 million during the 16 weeks ended October 24, 1998. Excluding pre-opening costs and new school operating losses, EBITDA would have been $7.4 million for 16 weeks ended October 23, 1999, as compared to $8.5 million during the 16 weeks ended October 24, 1998.



     Interest expense for the 16 weeks ended October 23, 1999 increased $0.2 million as compared to the 16 weeks ended October 24, 1998. The increase was mainly due to interest associated with higher borrowings under the Revolving Credit Facility.



     After adding back to pre-tax income permanent differences, the effective income tax rate for the 16 weeks ended October 23, 1999 was approximately 41%, as compared to 44% for the 16 weeks ended October 24, 1998.



FISCAL YEAR 1999 COMPARED TO FISCAL YEAR 1998 RESULTS



     On June 10, 1999, our parent changed its fiscal year to be the period starting on the first Sunday in July and ending on the first Saturday in July in the subsequent year (See note 1 of the notes to the LPA Holding Corp. consolidated financial statements) included elsewhere herein. For comparative purposes the table below presents the results of the 44 weeks ended July 4, 1998 and the results of the 44 weeks ended July 3, 1999. The subsequent discussion of results is based on the 44 week comparison.



     Our operating results for the 44 weeks ended July 3, 1999 are consistent and comparable with the 44 weeks ended July 4, 1998 except for pre-opening costs and operating losses associated with new educational facilities (the Academies). Pre-opening costs are included in other operating costs, and cover all activities associated with preparing a new Academy for opening other than capital development cost. Pre-opening costs for the 44 weeks ended July 3, 1999 were $0.6 million. New Academies also typically generate operating losses during the first few months of operation, until the Academies achieve normalized occupancies. Included in operating income and EBITDA were new Academy operating losses of $0.6 million for the 44 weeks ended July 3, 1999. There were no significant pre-opening costs or new Academy operating losses during the same period last year as the new Academy construction program was not fully underway until fiscal year 1999.

1999 COMPARED TO 1998 RESULTS (IN THOUSANDS OF DOLLARS)



                                          44 WEEKS ENDED          44 WEEKS ENDED
                                       ---------------------   ---------------------
                                       JULY 3,    PERCENT OF   JULY 4,    PERCENT OF
                                         1999      REVENUE       1998      REVENUE
                                       --------   ----------   --------   ----------
Operating revenue....................  $281,072     100.0%     $267,242     100.0%
Operating expenses:
  Salaries, wages and benefits.......   150,052      53.4       140,991      52.8
  Facility lease payments............    34,717      12.4        33,581      12.6
  Depreciation.......................    10,911       3.9        11,769       4.4
  Amortization of goodwill and other
     intangibles.....................       925       0.3         1,716       0.6
  Recapitalization costs.............                             8,724       3.3
  Other..............................    68,277      24.3        64,621      24.2
                                       --------     -----      --------     -----
     Total operating expenses........   264,882      94.2       261,402      97.8
                                       --------     -----      --------     -----
Operating income.....................  $ 16,190       5.7%     $  5,840       2.1%
                                       ========     =====      ========     =====
EBITDA...............................  $ 28,026      10.0%     $ 28,049      10.5%
                                       ========     =====      ========     =====



     Fifteen Academies in operation on July 4, 1998 were closed and thirteen new Academies were opened prior to July 3, 1999. As a result, we operated 743 Academies on July 3, 1999. The closures resulted principally from management decisions not to renew the leases or contracts of certain Academies.



     OPERATING REVENUE. Operating revenue increased 5.2% during the 44 weeks ended July 3, 1999 as compared to the 44 weeks ended July 4, 1998. Excluding closed and new Academies from both years, operating revenue increased 5.5%, full time equivalent (FTE) attendance decreased 1.4%, and average weekly FTE tuition increased 6.9% during the 44 weeks ended July 3, 1999 as compared to the 44 weeks ended July 4, 1998. The decline in FTE's attendance occurred principally in the infant, toddler and school age programs as we are concentrating our focus on enhancing and expanding our pre-school program. Prior to the start of fiscal year 1999, 238 Academies received modifications to enhance the preschool environment. The modifications included new room arrangements and added preschool furniture and equipment which enhanced the pre-school appearance of the Academies. Our Journey program continues to be an outstanding curriculum for young children. As a result of this effort, attendance of pre-school aged children increased 1,407 in the eight weeks ended June 5, 1999 (end of the school term) as compared to the same period in 1998. This gain, however, was offset by declines in infants, toddlers, and school age children. During fiscal year 1999 additional Academies received the pre-school enhancements and by year-end, 550 Academies had been impacted.



     The increase in average weekly tuition per FTE was principally due to:



     - selective price increases which were put into place in February of fiscal years 1998 and 1999, based on geographic market conditions and class capacity utilization;



     - changes in various tuition rate discount policies which took place in fiscal year 1999; and



     - the change in enrollment mix resulting in fewer children in the lower priced school age before and after program and more children in the higher priced preschool program, offset somewhat by the decline of children in the higher price infant and toddler programs.

     SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits increased $9.1 million or 6.4% during the 44 weeks ended July 3, 1999 as compared to the 44 weeks ended July 4, 1998. The increase was principally due to a 7.0% increase in average hourly wage rates, and higher health care costs resulting from benefit plan enhancements. These increases were offset by a small decline in hours worked. As a percentage of revenue, labor costs were 53.4% for the 44 weeks ended July 3, 1999 as compared to 52.8% during the 44 weeks ended July 4, 1998.



     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles decreased 46.1% during the 44 weeks ended July 3, 1999 as compared to the 44 weeks ended July 4, 1998, as certain intangible assets became fully amortized at the end of the third quarter of fiscal year 1998.



     RECAPITALIZATION COSTS. Recapitalization costs consist principally of transaction bonuses of $1.5 million and payments for the cancellation of stock options of $7.2 million, both of which were inclusive of payroll taxes.



     ALL OTHER OPERATING COSTS. Many of our operating costs are relatively fixed and do not decline or increase directly with small changes in attendance. Facility lease expense, depreciation, amortization and other operating costs, which includes repair and maintenance, utilities, insurance, marketing, real estate taxes, food, supplies and transportation, excluding pre-opening costs all declined or remained unchanged as a percentage of revenue during the 44 weeks ended July 3, 1999, as compared to the 44 weeks ended July 4, 1998.



     OPERATING INCOME AND EBITDA. As a result of the foregoing, operating income was $16.2 million for the 44 weeks ended July 3, 1999, as compared to $5.8 million during the 44 weeks ended July 4, 1998. Excluding recapitalization costs, this reflects gains in operating income of 11.2% for the 44 weeks ended July 3, 1999, as compared to the 44 weeks ended July 4, 1998. Earnings before recapitalization costs, extraordinary items, interest, taxes, depreciation and amortization (EBITDA) was $28.0 million for 44 weeks ended July 3, 1999 and for the 44 weeks ended July 4, 1998. Excluding pre-opening costs and new Academy operating losses, EBITDA would have been $29.2 million for 44 weeks ended July 3, 1999 as compared to $28.1 million for the 44 weeks ended July 4, 1998.



     INTEREST EXPENSE. Net interest expense for the 44 weeks ended July 3, 1999 increased $2.9 million from the 44 weeks ended July 4, 1998. The increase was mainly due to increased interest payments related to the issuance of $145.0 million of 10% Senior Notes and a $40.0 million term loan facility under the Credit Agreement which occurred as part of the recapitalization (see notes to the consolidated financial statements).



     LOSS ON RETIREMENT OF DEBT. On May 11, 1998, we incurred a $5.5 million extraordinary loss related to:



     - the retirement of all the outstanding $85.0 million principal amount of 9 5/8% Senior Notes due on 2001,



     - the exchange of all outstanding shares of our parent's Class A Preferred Stock and accrued dividends thereon for $35.4 million in aggregate principal amount of our parent company's 12 1/8% Subordinated Exchange Debentures due 2003,



     - the retirement of all the then outstanding 12 1/8% Subordinated Exchange Debentures, and



     - the redemption of all our outstanding 6 1/2% Convertible Subordinated Debentures due 2011.

     The loss principally reflects the write off of premiums and related deferred financing costs, net of applicable income tax benefits.



     INCOME TAX RATE. After adding back the permanent differences to pretax income, the effective income tax rate for the 44 weeks ended July 3, 1999 was approximately 47%, as compared to approximately 33% for the 44 weeks ended July 4, 1998. The 1999 fiscal year effective income tax rate was impacted by the resolution of issues raised by the IRS regarding our benefit plan. (see note 8 to the consolidated financial statements).


FISCAL YEAR 1998 COMPARED TO FISCAL YEAR 1997 RESULTS

     The results of operations for La Petite Academy for the 52 weeks ended August 29, 1998 are consistent and comparable with the 52 weeks ended August 30, 1997.

1998 COMPARED TO 1997 RESULTS (IN THOUSANDS OF DOLLARS)

                                          52 WEEKS ENDED            52 WEEKS ENDED
                                      -----------------------   -----------------------
                                      AUGUST 29,   PERCENT OF   AUGUST 30,   PERCENT OF
                                         1998       REVENUE        1997       REVENUE
                                      ----------   ----------   ----------   ----------
Operating revenue...................   $314,933      100.0%      $302,766      100.0%
Operating expenses:
  Salaries, wages and benefits......    166,501       52.9        159,236       52.6
  Facility lease payments...........     39,641       12.6         39,332       13.0
  Depreciation......................     13,892        4.4         13,825        4.6
  Amortization of goodwill and other
     intangibles....................      1,884        0.6          2,236        0.7
  Recapitalization costs............      8,724        2.8
  Other.............................     76,258       24.2         74,111       24.5
                                       --------      -----       --------      -----
     Total operating expenses.......    306,900       97.5        288,740       95.4
                                       --------      -----       --------      -----
Operating income....................   $  8,033        2.5%      $ 14,026        4.6%
                                       ========      =====       ========      =====
EBITDA..............................   $ 32,533       10.3%      $ 30,087        9.9%
                                       ========      =====       ========      =====
Adjusted EBITDA.....................   $ 34,332       10.9%      $ 30,787       10.2%
                                       ========      =====       ========      =====

     The results of operations for La Petite Academy for the 52 weeks ended August 29, 1998 are consistent and comparable with the 52 weeks ended August 30, 1997. Ten Academies in operation at the end of the fiscal year 1997 were closed and one new Academy was opened prior to the end of fiscal year 1998. As a result, we operated 736 Academies at the end of fiscal year 1998, nine less than at the end of fiscal year 1997. The closures resulted principally from management decisions not to renew the leases or contracts of certain Academies.

     OPERATING REVENUE. During the 52 weeks ended August 29, 1998 as compared to the prior fiscal year, operating revenue increased 4.0%, FTE attendance declined 1.1% and average weekly FTE tuition increased 5.2%. Excluding closed and new Academies from both years, operating revenue increased 4.7%, FTE attendance declined 0.4% and average weekly FTE tuition increased 5.1%. The decline in FTE attendance reflects our continuing to focus on preschool-aged children and a reduced emphasis on infant care. In addition, the strong economy reportedly had the effect of increasing summer vacations, which in turn could have negatively impacted Academy attendance. The increase in average weekly FTE tuition was principally due to selective price increases that were put into place in the second quarter of fiscal 1998, based on geographic market conditions and class capacity utilization.

     SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits increased $7.3 million or 4.6% during the 52 weeks ended August 29, 1998 as compared to the 52 weeks ended August 30, 1997. The increase was principally due to increased average hourly wage rates as staff hours worked in fiscal year 1998 declined slightly from the prior year. As a percentage of revenue, labor costs were 52.9% for the 52 weeks ended August 29, 1998 as compared to 52.6% during the 52 weeks ended August 30, 1997.

     RECAPITALIZATION COSTS. Recapitalization costs consist principally of transaction bonuses of $1.5 million and payments for the cancellation of options of $7.2 million, both of which were inclusive of payroll taxes.

     ALL OTHER OPERATING COSTS. Many of our operating costs are relatively fixed and do not decline or increase directly with small changes in attendance. Facility lease expense, depreciation, amortization and other operating costs all declined or remained unchanged as a percentage of revenue during the 52 weeks ended August 29, 1998, as compared to the 52 weeks ended August 30, 1997. In September 1997, we held a special conference to which all Academy Directors were invited at which we articulated our future business strategy for growth. Total operating expenses for the 52 weeks ended August 29, 1998 include $1.2 million related to this conference.

     OPERATING INCOME AND EBITDA. As a result of the foregoing, operating income was $8.0 million for the 52 weeks ended August 29, 1998, as compared to $14.0 million during the 52 weeks ended August 30, 1997. Earnings before recapitalization costs, extraordinary items, interest, taxes, depreciation and amortization (EBITDA) was $32.5 million for the 52 weeks ended August 29, 1998 as compared to $30.1 million for the 52 weeks ended August 30, 1997, an increase of 8.1%. Adjusted EBITDA, defined as EBITDA exclusive of the special conference and of Vestar management and board fees which ceased with the recapitalization, was $34.3 million for the 52 weeks ended August 29, 1998 as compared to $30.8 million for the 52 weeks ended August 30, 1997, an increase of 10.7%.

     INTEREST EXPENSE. Net interest expense for the 52 weeks ended August 29, 1998 increased $4.1 million from the 52 weeks ended August 30, 1997. The increase was mainly due to $1.6 million in fees for bridge loan commitments related to the new debt offerings and increased interest payments related to the 10% Senior Notes and term loan under the Credit Agreement (see notes to the consolidated financial statements).

     LOSS ON RETIREMENT OF DEBT. On May 11, 1998, we incurred a $5.5 million extraordinary loss related to:

     - the retirement of all the outstanding $85.0 million principal amount of 9 5/8% Senior Notes due on 2001,


     - the exchange of all outstanding shares of our parent's Class A Preferred Stock and accrued dividends thereon for $35.4 million in aggregate principal amount of our parent company's 12 1/8% Subordinated Exchange Debentures due 2003,


     - the retirement of all the then outstanding 12 1/8% Subordinated Exchange Debentures, and

     - the redemption of all our outstanding 6 1/2% Convertible Subordinated Debentures due 2011.

     The loss principally reflects the write off of premiums and related deferred financing costs, net of applicable income tax benefits.

     INCOME TAX RATE. After adding back the permanent differences to pretax income, the effective income tax rate for the 52 weeks ended August 29, 1998 was approximately 34%, as compared to approximately 40% for the 52 weeks ended August 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     La Petite Academy's principal sources of liquidity are from cash flows generated by operations, borrowings under the revolving credit facility under the Credit Agreement, and sale and leaseback financing for newly constructed schools. Our principal use of liquidity are to meet our debt service requirements, finance our capital expenditures and provide working capital.


     Weekly tuition, the Company's primary source of revenue, is due from parents on Mondays, in advance of service delivery. Accordingly, receivables from parents are very low and accounts receivable generally reflects amounts due from third party paying agencies. In addition, the nature of the Company's business does not require a significant investment in inventories or other current assets. Payroll, supplies and most other cost items, other than rent, are generally paid in arrears, generating current liabilities in excess of working capital requirements. As a result the Company has historically operated with negative working capital, which can be used in the business or to reduce debt.


     We incurred substantial indebtedness in connection with the Recapitalization. See Note 1 of the Notes to LPA Holding Corp. Consolidated Financial Statements included elsewhere herein.


     Our Credit Agreement, as amended on December 14, 1999, consists of a $40 million Term Loan Facility and $25 million Revolving Credit Facility. We borrowed the entire $40 million available under the Term Loan Facility in connection with the Recapitalization. The borrowings under the Credit Agreement, together with the proceeds from the sale of the old notes and the equity investment, were used to consummate the Recapitalization and to pay the related fees and expenses. Our obligations under the Credit Agreement are guaranteed by our parent company and our existing subsidiaries.



     The Term Loan Facility is subject to mandatory prepayment in the event of certain equity or debt issuances or asset sales by us or any of our subsidiaries and in amounts equal to specified percentages of excess cash flow (as defined). The Term Loan Facility and the Revolving Credit Facility terminate on May 11, 2005. The term loan will amortize in an amount equal to $1.0 million per year in fiscal years 2000 through 2003, $7.8 million in fiscal year 2004, and $27.5 million in fiscal year 2005. On October 23, 1999, there was $39.0 million outstanding under the term loan, $14.0 million outstanding under the Revolving Credit Facility and $7.0 million was available for working capital purposes under the revolving credit facility after giving effect to letters of credit issued pursuant to the credit facility in the amount of $4.0 million. The Credit Agreement, senior notes and preferred stock of our parent contain certain covenants that limit our ability to incur additional indebtedness or pay cash dividends or certain other restricted payments. As of October 23, 1999, we were in compliance with the foregoing covenants.



     On July 21, 1999, we acquired all the outstanding shares of Bright Start, Inc. for $9.3 million in cash and assumed approximately $2.0 million in debt. Bright Start operated 43 preschools in the states of Minnesota, Wisconsin, Nevada, and New Mexico. For the year ended August 31, 1998, Bright Start had operating revenue of $22.2 million and at August 31, 1998, it's total assets were $5.1 million. For pro forma information about us as if the Bright

Start acquisition had occurred as of August 30, 1998, see the Unaudited Pro Forma Combined Statements of Operations of LPA Holding Corp. included elsewhere in this prospectus.



     On December 15, 1999, LPA acquired an additional $15.0 million of redeemable preferred stock in our parent company and received warrants to purchase an additional 3.0% of our parent company's outstanding common stock on a fully diluted basis. The proceeds of that investment were contributed to us as common equity. In connection with such purchase and contribution, the banks waived their right under the Credit Agreement to require that such proceeds be used to repay amounts outstanding under the Credit agreement. The proceeds of such equity contribution were used to repay borrowings under the revolving credit facility that were incurred to finance the Bright Start acquisition.



     Cash flows used for operating activities were $0.9 million during the 16 weeks ended October 23, 1999 as compared to cash flows from operating activities of $9.2 million during the 16 weeks ended October 24, 1998. The $10.1 million decrease in cash flows from operations was mainly due to a 1.7 million increase in net loss, an $8.8 million change in short term sale leaseback construction funding, a $1.6 million reduction in insurance liabilities, offset by timing differences in accounts payable and prepaid expenses.



     Cash flows used for investing activities were $2.8 million during the 16 weeks ended October 23, 1999 as compared to cash flows used of $2.3 million during the 16 weeks ended October 24, 1998. The $0.5 million increase in cash flows used for investing activities during the 16 weeks ended October 23, 1999 as compared to the 16 weeks ended October 24, 1998 was principally due to $10.0 million used for the Bright Start acquisition, an $8.4 million increase in new school development, an $0.3 increase in maintenance capital expenditures, offset by an $18.4 million increase in proceeds from new school sale lease-backs.



     Cash flows from financing activities were $4.0 million during the 16 weeks ended October 23, 1999 compared to cash flows used for financing activities of $1.9 million during the 16 weeks ended October 24, 1998. The $5.9 million increase in cash flows from financing activities during the 16 weeks ended October 23, 1999 as compared to the 16 weeks ended October 24, 1998 was principally due to a $7.7 million increase in net borrowings related to the Bright Start acquisition and a $1.1 million net decrease in restricted cash requirements, offset by a $3.1 million decrease in bank overdrafts related to the timing of monthly expense payments. Restricted cash investments represents cash deposited in escrow accounts as collateral for the self-insured portion of our workers compensation insurance coverage.



     We opened fifteen new schools during the first quarter of fiscal year 2000. The opening of these schools along with the Bright Start acquisition satisfies our growth plans for fiscal year 2000. The cost to open a new school ranges from $1.0 million to $1.5 million, of which approximately 85% is typically financed through a sale and leaseback transaction. Alternatively, the school may be constructed on a build to suit basis, which reduces the working capital requirements during the construction process. In addition, we intend to explore other efficient real estate financing transactions in the future. As of October 23, 1999 we had $3.3 million invested in new school development in excess of amounts received to date as proceeds from sale and leaseback transactions.



     Purchasers of schools in sale and leaseback transactions have included insurance companies, bank trust departments, pension funds, real estate investment trusts and individuals. The leases are operating leases and generally have terms of 15 to 20 years with one or two five-year renewal options. Most of these transactions are structured with an annual rental designed to provide the owner/lessor with a fixed cash return on its capitalized cost over the term of the lease. In addition, many of our leases provide for either contingent rentals if the school's operating revenue exceeds certain levels or a percentage increase every five years. Although we expect sale and leaseback transactions to continue to finance expansion, no assurance can be given that such funding will always be available.



     Total capital expenditures for the 16 weeks ended October 23, 1999 and October 24, 1998, and for fiscal years 1999, 1998, and 1997 were $15.2 million, $6.5 million, $31.7 million, $13.6 million, and $7.3 million respectively. The Company views all capital expenditures, other than those incurred in connection with the development of new schools, to be maintenance capital expenditures. Maintenance capital expenditures for the 16 weeks ended October 23, 1999 and October 24, 1998, and for fiscal years 1999, 1998, and 1997 were $3.5 million, $3.2 million, $6.1 million, $9.2 million, and $7.0 million, respectively. For fiscal year 2000, we expect total maintenance capital expenditures to be approximately $10.0 million.



     In addition to maintenance capital expenditures, we expend additional funds to ensure that its facilities are in good working condition. Such funds are expensed in the periods in which they are incurred. The amounts of such expenses for the 16 weeks ended October 23, 1999 and October 24, 1998, and for fiscal years 1999, 1998, and 1997 were $3.5 million, and $3.4 million, $8.9 million, $9.9 million, and $9.2 million, respectively.


INFLATION AND GENERAL ECONOMIC CONDITIONS

     We have historically been able to increase tuition to offset increases in its costs. During 1997 and 1998, a period of low to moderate inflation, we implemented selective increases in tuition rates, based on geographic market conditions and class capacity utilization. We did not experience a material decline in attendance as a result of these increases.

     On September 1, 1997, the Federal Minimum Wage increased from $4.75 to $5.15 per hour. This increase did not materially impact our operations. On November 9, 1999 the U.S. Senate passed a bill that would increase the minimum wage by $1.00 per hour over a three-year period. A similar bill is currently pending in the U.S. House of Representatives. There is no assurance that these bills will pass Congress or be enacted into law.


     During fiscal 1999, we experienced inflationary pressures on average wage rates as hourly rates increased 7%. Management believes this is occurring industry wide and there is no assurance that such wage rate increases can be recovered through future increases in tuition.


     A sustained recession with high unemployment may have a material adverse effect on our operations. The recession during 1990 and 1991 adversely affected attendance.

MANAGEMENT INFORMATION SYSTEMS AND THE YEAR 2000


     The arrival of the year 2000 is not expected to have an adverse impact on our computerized information systems and the cost of compliance is expected to be immaterial. The most important new system for La Petite has been the installation of its ADMIN system nationwide. ADMIN was written using a calendar dating system that is not sensitive to the year 2000 issue. For payroll processing, human resources information, general ledger/financial reporting, accounts payable disbursements, fixed assets record keeping and purchase order accounting, we utilize software under licensing arrangements for systems that have already been upgraded and are currently year 2000 compliant. The costs of the upgrades were included as part of the annual licensing fees. Also, during calendar year 1999, we tested and, if necessary, modified our smaller applications to insure that any year 2000 issues are corrected on a timely basis.


     We have not assessed the year 2000 readiness of our major suppliers or third-party funding agencies. Due to the general uncertainty inherent in addressing year 2000 readiness, the most likely worst case year 2000 scenario and the impact it may have on us is uncertain. In the event that major suppliers of curriculum material are unable to fulfill purchase orders for supplies, Academy Directors will need to buy necessary supplies from local retailers. This could have adverse cost consequences to us, but on the assumption that the banking system continues to function, should not have a material impact on operations. We also provide preschool and child-care services for children that are funded by various state and local government agencies. In the event that any such agency were unable to timely reimburse us for such services, it would have an adverse impact on our cash flow. Such impact is not expected to be material and we generally have the option to discontinue providing such services for nonpayment.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     Our current indebtedness consists of the notes in the aggregate principal amount of $145 million, the term loan under our credit agreement in the aggregate principal amount of $39.0 million at October 23, 1999, and the revolving credit facility under our credit agreement providing for revolving loans in an aggregate principal amount (including swingline loans and the aggregate stated amount of letters of credit) of $25 million. Borrowings under the notes bear interest at 10% per annum. Borrowings under the Credit Agreement will bear interest at a rate per annum equal (at our option) to: (a) an adjusted London inter-bank offered rate ("LIBOR") plus a percentage based on our financial performance; or (b) a rate equal to the highest of The Chase Manhattan Bank's published prime rate, a certificate of deposit rate plus 1% or the federal funds effective rate plus 1/2 of 1%, known as the average banking rate ("ABR") plus, in each case a percentage based on our financial performance. The borrowing margins applicable to the Credit Agreement are initially 3.25% for LIBOR loans and 2.25% for ABR loans. The notes will mature in May 2008 and the Credit Agreement will mature in May 2005. The term loan will amortize in an amount equal to $1.0 million per year in fiscal years 2000 through 2003, $7.8 million in fiscal year 2004, and $27.5 million in fiscal year 2005.



     To reduce the impact of interest rate changes on the term loan, we entered into interest rate collar agreements. The collar agreements cover the LIBOR portion of the term loan interest rate, effectively setting maximum and minimum interest rates.



     To reduce interest expense on the $145 million principal amount of the notes, we entered into an interest rate swap transaction with an imbedded collar. The effect of this transaction is that the fixed rate debt was exchanged for a variable rate arrangement based on LIBOR plus a fixed percentage. The imbedded collar covers the LIBOR portion of variable rate swap, effectively setting maximum and minimum interest rates.



     There were no initial costs associated with either the swap or the interest rate collar agreements as the floor and ceiling cap rates were priced to offset each other. Any differential paid or received based on the swap/collar agreements is recognized as an adjustment to interest expense. As of October 23, 1999, the notional value of such derivatives was $184.0 million with an unrealized loss of $2.0 million. A 1% change in an applicable index rate, after giving effect to the interest rate collars and swap agreement, would result in an interest expense increase of $1.9 million per year.

                                    BUSINESS

GENERAL

     La Petite Academy, founded in 1968, is the second largest operator of for profit preschool educational facilities in the United States. We provide center-based educational and child care services five days a week throughout the year to children between the ages of six weeks and 12 years. Management believes we differentiate ourself through our superior educational programs, which were developed and are regularly enhanced by its curriculum department. Our focus on quality educational services allows us to capitalize on the increased awareness of the benefits of premium educational instruction for preschool and elementary school age children. At our residential and employer-based Academies, we utilize our proprietary Journey(R) curriculum with the intent of maximizing a child's cognitive and social development. We also operate Montessori schools, which employ the Montessori method of learning, a classical approach that features the programming of tasks with materials presented in a sequence dictated by each individual child's capabilities.


     As of July 3, 1999, we operated 743 educational facilities, including 689 Journey Academies, 27 employer-based Academies and 27 Montessori schools, located in 35 states and the District of Columbia. For the 44 weeks ended July 3, 1999, we had an average attendance of approximately 81,000 full and part-time children. Our average operating capacity was approximately 91,000 full-time children and estimated full-time equivalent student (FTE) utilization was 65% during the 44 weeks ended July 3, 1999. Since July 3, 1999, we have opened eight new Journey curriculum based schools and seven new Montessori curriculum based schools. In addition, July 21, 1999, we acquired all of the outstanding stock of Bright Start, Inc., an operator of 44 preschools and child care facilities, similar to those we operate, located in Minnesota (7), Wisconsin (11), New Mexico (17), and Nevada (9). For pro forma information about us as if the Bright Start acquisition had occurred as of August 30, 1998, see the Unaudited Pro Forma Combined Statements of Operations of LPA Holding Corp. included elsewhere in this prospectus.


COMPETITIVE STRENGTHS

     STRONG MARKET POSITION AND BRAND IDENTITIES. Based on the number of centers operated, La Petite Academy is the second largest provider of for profit preschool education and child care services in the United States, in an industry where the three largest center-based providers represent approximately 55% of the top 50 for profit center-based child care providers' total capacity. Operating since 1968, we have built brand equity in the markets we serve through the development of a network of Academies concentrated in clusters in demographically desirable MSAs. Our Academy clusters maintain close ties with local neighborhoods through public relations efforts, parent newsletters and brochures and support of community activities. We believe that we benefit significantly from word-of-mouth referrals from parents, educators and other school administrators. Our advertising reinforces our community-based reputation for quality service principally through targeted direct mailings and radio air time. In September 1995, we introduced the "Parent's Partner Plan," a program that, among other things, provides parents with individualized feedback on their child's development on at least a weekly basis. Management believes this program has contributed to the increase in overall student retention and added new enrollments at the Academies. Our high, customer-driven standards and well-trained and caring staff strengthens our image as an innovative education provider.

     FOCUSED EDUCATIONAL CURRICULUM. Our focus is on educating the child rather than simply providing traditional child care services. Our proprietary Journey(R) curriculum was originally developed in 1991 by La Petite educators with the assistance of experts in early childhood education with the intent of maximizing a child's cognitive development while ensuring a positive experience for the child. The curriculum emphasizes individuality and allows children to progress at their own pace, building skills in a logical pattern using a "hands-on" approach. All programs and activities are developmentally appropriate, promote a child's intellectual, physical, emotional and social development and are enhanced by on-site efforts of our educational staff. We also operate Montessori schools, which target education conscious parents under the name Montessori Unlimited(R). The Montessori method is a classical approach that provides specific task-oriented educational materials or "apparatus" presented in a sequence determined by each child's natural capabilities. Each activity in the prepared environment of the Montessori classroom has its roots in early development and serves as a foundation for future, more complex developments.


     ATTRACTIVE BUSINESS MODEL. Improvements in profitability at the Academy level have been achieved through a combination of revenue enhancement and cost management at the individual Academies and economies of scale and synergies realized through the clustering of Academies in economically and demographically attractive areas. We have increased estimated FTE Utilization from 59% in fiscal 1994 to 65% in fiscal 1999. During fiscal year ended July 3, 1999, we opened six Journey Academies and seven Montessori schools. Since July 3, 1999, we have opened an additional eight Journey Academies and seven Montessori schools. The new Journey Academies average 9,700 square feet with an operating capacity of approximately 175 children and the new Montessori schools average 9,800 square feet with an operating capacity of approximately 150 children. In addition, our Montessori schools have proved to be successful with higher student retention, tuition averaging approximately 20% more than at the our residential and employer-based Academies and more favorable student-teacher ratios, resulting in increased profitability. We have focused on providing our Academies with the systems to improve capacity utilization and operational efficiency. In March 1998, La Petite completed the installation in all of its residential Academies of a newly developed proprietary management information system, ADMIN, and in September 1999, this was expanded to include all Montessori schools. The first phase of ADMIN is a unique point of sale system which enables us to more effectively monitor attendance, increase revenues and gather information throughout all of its markets. ADMIN currently handles the tuition billing process, allowing Academy Directors to concentrate on communicating and interacting with parents, supervising staff and spending time with children. ADMIN also provides management with timely access to detailed accurate information on our operations. Our size and scope also allows us to cost-effectively purchase supplies, conduct advertising and marketing outreach programs and train employees.



     GEOGRAPHICALLY DIVERSIFIED OPERATIONS. Our operations are geographically diversified, with 743 Academies located throughout 35 states and the District of Columbia as of July 3, 1999. Although the highest number of our Academies are located in Texas, Florida, California, Georgia and Virginia, these states account for less than half of the our Academies. The geographical diversity of our operations and profitability mitigates the potential impact of regional economic downturns or adverse changes in local regulations.



     EXPERIENCED AND INCENTIVIZED MANAGEMENT TEAM. The top four members of senior management of La Petite Academy average approximately 10 years of experience with us. In addition, our eight Area Vice Presidents and 83 Regional Directors average over 16 years and 10 years with La Petite, respectively. Management has successfully reduced employee turnover, closed or revitalized underperforming Academies, implemented operational data systems and improved operating margins. As of the date of this prospectus, management owns or has the right to acquire, subject to certain performance requirements, approximately 14.8% of the common stock of our parent company on a fully diluted basis.


BUSINESS STRATEGY

     Management believes we are well positioned for future growth as one of the leading providers of quality educational care to preschool aged children. Our objective is to grow our higher margin businesses and continue to be a leader in the markets in which it operates.


     EMPHASIZE EDUCATIONAL CURRICULUM. Our curriculum department continually evaluates and improves the quality of our educational materials and programs. We have invested significant resources in developing our proprietary Journey(R) curriculum, utilized at both our residential and employer-based Academies. In addition, we recently began adding monthly curriculum enhancements to help continue to improve program implementation and increase on-going communication with parents. We invested in additional classroom facilities and educational materials to enhance the delivery of the Journey(R) curriculum at 238 of our residential Academies for the school year beginning in the fall of 1998, with an additional 312 Academies impacted in the fall of 1999. Our Montessori schools are staffed with certified Montessori lead teachers who follow traditional Montessori methods that appeal to education conscious parents.


     CAPITALIZE ON REPUTATION FOR CUSTOMER DRIVEN SERVICE. Management believes that our knowledge of parents' objectives and desires for their children's education differentiates us from other child care providers. In order to better understand customer needs, we conduct:

     - focus groups with parents,

     - customer and employee satisfaction surveys (conducted by us and third parties), and

     - interviews with parents.

     Our Parent Partner Plan was designed in part to bridge the gap between what parents look for on a tour of the facility and expect on a day-to-day basis and the requirements of a professionally designed curriculum. The program includes a video and a monthly newsletter that explain the curriculum being provided to the children and guarantees the delivery of daily or weekly (depending on the age of the child) individual progress reports. We continually strive to improve our customer retention and increase loyalty by interacting with parents on a daily basis and focusing on meeting and, if possible, exceeding their expectations.

     INCREASE ACADEMY PROFITABILITY. We plan to improve Academy profitability by increasing capacity utilization and tuition rates, managing costs and leveraging our existing and newly built Academies to achieve economies of scale and synergies. We intend to continue to increase capacity utilization by emphasizing local marketing programs and improving customer retention and loyalty. We believe we are an industry leader in our commitment to ongoing qualitative and quantitative research to determine customer needs and expectations. Academy Directors use their understanding of the markets in which they operate to cost effectively target parents through customer referrals, the support of community activities and print media and spot radio advertising. In addition, with the implementation of ADMIN, which provides us with the information necessary to implement targeted pricing, we have the ability to maximize revenue by charging customers a premium for services in high demand.

The ability to control revenue and increase operating efficiency at the point of sale through the implementation of ADMIN also presents an opportunity for us to better allocate an Academy Director's time. We achieve local economies of scale by employing a cluster strategy of either building in markets where we have existing Academies or entering new markets through the construction of a minimum number of Academies.


     BUILD ACADEMIES AND MONTESSORI SCHOOLS IN ATTRACTIVE MARKETS. During fiscal year ended July 3, 1999, we opened six new Journey based Academies and seven new Montessori schools. Since July 3, 1999, we have opened an additional eight Journey Academies and seven Montessori schools. Also on July 21, 1999, we acquired Bright Start, Inc., operator of 44 center-based preschools and childcare facilities. For pro forma information about us as if the Bright Start acquisition had occurred as of August 30, 1998, see the Unaudited Pro Forma Combined Statements of Operations of LPA Holding Corp. included elsewhere in this prospectus. This total of 72 new units satisfies our growth plans for fiscal 1999 and 2000. Newly built Academies are approximately 9,750 square feet, built on sites of approximately one acre, have an operating capacity of approximately 175 children for Journey(R) curriculum based Academies and 150 children for Montessori schools and incorporate a closed classroom concept.


     PURSUE STRATEGIC OPPORTUNITIES. In addition to accelerating new Academy development, we may seek to acquire existing child care centers where demographics and facility conditions complement its business strategy. Management believes our competitive position, economies of scale and financial strength will enable us to capitalize on selective acquisition opportunities in the fragmented child care industry. We may also engage in cross-marketing opportunities with manufacturers and marketers of educational products. These opportunities should enable La Petite to further its reputation as an educator and carry the residual benefit of an additional revenue stream.

CURRICULUM

     RESIDENTIAL AND EMPLOYER-BASED ACADEMIES. In 1991, La Petite, with the assistance of outside educational experts, designed and developed the Journey(R) curriculum to not only maximize a child's cognitive development but also to provide a positive learning experience for the child. We believe the Journey(R) curriculum is unsurpassed by the educational materials of any of the major child care providers or our other competitors, many of whom purchase educational materials from third party vendors.


     Journey is an integrated approach to learning, giving children opportunities to learn through all of their senses while stimulating development and learning in all areas. Children progress at their own pace, building skills and abilities in a logical pattern. The Journey(R) curriculum covers children of all ages that La Petite Academy serves. Each level of the curriculum includes;


     - a parent component,

     - built-in teacher training,

     - carefully selected age appropriate materials, equipment and activities, and

     - a well planned and developed environment.

     For infants and toddlers, Journey provides activities for a variety of developmental areas such as listening and talking, physical development, creativity and learning from the world around them. As infants become toddlers, more activities focus on nurturing their need for independence and practicing small motor skills that help them learn to feed themselves, walk and communicate with others. Journey provides songs, fingerplay, art ideas, storytelling tips, building activities and many activities to develop the bodies of toddlers through climbing, pushing and pulling. These activities also build the foundation for social skills such as how to get along with others and how to share.

     The Journey preschool program includes a balance of teacher-directed and child-directed activities which address both the physical and intellectual development of preschool children. Physical activities are designed to increase physical and mental dexterity, specifically hand-eye and large and small muscle coordination. Preschool children also engage in creative and expressive activities such as painting, crafts and music. Intellectual activities are designed to promote language development, pre-reading, writing and thinking skills, imagination through role playing, pretending and problem solving. In addition, Journey enables the children to experience the world around them through geography, Spanish, mathematics and sensorial activities.


     The Journey(R) curriculum for SuperStars, children ages 5 through 12, consists of providing:



     - quiet, private space for them to do homework,



     - social interaction with children of their own age,



     - participation in enrichment programs such as arts and crafts and fitness activities, and



     - transportation to and from their elementary schools.


     MONTESSORI SCHOOLS. Montessori is a non-traditional method of education in which children work and learn in a highly individualized environment. Montessori materials, combined with our certified Montessori instructors, create a learning environment in which children become energized to explore, investigate and learn. Children work in mixed age group classrooms with attractive, state-of-the-art Montessori materials which have been designed to stimulate each child's interest in reading, mathematics, geography and science. In addition to the Montessori method, Montessori schools provide enrolled children foreign language and computer learning.

ACADEMY NETWORK

     We operate three types of child care centers: residential Academies, employer-based Academies and Montessori schools. Academies generally operate year round, five days a week and typically are open from 6:30 AM to 6:30 PM. A child may be enrolled in any of a variety of program schedules from a full-time, five-day-per-week plan to as little as two or three half-days a week. A child attending full-time typically spends approximately nine hours a day, five days per week, at an Academy. Our SuperStars program for children ages five to 12 provides extended child care before and after the elementary school day and transportation to and from the elementary school.

     Academy employees include Academy Directors, Assistant Directors (who are generally teachers), full-time and part-time teachers, temporary and substitute teachers, teachers' aides, and non-teaching staff. On average, there are 15 to 20 employees per Academy. Each Academy is managed by an Academy Director. An Academy Director implements our policies and procedures, but has the autonomy to individualize local operations. Responsibili-ties of Academy Directors include curriculum implementation, the establishment of daily, weekly and monthly operating schedules, staffing, marketing to develop and increase enrollment and control of operating expenses. Personnel involved in operations as Academy Director and above are compensated in part on the basis of the profitability and level of parent and employee satisfaction of each Academy for which they have managerial responsibility.


     Academy Directors are supervised by a Regional Director. Our Academy Regional Directors have an average of 10 years of experience with us, typically are responsible for six to 12 Academies and report to one of eight Area Vice Presidents. Regional Directors visit their Academies regularly and are in frequent contact to help make decisions and improvements to program quality and profitability. The eight Area Vice Presidents average in excess of 16 years of experience with us.



     RESIDENTIAL ACADEMIES. As of October 23, 1999, we operated 734 residential Academies in 34 states. Residential Academies are typically located in residential, middle income neighborhoods, and are usually one-story, air-conditioned buildings located on three-quarters of an acre to one acre of land. A typical Academy also has an adjacent playground designed to accommodate the full age range of children attending the school. Newly built Academies are approximately 9,700 square feet, built on sites of approximately one acre, have an operating capacity of approximately 175 children and incorporate a closed classroom concept. We continue to improve, modernize and renovate existing residential Academies to improve efficiency and operations, to better compete, to respond to the requests of parents and to support the Journey(R)curriculum.


     Residential Academies generally have programs to care for children from toddlers to 12 years old arranged in five age groups. In addition, approximately half of the Academies offer child care for infants, as young as six weeks old. Teacher-student ratios vary depending on state requirements but generally decrease with the older child groups.


     EMPLOYER-BASED ACADEMIES. As of October 23, 1999, we operated 24 employer-based Academies, which are similar to residential Academies, but are designed to offer businesses, including government employers and hospitals, on-site employer-sponsored child care. So far, our focus has been principally on developing on-site centers, operating employers' on-site centers through management contracts and providing consulting services for developing and managing centers. At most of our employer-based Academies, we collect tuition from our students in the same way as at residential Academies. At some of the employer-based Academies, we receive additional payments or support services from the sponsoring employer. At other employer-based Academies, we receive a fee in addition to tuition.



     MONTESSORI SCHOOLS. As of October 23, 1999, the Company operated 33 Montessori schools. Seventeen of the Montessori schools were opened between 1983 and 1990. Two Montessori schools were residential Academies that were converted to Montessori formats, one in fiscal year 1996 and one in fiscal year 1997. During fiscal year ended July 3, 1999, we opened seven new Montessori schools. Since July 3, 1999, we have opened an additional seven new Montessori schools. Montessori schools are typically located in upper-middle income areas and feature brick facades and closed classrooms. The Montessori schools typically have lower staff turnover, and their lead teachers are certified Montessori instructors, many of whom are certified through our own training program. In addition, unlike students at residential Academies, Montessori students are enrolled for an entire school year, pay tuition monthly in advance and pay higher tuition rates.

NEW ACADEMY DEVELOPMENT


     We intend to expand within existing markets and enter new markets with Academies and Montessori schools concentrated in clusters. In our existing markets, management believes we have developed an effective selection process to identify attractive markets for prospective Academy sites. In evaluating the suitability of a particular location, we concentrate on the demographics of our target customer within a two mile radius for residential Academies and a six mile radius for Montessori schools. We target MSAs with benchmark demographics which indicate parent education levels and family incomes combined with high child population growth, and considers the labor supply, cost of marketing and the likely speed and ease of development of Academies in the area.


     Newly constructed Academies are generally able to open approximately 36 weeks after the real estate contract is signed. Because a location's early performance is critical in establishing its ongoing reputation, the Academy staff is supported with a variety of special programs to help achieve quick enrollment gains and development of a positive reputation. These programs include special compensation for the Academy Director who opens the new site and investment in local marketing prior to the opening. Historically, new Academies have been profitable within their second year of operation and reached maturity within three years. Management believes that the new site selection and development process, earlier selection and installment of the Academy Director and staff, the increased marketing investment prior to opening, the new design and the rapid access to attendance and tuition information provided by the ADMIN system will reduce the time to maturity of Academies to two years.

     In 1998, we designed new prototypes for residential Academies and Montessori schools, both of which are 9,500 square foot facilities built on one acre or more of commercially zoned property. The new residential Academy facilities have an operating capacity for approximately 175 children and are a closed classroom designs, without infant rooms, that reflects a preschool environment and supports the latest curriculum improvements. The Montessori schools are divided into six equal-sized classrooms, which support 25 children, resulting in an operating capacity for approximately 150 children. Management believes the new facilities afford us more flexibility to better suit varying site plans and future changes as residential neighborhoods evolve. The new exterior design was developed to enhance the appearance and image of the Academies.


     During fiscal 1999, we opened six new Journey based Academies and seven new Montessori Schools. Since July 3, 1999, we have opened an additional eight Journey Academies and seven Montessori schools. Also in July 1999, we acquired Bright Start, Inc., an operator of 44 center-based preschools and childcare facilities. This total of 72 new units satisfies our growth plans for fiscal 1999 and 2000.


TUITION

     Academy tuition depends upon a number of factors including, but not limited to, location of an Academy, age of the child, full or part-time attendance and competition. La Petite also provides various tuition discounts primarily consisting of sibling, staff, Corporate Referral Program and Parent's Partner Plan. We adjust tuition for Academy programs by child age-group and program schedule within each Academy on an annual basis each February. Parents also pay an annual registration fee, which is reduced for families with more than one child attending an Academy. Tuition and fees are payable weekly and in advance for most residential and employer-based Academies and monthly and in advance for Montessori schools. Management estimates that state governments pay the tuition for approximately 5% to 10% of the children under our care.

MARKETING AND ADVERTISING

     Our marketing program reflects our commitment to ongoing qualitative and quantitative research to determine customer needs, expectations and interpretation of service delivery. For example, our research was instrumental in the development of the our Parent's Partner Plan, which was introduced in 1995. The Parent's Partner Plan was designed in part to bridge the gap between what parents look for on a tour of the facility and expect on a day-to-day basis and the requirements of a professionally designed curriculum. This program offers parents such features as flexible absence day options, extended care during holidays and guaranteed parent communications. These features provide tangible benefits to parents, can be universally delivered in a multi-unit environment and were developed directly in response to needs expressed by parents. Customer focus groups and research have also guided us in developing and enhancing communications to current and potential parent customers regarding its programs.

     We believe that retention of current parents is critical in building brand equity and generating favorable word-of-mouth promotion. Our retention activities include "Gift of Time" (added free child care on certain weekends and during the Christmas holidays), focused parent communication (through videotapes, correspondence and face to face meetings) and fall and spring preschool orientation meetings. Our marketing programs include activities to attract new students to support fall enrollment programs. We are also establishing programs to broaden parent loyalty beyond the neighborhood Academy to us as a whole. These programs include personal welcome calls, e-mail access and a toll-free number to call us.

     The remainder of the marketing budget is used to fund activities designed to increase enrollments, with over 50% of the budget supporting the Fall enrollment period. Primary media vehicles are spot radio, which is centrally negotiated and locally approved, direct mail and local print media. We also have a web site that allows parents to find the closest La Petite Academy and to learn more about the Journey(R) curriculum. Finally, our Corporate Referral Program offers tuition discounts to employees of preferred corporate clients such as AT&T, Federal Express and Wal-Mart. This program enables us to market directly to employees who need preschool and child care services.

INFORMATION SYSTEMS


     We are currently in the process of rolling out nation-wide communications that will link all of the Academies, field management and Home Office employees to a Home Office based "intranet" site through a virtual private network. This intranet site will provide ready access to current information, reference material, electronic mail, file sharing and the internet. Management believes this will improve both the efficiency and effectiveness of information sharing throughout the organization.



     We have begun incorporating developmental assessment of children as part of its educational program. This addresses parent's interest in ensuring school readiness for their children and the need to recognize the individual development paths of children. We have licensed a proprietary version of the Galileo software developed by Assessment Technology Inc. This software includes tools for developmental assessment, curriculum individualization, lesson planning and learning activities and outcome reports. La Petite's Journey(R) curriculum is integrated into the software. We have installed the system in 70 of our Journey Academies on preschool classroom computers available to teachers and students.


     We have completed the installation of the nationwide point of sale information phase of ADMIN. ADMIN is a proprietary, state of the art, decentralized, multimedia PC-based network that processes transactions, stores data and produces reports locally. Remote host collection of data provides timely access to information by senior management, Regional Directors and Area Vice Presidents.


     The point of sale system has been operational in all residential Academies since mid-March 1998, employer-based Academies since July 1999, and was expanded to our Montessori schools in September 1999. The system tracks attendance, revenues, receivables and pricing information. Parents sign their children in and out of an Academy using a ten key pad and PIN number, enabling the Academy Director to have real time access to parent receivables and an Academy's current, past and expected future enrollment by class, day and program. Previously, these records were maintained manually by Academy Directors, consuming eight to ten hours of their time each week, and were subject to clerical error. The time savings enable Academy Directors to spend this time on more valuable tasks such as communicating and interacting with parents and staff.


     ADMIN provides management with timely access to detailed, accurate information on our operations, facilitating rapid response to any Academy requiring attention. In addition, the new attendance data by class by day enables pricing decisions to better target those classes and programs with the greatest demand, enabling us to further increase revenues without impacting capacity utilization. By providing student turnover and tenure information, the point of sale system will create a new capability for focusing programs on customer satisfaction and retention.

     Future phases of ADMIN will include labor (which encompasses payroll, benefits and scheduling), marketing, training and the automation of a number of manual tasks that are currently performed by the Academy Directors or their staff. The investment requirement by these applications is expected to be moderate because the major cost was for the hardware that has already been installed.

COMPETITION

     The United States preschool education and child care industry is highly fragmented and competitive. Our competition consists principally of local nursery schools and child care centers, some of which are non-profit (including religious-affiliated centers), providers of services that operate out of their homes and other for profit companies which may operate a number of centers. Local nursery schools and child care centers generally charge less for their services than we charge. Many religious-affiliated and other non-profit child care centers have no or lower rental costs than we have, may receive donations or other funding to cover operating expenses and may utilize volunteers for staffing. Consequently, tuition rates at these facilities are commonly lower than our rates. Additionally, fees for home-based care are normally lower than fees for center-based care because providers of home care are not always required to satisfy the same health, safety or operational regulations as our Academies. Our competition also consists of other large, national, for profit child care companies that may have more aggressive tuition discounting and other pricing policies than La Petite. We compete principally by offering trained and qualified personnel, professionally planned educational and recreational programs, well-equipped facilities and additional services such as transportation. In addition, we offer a challenging and sophisticated program that emphasizes the individual development of the child. Management believes that the quality of the staff and facilities and the unique programs offered are the principal factors in parents' choice of La Petite, although price and location of the facility are also important. For some of our potential customers, the non-profit status of certain of our competitors may be a significant factor in choosing a child care provider.

GOVERNMENT REGULATION

     Child care centers are subject to numerous state and local regulations and licensing requirements, and we have policies and procedures in place in order to comply with such regulations and requirements. Although state and local regulations vary greatly from jurisdiction to jurisdiction, government agencies generally review the ratio of staff to enrolled children, the safety, fitness and adequacy of the buildings and equipment, the dietary program, the daily curriculum, staff training, record keeping and compliance with health and safety standards. In certain jurisdictions, new legislation or regulations have been enacted or are being considered which establish requirements for employee background checks or other clearance procedures for new employees of child care centers. In most jurisdictions, governmental agencies conduct scheduled and unscheduled inspections of child care centers, and licenses must be renewed periodically. Failures by an Academy to comply with applicable regulations can subject it to state sanctions, which might include the Academy being placed on probation or, in more serious cases, suspension or revocation of the Academy's license to operate. Management believes we are in compliance with all material regulations and licensing requirements applicable to our businesses.


     Certain tax incentives exist for child care programs. Section 21 of the Code provides a federal income tax credit ranging from 20% to 30% of certain child care expenses for "qualifying individuals" (as defined in the Code). The fees paid to us for child care services by eligible taxpayers qualify for the tax credit, subject to the limitations of Section 21 of the Code. In addition to the federal tax credits, various state programs provide child care assistance to low income families. Management estimates approximately 10% of our operating revenue is generated from such, federal and state programs. Although no federal license is required at this time, there are minimum standards which must be met to qualify for participation in certain federal subsidy programs.


     Government, at both the federal and state levels, is actively involved in expanding the availability of child care services. Federal support is delivered at the state level through government-operated educational and financial assistance programs. Child care services offered directly by states include training for child care providers and resource and referral systems for parents seeking child care. In addition, the state of Georgia has an extensive government-paid private sector preschool program in which we participate.

     The Federal Americans With Disabilities Act (the "Disabilities Act") prohibits discrimination on the basis of disability in public accommodations and employment. The Disabilities Act became effective as to public accommodations in January 1992 and as to employment in July 1992. Since effectiveness of the Disabilities Act, we have not experienced any material adverse impact as a result of the legislation.


     In August and September of 1998, the National Highway Transportation Safety Administration (NHTSA) issued interpretative letters that modified its interpretation of regulations governing the sale by automobile dealers of vehicles intended to be used for the transportation of children to and from school. These letters indicate that dealers may no longer sell fifteen-passenger vans for this use, and that any vehicle designed to transport eleven persons or more must meet federal school bus standards if it is likely to be "used significantly" to transport children to and from school or school-related events. We currently, maintain a fleet of approximately 1,500 fifteen-passenger vans for use in transportation of children which management believes are safe and effective vehicles for that purpose. Our current fleet meets all necessary federal, state, and local safety requirements. In accordance, however, with the new NHTSA requirements all new fleet additions or replacements will meet school bus standards. Accordingly, in August 1999 we took delivery of 99 fourteen-passenger school buses. The new school buses cost approximately 50% more than the fifteen-passenger vans previously purchased and should have a longer economic useful life. The economic consequences of the regulatory change will increase the cost to us of transporting children.


TRADEMARKS

     We have various registered trademarks covering the name La Petite Academy, its logos, and a number of other names, slogans and designs, including, but not limited to: La Petite Journey, Parent's Partner, SuperStars and Montessori Unlimited(R). A federally registered trademark in the United States is effective for ten years subject only to a required filing and the continued use of the mark by the registrant. A federally registered trademark provides the presumption of ownership of the mark by the registrant in connection with its goods or services and constitutes constructive notice throughout the United States of such ownership. In addition we have registered various trademarks in Japan, Taiwan and the Peoples Republic of China. We believe that our name and logos are important to our operations and intend to continue to renew the trademark registrations thereof.

INSURANCE

     We maintain insurance covering comprehensive general liability, automotive liability, workers' compensation, property and casualty, crime and directors and officers insurance. The policies provide for a variety of coverages, are subject to various limits, and include substantial deductibles or self-insured retention. There is no assurance that claims in excess of, or not included within, our coverage will not be asserted, the effect of which could have an adverse effect on La Petite.


     We have instituted a number of initiatives to improve risk management and reduce insurance costs. In 1994, we switched to a self-insured program for workers' compensation, automotive and general liabilities up to certain retention levels. In 1995, we re-bid our entire insurance program, thereby reducing premium costs and increasing coverages. Also in 1995, we began a program of actively seeking to close all old open liability and workers' compensation claims and aggressively seeking to close new claims on a timely basis. All student accident and auto claims are now managed and administered in-house by our General Counsel, which has reduced the frequency and severity of liability claims. As a result of all of the aforementioned actions, insurance costs dropped from $7.5 million in fiscal 1996 to $5.5 million in fiscal 1998, representing a 26% reduction and $4.2 million in the 44 weeks of fiscal 1999.


EMPLOYEES


     As of July 3, 1999, we employed approximately 12,000 persons, including eight Area Vice Presidents, 80 Regional Directors, 743 Academy Directors and 145 employees at corporate headquarters. Approximately 92% of these employees are paid on an hourly basis;

the remainder are salaried. Because of high employee turnover rates in the child care industry in general, we focus on and emphasizes recruiting and retaining qualified personnel. Management believes that the turnover of our employees is in line with other companies in the industry. Our employees are not represented by any organized labor unions or employee organizations and management believes relations with employees are good.

PROPERTIES


     As of July 3, 1999, we operated 743 Academies, 672 of which were leased under operating leases, 55 of which were owned and 16 of which were operated in employer-owned centers. Most of these Academy leases have 15-year terms, some have 20-year terms, many have renewal options, and most require us to pay utilities, maintenance, insurance and property taxes. In addition, some of the leases provide for contingent rentals, if the Academy's operating revenue exceeds certain base levels.



     Because of the different licensing requirements and design features, Academies vary in size and licensed capacity. Academies typically contain 5,400, 6,700, 7,800 or 9,750 square feet and licensed capacity for the same size building varies from state to state because of different licensing requirements.



     The following table summarizes Academy openings and closings for the indicated periods.



                   FISCAL YEAR                        1995    1996    1997    1998    1999
                   -----------                        ----    ----    ----    ----    ----
Academies:
Open at Beginning of Period.......................    787     786     751     745     736
Opened During Period..............................      5      11       3       1      13
Closed During Period..............................     (6)    (46)     (9)    (10)     (6)
                                                      ---     ---     ---     ---     ---
Open at End of Period.............................    786     751     745     736     743
                                                      ===     ===     ===     ===     ===

     The residential and employer-based Academies and Montessori schools operated by us as of October 23, 1999 were located as follows:



                                                      EMPLOYER-
                                        RESIDENTIAL     BASED     MONTESSORI
STATE                                    ACADEMICS    ACADEMICS    SCHOOLS     TOTAL
-----                                   -----------   ---------   ----------   -----
Alabama...............................       13           4                      17
Arizona...............................       25           1                      26
Arkansas..............................        8                                   8
California............................       55           1                      56
Colorado..............................       24           1                      25
Delaware..............................        1                                   1
Florida...............................       90           2            3         95
Georgia...............................       45                        6         51
Illinois..............................       21                        2         23
Indiana...............................       15           2                      17
Iowa..................................        8                                   8
Kansas................................       22           1            1         24
Kentucky..............................        4                                   4
Louisiana.............................                    1                       1
Maryland..............................       12           3                      15
Minnesota.............................        7           1                       8
Missouri..............................       31           1            1         33
Mississippi...........................        3                                   3
Nebraska..............................       10                                  10
Nevada................................       17                                  17
New Jersey............................        2                                   2
New Mexico............................       21                                  21
North Carolina........................       30                                  30
Ohio..................................       17           1                      18
Oklahoma..............................       21           1                      22
Oregon................................        5                        2          7
Pennsylvania..........................        3           2                       5
South Carolina........................       23                                  23
Tennessee.............................       25           1                      26
Texas.................................      106                       18        124
Utah..................................        4                                   4
Virginia..............................       36                                  36
Washington............................       15                                  15
Wisconsin.............................       14                                  14
Wyoming...............................        1                                   1
District of Columbia..................                    1                       1
                                            ---          --           --        ---
                                            734          24           33        791
                                            ===          ==           ==        ===


LEGAL PROCEEDINGS

     From time to time, we are subject to legal proceedings and other claims arising in the ordinary course of its business. We believe that we are not presently a party to any litigation the outcome of which would have a material adverse effect on our financial condition or results of operations. We maintain insurance coverage against claims in an amount which we believe to be adequate.

                                   MANAGEMENT



     The following table sets forth the name, age and current position held by the persons who are the directors and executive officers of La Petite Academy and La Petite Holding Corp.



NAME                                  AGE                 POSITION
----                                  ---                 --------
James R. Kahl.......................  58    Chairman of the Board, Chief
                                            Executive Officer, President and
                                            Director
Susan M. Stanton....................  51    Chief Operating Officer
Rebecca L. Perry....................  45    Executive Vice President, Operations
David J. Anglewicz..................  52    Senior Vice President, Facility
                                            Services
Jeanette R. Carter..................  35    Senior Vice President, Parent
                                            Services and Planning
Joan K. Singleton...................  33    Senior Vice President, Chief
                                            Financial Officer
Mitchell J. Blutt, M.D. ............  42    Director
Robert E. King......................  63    Director
Stephen P. Murray...................  36    Director
Brian J. Richmand...................  45    Director
Terry D. Byers......................  45    Director
Ronald L. Taylor....................  55    Director
Barbara S. Feigin...................  61    Director



     The business experience during the last five years and other information relating to each executive officer and director of La Petite is set forth below.



     James R. Kahl has been Chairman of the Board since May 1998. Mr. Kahl has been a Director of our parent company since September 1993, our Chief Executive Officer since July 1993 and President since May 1997. Mr. Kahl was an Executive Vice President at Knott's Berry Farm from 1991 to February 1993. From 1988 to 1991, Mr. Kahl was the Senior Vice President, Operations of the Contract Food and Services Division, Health Care and Education Group at the Marriott Corporation in Washington, D.C. From 1982 to 1988, Mr. Kahl held various other executive positions with the Marriott Corporation. Prior to joining the Marriott Corporation, Mr. Kahl held various positions with Arthur Andersen & Co. between 1964 and 1982, including Partner and Managing Partner. He has an M.B.A. from the University of Wisconsin and is a Certified Public Accountant. On November 11, 1999, Mr. Kahl, announced that he intends to relinquish his day-to-day responsibilities as CEO and president effective upon a selecting a replacement for his position. Mr. Kahl will continue as chairman and will focus his time on special projects.



     Susan M. Stanton became Chief Operating Officer in January 1999. From 1993 to 1998, Ms. Stanton was President and Chief Operating Officer of Payless Cashways, Inc. and had prior duties with Payless as Senior Vice President-Merchandising and Marketing from 1989 to 1993, Senior Vice President-Administration & Corporate Planning from 1986 to 1989, and Vice President Corporate Planning from 1984 to 1986. From 1981 to 1983, Susan was the Director of Administration for Jackson County, Missouri, Kansas City. Susan has a B.S. from the University of Santa Clara and an M.A. from the University of Houston.


     Rebecca L. Perry has been Executive Vice President of Operations since May 1997. From July 1993 to May 1997, Ms. Perry was a Senior Vice President and Eastern Operating Officer. From 1988 to June 1993, she was Assistant Vice President of Operations with supervisory responsibility for the operations of La Petite in 14 southern and Midwestern states. From 1985 to 1988, she served as Divisional Director of Florida and from 1981 to 1985, she served as Regional Director of Tampa.

     David J. Anglewicz has been Senior Vice President, Facility Services since March 1997. From July 1993 to March 1997, Mr. Anglewicz was Executive Vice President-Property Development and Chief Administrative Officer. Mr. Anglewicz has been involved in the development of over 500 of the Academies throughout the United States since he joined La Petite in 1985. Mr. Anglewicz has an M.B.A. from the University of Illinois and a B.S. from the Lawrence Technological University.

     Jeanette R. Carter has been Senior Vice President, Parent Services and Planning, since August 1998 with supervisory responsibility for marketing, strategic planning, curriculum and customer services. From October 1996 to August 1998, Ms. Carter served as Vice President, Marketing and Planning. Ms. Carter joined La Petite in December 1994. Previously, Ms. Carter held various account management positions with marketing and advertising firms working primarily on multi-site retail accounts. Ms. Carter has a B.A. from the University of Missouri.


     Joan K. Singleton became Senior Vice President, Chief Financial Officer in November 1999. Ms. Singleton joined La Petite in February 1997 as Assistant Treasurer and became Treasurer in September 1997. From August 1993 to February 1997 she was a Manager with Deloitte & Touche LLP. Ms. Singleton began her career with Arthur Andersen & Company in 1988. Ms. Singleton has a B.S. from Eastern College and a Masters in Taxation from Villanova University. She is a Certified Public Accountant and Certified Financial Planner.


     Mitchell J. Blutt, M.D. has been a Director of our parent company since May 1998. Dr. Blutt has been an Executive Partner of CCP since December 1992. From December 1988 to November 1992 he was a General Partner of CCP. Dr. Blutt has a B.A. and a M.D. from the University of Pennsylvania and a M.B.A. from The Wharton School of the University of Pennsylvania. He is a director of the Hanger Orthopedic Group, Vista Healthcare Asia, Pte., Ltd., Digital Entertainment Network, Medical Arts Press, Fisher Scientific International, Inc., DJ Orthopedics, Inc., and is a trustee of the University of Pennsylvania.

     Robert E. King has been a Director of our parent company since May 1998. Mr. King is Chairman of Salt Creek Ventures, LLC, a private equity company he founded in 1994, specializing in equity investments in technology companies. Mr. King has been involved over the past 33 years as a corporate executive and entrepreneur in technology-based companies. From 1983 to 1994, he was President and Chief Executive Officer of The Newtrend Group. Mr. King has participated as a founding investor in five companies. Mr. King has a B.A. from Northwestern University. He serves on the Board of Directors of DeVry, Inc., American Floral Services, Inc., COLLEGIS, Inc., Premier Systems Integrators, Inc. and eduprise.com, inc.

     Stephen P. Murray has been a Director of our parent company since May 1998. Mr. Murray has been a General Partner of CCP since June 1994. From November 1988 to June 1994, Mr. Murray was a Principal at CCP. Prior thereto, he was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Mr. Murray has a B.A. from Boston College and an M.B.A. from Columbia Business School. He is a director of The Vitamin Shoppe, Vitamin Shoppe.com, Starbelly, Inc., Home Products, Inc., Futurecall Telemarketing, American Floral Services, The Cornerstone Group, Medical Arts Press and Regent Lighting Corporation.

     Brian J. Richmand has been a Director of our parent company since May 1998. Mr. Richmand has been a General Partner of CCP since August 1993. From 1986 to August 1993, Mr. Richmand was a partner with the law firm of Kirkland & Ellis. He has a B.S. from The Wharton School of the University of Pennsylvania and a J.D. from Stanford Law School. Mr. Richmand is a director of Transtar Metals, L.L.C., Riverwood International Corp., Reiman Publishing, L.L.C., and American Media, Inc.


     Terry D. Byers became a Director of our parent company in December 1998. Ms. Byers has more than 17 years experience in information technology ranging from hands-on systems design and development to executive management. She has extensive experience in designing and architecting enterprise-level information technology infrastructures, developing and integrating business information systems, implementing large ERP applications, and developing and deploying technology-based solutions to clients. Ms. Byers is a Senior Vice-President and the Chief Technology Officer for American Floral Services, Inc. located in Oklahoma City. She holds a bachelors of business administration degree in computer science from the University of Central Oklahoma.



     Ronald L. Taylor became a Director of our parent company in April 1999. Mr. Taylor is president and chief operating officer of DeVry, Inc. and Keller Graduate School of Management, Inc. He is chairman of the proprietary schools advisory committee for the Illinois Board of Higher Education; is a member of the Institutional Action Committee for the North Central Association of Colleges and Schools; is a commissioner for the Commission on Adult Learning and Educational Credentials, American Council on Education; is a mentor for the Next Generation Leadership Institute at Loyola University Chicago; is a member of the board of directors of the Illinois State Chamber of Commerce; serves on the board of directors of SPR, Inc., DeVry, Inc., and the Better Business Bureau of Chicago & Northern Illinois, Inc. Mr. Taylor has a bachelor's degree from Harvard University and received his MBA from Stanford University.



     Barbara S. Feigin became a Director of our parent company in August 1999. Ms. Feigin is a consultant specializing in strategic marketing and branding. She served as Executive Vice President and Worldwide Director of Strategic Services and was as a member of the Agency Policy Council for Grey Advertising, Inc. from 1983 to 1999. Ms. Feigin is a director of Circuit City Stores, Inc., VF Corporation, and Vitamin Shoppe.com. Ms. Feigin is a graduate of Whitman College, where she has served as a member of the Board of Overseers, and of the Harvard Radcliffe Program in Business Administration.


BOARD COMMITTEES AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Board of Directors has an Audit Committee consisting of James R. Kahl, Robert E. King and Stephen P. Murray, and a Compensation Committee consisting of Stephen P. Murray, Brian J. Richmand and ex-officio member James R. Kahl. The Audit Committee reviews the scope and results of audits and internal accounting controls and all other tasks performed by our independent public accountants. The Compensation Committee determines compensation for our executive officers and will administer the New Option Plan. None of our executive officers has served as a director or member of the compensation committee (or other committee forming an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of our Board of Directors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS



     The members of the Board of Directors are reimbursed for out-of-pocket expenses related to their service on the Board of Directors or any committee thereof. In addition, members of the Board of Directors who are neither officers of La Petite nor employed by CCP or any of its partners are entitled to receive an attendance fee of $1,000 for each meeting attended.



     On August 19, 1999, our parent company adopted the LPA Holding Corp. 1999 Stock Option Plan for Non-Employee Directors. The purpose of the plan is to provide a means for attracting, retaining and incentivizing qualified directors. Under the terms of the plan, 10,000 shares of LPA Holding Corp. Class A common stock are reserved for issuance to our non-employee directors.



     Non-employee directors may exercise their options to purchase shares of LPA Holding Corp. Class A common stock once those options have vested. One-forty eighth of the options become vested on the last day of each month following the date of grant, if the person is a director on that day. Each option entitles the director to purchase one share of LPA Holding Corp. Class A common stock. The exercise price will equal the fair market value on the date of grant of the option to the non-employee director. Vested options and shares of common stock may be repurchased from any non-employee director who ceases to be a director for any reason. Any options that have not vested at the time the non-employee director ceases to be a director are forfeited. As of October 8, 1999, options to purchase 4,400 shares of common stock of our parent have been granted under the plan.

COMPENSATION OF EXECUTIVE OFFICERS



     The following table provides certain summary information concerning compensation earned for the 44 weeks ended July 3, 1999 and the 52 weeks ended August 29, 1998 and August 30, 1997 by our Chief Executive Officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000 for fiscal 1999:



                           SUMMARY COMPENSATION TABLE


                          COMPENSATION FOR THE PERIOD



                                                            LONG-TERM
                                                           COMPENSATION
                                                           ------------
                                                            NUMBER OF
                                           ANNUAL           SECURITIES
                                        COMPENSATION        UNDERLYING
                                    --------------------     OPTION/         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY      BONUS      SAR AWARDS    COMPENSATION(1)
---------------------------  ----   --------    --------   ------------   ---------------
James R. Kahl..............  1999   $264,366
  Chief Executive Officer    1998    297,500    $143,000        21,780      $  400,000(1)
  & President                                                                1,152,556(2)
                             1997    280,000     125,000
Susan Stanton..............  1999    120,192(3)   24,000         5,700
  Chief Operating Officer
Rebecca L. Perry...........  1999    155,490
  Executive Vice President,  1998    172,500      33,000         5,100         150,000(1)
  Operations                 1997    130,000      60,000         1,000
David J. Anglewicz.........  1999    133,240
  Senior Vice President,     1998    150,000      26,000         1,575          75,000(1)
  Facility Services          1997    150,000      15,000
Phillip M. Kane(4).........  1999    149,742
  Former Senior Vice         1998    170,000      31,000         5,100         150,000(1)
  President,
     Finance -- Chief        1997    160,000      28,000         1,000
  Financial Officer


-------------------------


(1) Represents recapitalization bonuses paid to certain members of management by selling shareholders out of sales proceeds. Perquisites and other personal benefits for the fiscal years 1999, 1998, and 1997 paid to the named officers did not, as to any of them, exceed the lesser of $50,000 or 10 percent of the sum of their respective salary and bonus.



(2) Represents reimbursement for tax consequences on the exercise and sale of stock options in accordance with Mr. Kahl's employment contract.



(3) 1999 compensation covers 25 weeks from January 11, 1999 through July 3,
    1999.



(4) Mr. Kane separated from employment on October 13, 1999. Mr. Kane exercised options to purchase 4,959 shares of our parents' common stock in connection with his termination of employment and the remaining options have expired.

     The following tables present information relating to grants to executive officers of options to purchase La Petite common stock:



            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND


                       FISCAL YEAR END OPTION/SAR VALUES



                                                        NUMBER OF
                                                       SECURITIES
                                                       UNDERLYING          VALUE OF
                                                       UNEXERCISED       IN-THE-MONEY
                                                      OPTIONS/SARS       OPTIONS/SARS
                                                      AT FY END(#)       AT FY END($)
                         SHARES ACQUIRED    VALUE     EXERCISABLE/       EXERCISABLE/
NAME                     ON EXERCISE(#)    REALIZED   UNEXERCISABLE    UNEXERCISABLE(5)
----                     ---------------   --------   -------------    ----------------
James R. Kahl..........                                   10,295/0(1)     433,300/0
  CEO & President                                     4,882/13,143(2)           0/0
                                                           0/3,755(3)           0/0
Susan Stanton..........                                  469/4,031(4)           0/0
  Chief Operating
     Officer                                               0/1,200(4)           0/0
Rebecca L. Perry.......                                        0/0(1)           0/0
  EVP, Operations                                        975/2,625(2)           0/0
                                                           0/1,500(3)           0/0
David J. Anglewicz.....                                    305/820(2)           0/0
  SVP, Facility
     Services                                                0/450(3)           0/0
Phillip M. Kane(6).....                                    4,959/0(1)     208,300/0
  Former SVP,                                            975/2,625(2)           0/0
  Finance & CFO                                            0/1,500(3)           0/0


-------------------------

(1) Pursuant to the recapitalization, certain key executives simultaneously exercised options at various prices and sold the related shares at $133.83 per share (the transaction price). Those options not exercised were retained by the key executives. All of these options became fully exercisable as a result of the recapitalization.



(2) Effective May 18, 1998 the Board of Directors granted to certain key executives Tranche A options at $66.92 per share, an amount which approximates the fair value of a share of our common stock at the date of the grant. These options become exercisable ratably over forty-eight months and expire ten years from the date of grant.



(3) Effective May 18, 1998 the Board of Directors granted to certain key executives Tranche B options at $133.83 per share. These options are exercisable only in the event of a change in control or a registered public offering of common stock, which provides certain minimum returns (as defined) over the transaction price.



(4) Effective January 11, 1999 the Board of Directors granted Susan Stanton 4,500 Tranche A options at $66.92 per share and 1,200 Tranche B options at $133.83 per share.



(5) Our equity is not traded and there is no market for pricing the value of the options. "In the Money" calculations are based on the enterprise value from the May 11, 1998 recapitalization adjusted for the new debt, preferred stock, common shares issued and retired, warrants and options and an adjustment for a control premium related to the recapitalization.



(6) Mr. Kane separated from employment on October 13, 1999.

                     OPTIONS/SAR GRANTS IN FISCAL YEAR 1999



                                                                                        POTENTIAL REALIZABLE
                                                                                         VALUE(3) AT ASSUMED
                         NUMBER OF                                                      ANNUAL RATES OF STOCK
                        SECURITIES      % OF TOTAL                                       PRICE APPRECIATION
                        UNDERLYING     OPTIONS/SAR'S   EXERCISE OR                         FOR OPTION TERM
                       OPTIONS/SAR'S    GRANTED TO     BASE PRICE       EXPIRATION      ---------------------
NAME                      GRANTED        EMPLOYEES      ($/SHARE)          DATE           5%($)      10%($)
----                   -------------   -------------   -----------   ----------------   ---------   ---------
Susan Stanton........      4,500(1)         79%          $ 66.92     January 11, 2009   $189,385    $479,940
                           1,200(2)         21%          $133.83     January 11, 2009          0    $ 47,692


-------------------------

(1) Tranche A options



(2) Tranche B options



(3) The potential realizable value of the options granted in fiscal year 1999 was calculated by multiplying those options by the excess of (a) the assumed fair value of a share of common stock at the end of the option's ten year term, based on a 5% or 10% annual increase in value from the fair value at date of issue over (b) the base price shown. This calculation does not take into account any taxes or other expenses which might be owed. The assumed fair value at a 5% assumed annual appreciation rate over the 10-year term is $109.91 and such value at a 10% assumed annual appreciation rate over that term is $173.57. The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission rules and no representation is made that the common stock will appreciate at these assumed rates or at all.



EMPLOYMENT CONTRACTS



     We have entered into employment agreements with James R. Kahl, Susan Stanton, Rebecca L. Perry and Phillip M. Kane. Mr. Kane separated from employment on October 13, 1999. The Employment Agreements provide for Mr. Kahl, Ms. Stanton, Ms. Perry and Mr. Kane to receive a base salary, subject to annual performance adjustments, of $312,500, $250,000, $181,000 and $177,000, respectively, plus a bonus of up to 180%, 120%, 75% and 75%, respectively, of base salary. The terms of the Employment Agreement are as follows: for Mr. Kahl, four years from May 11, 1998, for Ms. Stanton, Ms. Perry, and Mr. Kane, one year, in each case subject to one year automatic renewals. Each Employment Agreement also provides that the executive is entitled to participate in the health and welfare benefit plans available to our other senior executives. The Employment Agreements provide for severance in the case of a termination without 'cause' or a resignation with 'good reason' (each as defined in the applicable Employment Agreement) in an amount equal to the base salary plus bonus for Mr. Kahl, and in an amount equal to the base salary for Ms. Stanton, Ms. Perry and Mr. Kane. If Mr. Kahl terminates his employment with good reason after a change of control, Mr. Kahl would be entitled to two years' base salary and bonus. The Employment Agreements also contain customary non-disclosure, non-competition and non-solicitation provisions.



NEW OPTION PLAN



     After consummation of the Transactions, our parent company adopted the New Option Plan pursuant to which options, which currently represents 8.2% of our parent company common stock, on a fully diluted basis, are available for grant. The Plans provide for the granting of Tranche A and Tranche B options to purchase up to 60,074 shares of our common stock. Options to purchase 57,757 shares of parent company's common stock have been granted. The new options will be allocated in amounts to be agreed upon between LPA and our parent company. Seventy-five percent of the new options will vest over four years and twenty-five percent of the new options will vest if certain transactions are consummated which generate certain minimum returns to LPA. The exercise price for the time vesting options will be 50% of the per share price paid by LPA for its common stock of our parent company and the exercise price for the remaining options will be 100% of the per share price paid by LPA for its common stock of our parent company. The new options will expire 10 years from the date of grant.

CHANGE IN CONTROL SEVERANCE ARRANGEMENTS

     Pursuant to our severance policy, in the event of a change in control of La Petite Academy, certain employees will be entitled to severance payments if they are terminated or constructively discharged within 12 months of the change of control. The amounts of such severance payments are as follows: (a) executive or senior level officers reporting to the Chief Executive Officer and President: 12 months' salary, (b) other officers: 6 months' salary, (c) other directors (not including board members) and managers: 3 months' salary, (d) Regional Directors:
2 months' salary and (e) Academy Directors: 6 weeks' salary.

TRANSACTION BONUSES

     In connection with the recapitalization, our former controlling stockholders paid transaction bonuses to certain of our employees upon the closing of the Transactions. The former controlling stockholders paid transaction bonuses of $400,000, $150,000, $75,000, $150,000 and $10,000 to
James R. Kahl, Rebecca L. Perry, David J. Anglewicz, Phillip M. Kane and Mary Jean Wolf, respectively.

                            OWNERSHIP OF SECURITIES


     All of the common stock of La Petite is held by LPA Holding Corp., our parent company. LPA Investment LLC, or LPA, owns approximately 89.6% of the outstanding common stock of our parent company (approximately 80.0% on a fully diluted basis, including the warrants described below) and Vestar, the former principal stockholder, and La Petite's management (including James R. Kahl) own approximately 3.6% and 5.6%, respectively, of the outstanding common stock of our parent company (approximately 2.9% and 14.8%, respectively, on a fully diluted basis). In connection with the purchases of preferred stock of our parent company, described below, LPA received warrants to purchase shares of our parent company's common stock which currently represents the right to acquire 5.7% of our parent company's common stock on a fully diluted basis.



     In connection with the recapitalization, LPA purchased redeemable preferred stock of our parent company and warrants to purchase shares of our parent company's common stock on a fully diluted basis for aggregate cash consideration of $30.0 million, the proceeds of which were contributed by our parent company to us as common equity. On December 15, 1999, LPA acquired an additional $15.0 million of our parent company's redeemable preferred stock and received warrants to purchase an additional 3.0% of our parent company's outstanding common stock on a fully-diluted basis. The $15.0 million proceeds received by our parent company was contributed to us as common equity.



     The preferred stock is not redeemable at the option of the holder prior to the maturity of the notes and dividends are not payable in cash prior to the seventh anniversary of the consummation of the transactions. Thereafter, dividends may be paid in cash by our parent company subject to any restrictions contained in our indebtedness, including the Credit Agreement and the indenture.


     Following the consummation of the recapitalization, our parent company and its stockholders, including all holders of options and warrants, entered into a Stockholders' Agreement. The Stockholders' Agreement contains restrictions on the transferability of our parent company's common stock, subject to certain exceptions. The Stockholders' Agreement also contains provisions regarding the designation of members of the Board of Directors and other voting arrangements. The Stockholders' Agreement will terminate at such time as our parent company consummates a qualified public offering.

     The Stockholders' Agreement restricts transfers of common stock of our parent company by, among other things:

     - granting rights to all stockholders to tag along on certain sales of stock by LPA and management,

     - granting rights to LPA to force the other stockholders to sell their common stock on the same terms as sales of common stock by LPA, and

     - granting preemptive rights to all holders of 2% or more of our parent company's common stock in respect of sales by other stockholders.


     The Stockholders' Agreement provides that LPA is entitled to designate four of the directors and James R. Kahl is entitled to serve as a director (so long as he is employed by us). One of such directors, Robert E. King, is entitled to three votes as a director.

     The Stockholders' Agreement also contains covenants in respect of the delivery of certain financial information to our parent company's stockholders and granting access to our parent company's records to holders of more than 2% of our parent company's common stock.

     A majority of the economic interests of LPA is owned by CB Capital Investors, L.P., or CBCI, an affiliate of CCP and a majority of the voting interests of LPA is owned by an entity controlled by Robert E. King, one of our Directors. However, pursuant to the Operating Agreement, LPA has granted to CCP the right to elect a majority of the directors of LPA if certain triggering events occur and LPA agreed not to take certain actions in respect of the common stock of our parent company held by LPA without the consent of CCP. As a licensed small business investment company, or SBIC, CBCI is subject to certain restrictions imposed upon SBICs by the regulations established and enforced by the United States Small Business Administration. Among these restrictions are certain limitations on the extent to which an SBIC may exercise control over companies in which it invests. As a result of these restrictions, unless certain events described in the operating agreement occur, CBCI may not own or control a majority of the outstanding voting stock of LPA or designate a majority of the members of the Board of Directors. Accordingly, while CBCI owns a majority of the economic interests of LPA, CBCI owns less than a majority of LPA's voting stock.

     In connection with the recapitalization, our parent company and its stockholders following consummation of the recapitalization entered into a Registration Rights Agreement. The Registration Rights Agreement grants stockholders demand and incidental registration rights with respect to shares of capital stock held by them and contains customary terms and provisions with respect to such registration rights.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Chase Securities Inc., or CSI, one of the initial purchasers, is an affiliate of The Chase Manhattan Bank, an agent and a lender to La Petite under the Credit Agreement of the old notes, LPA, an affiliate of CCP and CSI, owns approximately 89.6% of the outstanding common stock of our parent company (approximately 80.0% on a fully diluted basis). LPA owns $45 million of redeemable preferred stock of our parent company and warrants to purchase 8.7% of the common stock of our parent company on a fully diluted basis. Certain partners of CCP are members of La Petite's Board of Directors. See "Management." In addition, CSI, Chase and their affiliates perform various investment banking and commercial banking services on a regular basis for our affiliates.


     In connection with the recapitalization, CBCI entered into an Indemnification Agreement with Robert E. King, one of our Directors, pursuant to which CBCI has agreed to indemnify Mr. King for any losses, damages or liabilities and all expenses incurred or sustained by Mr. King in his capacity as a manager, officer or director of LPA or any of its subsidiaries, including our parent company and us.


     Banc of America Securities LLC, one of the initial purchasers of the old notes, is an affiliate of Bank of America, an agent and lender under the Credit Agreement.


     In connection with the recapitalization, we paid transaction bonuses to certain of our employees. See "Management -- Transaction Bonuses."

                      DESCRIPTION OF THE CREDIT AGREEMENT


     The following is a summary of the material terms of our Credit Agreement, as amended as of December 14, 1999, between us, our parent company, certain financial institutions party thereto, Bank of America, or BankAm, as administrative agent, and The Chase Manhattan Bank, or Chase, as syndication agent. The following summary should be read in conjunction with the Credit Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.


THE FACILITIES

     STRUCTURE. The Credit Agreement provides for the term loan in an aggregate principal amount of $40 million, all of which was borrowed in connection with the closing of the Transactions, and the Revolving Credit Facility providing for revolving loans, swingline loans and the issuance of letters of credit for our account in an aggregate principal amount (including swingline loans and the aggregate stated amount of letters of credit) of $25 million.


     AVAILABILITY. Availability under the Revolving Credit Facility is subject to various conditions precedent typical of bank loans, and the commitment of Chase, BankAm, and the other lenders to provide financing under the Credit Agreement is also subject to, among other things, the absence of any event, condition or circumstance that has had or is reasonably likely to have a material adverse effect on the business, operations, properties, assets, liabilities or financial condition of our parent company, us and our subsidiaries, taken as a whole. As of October 23, 1999, $14.0 million was outstanding under the Revolving Credit Facility.


INTEREST


     Borrowings under the Credit Agreement will bear interest at a rate per annum equal (at our option) to: a) an adjusted London inter-bank offered rate, or LIBOR, plus a percentage based on our financial performance or b) a rate (the "ABR") equal to the highest of Chase's published prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1%, plus in each case a percentage based on our financial performance. The borrowing margins applicable to the Credit Agreement are initially 3.50% for LIBOR loans and 2.50% for ABR loans. Amounts outstanding under the Credit Agreement not paid when due bear interest at a default rate equal to 2.00% above the rates otherwise applicable to the loans under the Credit Agreement.


FEES


     We have agreed to pay certain fees with respect to the Credit Agreement, including a) fees equal to 1/2 of 1% on the undrawn portion of the commitments of the lenders in respect of the Credit Agreement (subject to a reduction based on our financial performance); b) letter of credit fees on the aggregate face amount of outstanding letters of credit equal to the then applicable borrowing margin for LIBOR loans under the Revolving Credit Facility and a 1/4 of 1% per annum issuing bank fee for the letter of credit issuing bank; c) annual administration fees; and 4) agent, arrangement and other similar fees.


SECURITY; GUARANTEES

     Our obligations under the Credit Agreement are irrevocably guaranteed, jointly and severally, by our parent company and by each of our existing and subsequently acquired or organized subsidiaries. In addition, the Credit Agreement and the guarantees are secured by substantially all of our assets and the assets of our parent company and our domestic subsidiaries, including but not limited to:

     - a perfected first priority pledge of all our capital stock and of each of our existing and subsequently acquired or organized subsidiaries, and

     - a perfected first priority security interest in, and mortgage on, substantially all of our tangible and intangible assets and the assets of the guarantors (including, but not limited to, accounts receivable, documents, inventory, equipment, investment property, general intangibles, real property, cash and cash accounts and proceeds of the foregoing, but excluding leasehold interests), in each case subject to certain exceptions.

COMMITMENT REDUCTIONS AND REPAYMENTS


     The Credit Agreement will mature on May 11, 2005. The Term Loan Facility amortizes in an amount equal to (a) $0.3 million per quarter through August 20003, (b) $2.5 million per quarter through August 2004, (c) $5.0 million per quarter through February 2005, and (d) $15.0 million due on May 11, 2005. In addition, the Term Loan Facility is subject to mandatory prepayment and reductions in an amount equal to (a) 100% of the net cash proceeds of certain equity issuances by our parent company, us or any of our subsidiaries, (b) 100% of the net cash proceeds of certain debt issuances of our parent company, us or any of our subsidiaries, (c) 75% of our excess cash flow (subject to a reduction to 50% based on our financial performance) and (d) 100% of the net cash proceeds of certain asset sales or other dispositions of property by our parent company, us or any of our subsidiaries, in each case subject to certain exceptions. The mandatory prepayment provision by the lender banks of the Term Loan Facility was waived with respect to the $15.0 million of preferred stock and related warrants purchased on December 15, 1999.



AFFIRMATIVE, NEGATIVE AND FINANCIAL COVENANTS



     The Credit Agreement contains a number of covenants that, among other things, restrict the ability of our parent company, us and our subsidiaries to dispose of assets, incur additional indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by us and our subsidiaries, make capital expenditures change our fiscal year, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the Credit Agreement requires our parent company to comply with specified financial ratios and tests, including a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum EBITDA test. The Credit Agreement also contains provisions that will prohibit any modifications of the indenture in any manner adverse to the lenders under the Credit Agreement and that limit our ability to refinance or otherwise prepay the notes without the consent of such lenders. On December 14, 1999, the lender group approved a waiver permitting us to change our fiscal year from ending on the last Saturday in August to the first Saturday in July to more closely align our fiscal and operational year,

EVENTS OF DEFAULT

     The Credit Agreement contains customary events of default, including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, bankruptcy, ERISA events, material judgments and liabilities, actual or asserted invalidity of any material security interest and change of control.

                              DESCRIPTION OF NOTES


GENERAL



     The old notes and new notes were issued under an indenture among LPA Holding Corp., La Petite Academy, the guarantors and PNC Bank, National Association, as trustee. The terms of the new notes are identical in all respects to the old notes, except that the new notes have been registered under the Securities Act and, therefore, do not bear legends restricting their transfer and do not contain provisions providing for the payment of liquidated damages under certain circumstances relating to the Registration Rights Agreement, which provisions terminated upon the consummation of the Exchange Offer. The following summary of the material provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended, and to all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by reference to the Trust Indenture Act, as in effect on the date of the indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." For purposes of this section, the terms "La Petite" and "La Petite Academy" refer only to La Petite Academy, Inc and not any of its subsidiaries.


     Principal of, premium, if any, and interest on the notes is payable, and the notes may be exchanged or transferred, at the office or agency of the issuers in the Borough of Manhattan, The City of New York, except that, at the option of the issuers, payment of interest may be made by check mailed to the registered holders of the notes at their registered addresses.

     The notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but the issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The indenture provides for the issuance of up to $100 million aggregate principal amount of additional notes having terms and conditions identical to those of the notes offered hereby, subject to compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the notes offered hereby and will vote on all matters with the notes offered hereby. Unless the context otherwise requires, for purposes of this "Description of Notes," references to the notes include additional notes.

TERMS OF THE NOTES

     The notes are unsecured senior obligations of the issuers, limited to $145 million aggregate principal amount, and mature on May 15, 2008. Each notes bears interest at a rate of 10% per annum from May 11, 1998, or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing November 15, 1998. We will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the notes are not redeemable at our option prior to May 15, 2003. From and after May 15, 2003, the notes will be redeemable at our option, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

                      YEAR                           REDEMPTION PRICE
                      ----                           ----------------
2003.............................................        105.000%
2004.............................................        103.333%
2005.............................................        101.667%
2006 and thereafter..............................        100.000%

     In addition, at any time and from time to time prior to May 15, 2001, the issuers may redeem up to a maximum of 35% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of additional notes) with the proceeds of one or more of our Public Equity Offerings or our parent company following which there is a Public Market, at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of additional notes) remains outstanding. Any such redemption shall be made within 60 days of such Public Equity Offering upon not less than 30 nor more than 60 days' notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

SELECTION

     In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest (if any) on, the notes to be redeemed.

RANKING

     The indebtedness evidenced by the notes is unsecured senior indebtedness of the issuers, ranks pari passu in right of payment with all existing and future senior indebtedness of the issuers and is senior in right of payment to all existing and future subordinated obligations of the issuers. The notes are effectively subordinated to any Secured Indebtedness of the issuers and their respective Subsidiaries to the extent of the value of the assets securing such Indebtedness.


     As of October 23, 1999, (i) the outstanding senior indebtedness of La Petite Academy and our parent company was $199.9 million, of which $54.9 million was Secured Indebtedness

(exclusive of unused commitments under the Credit Agreement), and (ii) the guarantor had no senior indebtedness outstanding (exclusive of guarantees of Indebtedness under the Credit Agreement (all of which would have been Secured Indebtedness) and the guarantee). Although the indenture will contain limitations on the amount of additional Indebtedness which we may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be senior indebtedness and may be Secured Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."


GUARANTEES

     Our existing Subsidiary has and certain of our future Subsidiaries will, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guaranteed on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the issuers under the indenture and the notes, whether for payment of principal of, or interest on, and liquidated damages, if any, in respect of, the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such guarantors being herein called the Guaranteed Obligations). Such guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under any guarantee. Each guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable guarantor without rendering the guarantee, as it relates to such guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, we will cause each of our Domestic Subsidiaries to execute and deliver to the Trustee a guarantee pursuant to which such Domestic Subsidiary will guarantee payment of the notes. See "-- Certain Covenants -- Future Guarantors."

     Each guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the holders and their successors, transferees and assigns.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events, each a Change of Control, each holder will have the right to require the issuers to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (i)prior to the earlier to occur of (A) the first public offering of common stock of our parent company or (B) the first public offering of our common stock, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the La Petite's Voting Stock, whether as a result of issuance of securities of our parent company or us, any merger, consolidation, liquidation or dissolution of our parent company or us, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

     (ii)
        (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the La Petite's Voting Stock and (B) the Permitted Holders "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the La Petite's Voting Stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

     (iii)
        during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors or the Board of Directors of our parent company, as the case may be (together with any new directors whose election by such Board of Directors or whose nomination for election by our shareholders or the shareholders of our parent company, as applicable, was approved (x) in accordance with the Stockholders Agreement, (y) by the Permitted Holders or (z) by a vote of 66 2/3% of our directors or our parent company, as applicable, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of our Board of Directors or the Board of Directors of our parent company, as applicable, then in office;

     (iv)
        the adoption of a plan relating to the liquidation or dissolution of La Petite or our parent company; or

     (v)the merger or consolidation of La Petite or our parent company with or into another Person or the merger of another Person with or into us or our parent company, or the sale of all or substantially all of our assets or the assets of our parent company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, our securities or the securities of our parent company, as the case may be, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of our or our parent company's voting stock, as applicable, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transac-tion, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

     Within 30 days following any change of control, the issuers shall mail a notice to each holder with a copy to the Trustee, the change of control offer stating: (1) that a change of control has occurred and that such holder has the right to require the issuers to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such change of control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the issuers, consistent with this covenant, that a holder must follow in order to have its notes purchased.

     The issuers will not be required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to our change of control offer and purchases all notes validly tendered and not withdrawn under such change of control offer.

     The issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.

     The change of control purchase feature is a result of negotiations between the issuers and the initial purchasers of the old notes. Management has no present intention to engage in a transaction involving a change of control, although it is possible that we or our parent company would decide to do so in the future. Subject to the limitations discussed below, the issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our or our parent company's capital structure or credit ratings. Restrictions on the ability of the issuers to incur additional Indebtedness are contained in the covenant described under "-- Certain Covenants -- Limitation on Indebtedness". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

     The occurrence of certain of the events which would constitute a change of control would constitute a default under the Credit Agreement. Future senior indebtedness of the issuers may contain prohibitions of certain events which would constitute a change of control or require such senior indebtedness to be repurchased upon a change of control. Moreover, the exercise by the holders of their right to require the issuers to repurchase the notes could cause a default under such senior indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on the issuers. Finally, the issuers' ability to pay cash to the holders upon a repurchase may be limited by the issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the indenture relative to the issuers' obligation to make an offer to repurchase the notes as a result of a change of control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

     LIMITATION ON INDEBTEDNESS. (a) The indenture provides that La Petite will not, and will not permit any of our Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that we or any of our Restricted Subsidiaries may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1.00.

     (b)Notwithstanding the foregoing paragraph (a), La Petite and our Restricted Subsidiaries may Incur the following Indebtedness:

          (i) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $65.0 million less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness;

          (ii)Indebtedness of La Petite owed to, and held by, any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to, and held by, us or any Wholly Owned Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to us or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (ii) if we are the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

          (iii)
              Indebtedness (A) represented by the notes (not including any additional notes) and the guarantees, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (i) and (ii) above), (c) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause
              (iii) or clause (v) (including Indebtedness Refinancing, Refinancing Indebtedness) or the foregoing paragraph (a) or (D) consisting of guarantees of any Indebtedness permitted under clauses (i) and (ii) of this paragraph (b);

          (iv)Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by us and the Restricted Subsidiaries in the ordinary course of their business and (B) under Interest Rate Agreements entered into for bona fide hedging purposes of La Petite in the ordinary course of business; provided, however, that such Interest Rate Agreements do not increase our Indebtedness outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder;

          (v) Purchase Money Indebtedness (including Capitalized Lease Obligations) in an aggregate principal amount not in excess of $10.0 million at any time outstanding;

          (vi)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its incurrence;

          (vii)
              Indebtedness arising from our agreements or of a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on our balance sheet or the balance sheet of any of our Restricted Subsidiaries (provided that contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed not to be reflected on a balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by us and our Restricted Subsidiaries in connection with such disposition; or

          (viii)
              Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (viii) and then outstanding, shall not exceed $10.0 million.

     (c)Notwithstanding the foregoing, we may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any subordinated obligations unless such Indebtedness will be subordinated to the notes to at least the same extent as such subordinated obligations.

     (d)Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that we or any of our Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant, (i) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (i) of paragraph
        (b) above, (ii) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness and (iii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, we in our sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

     LIMITATION ON RESTRICTED PAYMENTS. (a) The indenture provides that La Petite Academy will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving us) or similar payment to the direct or indirect holders of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to us or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than La Petite or other Restricted Subsidiaries, to its other shareholders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any of our Capital Stock or any Capital Stock of a Restricted Subsidiary held by Persons other than us or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time we or such Restricted Subsidiary makes such Restricted Payment: (1) a Default will have occurred and be continuing (or would result therefrom); (2) we could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by us from the issue or sale of our Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary or (y) an employee stock ownership plan or other trust established by La Petite or any of our Subsidiaries); (C) the amount by which our Indebtedness or Indebtedness of our Restricted Subsidiaries is reduced on our balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Closing Date of any of our Indebtedness or Indebtedness of our Restricted Subsidiaries convertible or exchangeable for our Capital Stock (other than Disqualified Stock) (less the amount of any cash or the fair market value of other property distributed by us or any of our Restricted Subsidiaries upon such conversion or exchange); (D) 100% of the aggregate amount of cash and marketable securities contributed to our capital after the Closing Date; and (E) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to La Petite Academy or any of our Restricted Subsidiaries from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of Investment) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by us or any of our Restricted

Subsidiaries in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

     (b) The provisions of the foregoing paragraph (a) will not prohibit: (i) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Capital Stock (other than Disqualified Stock and other than Capital Stock issued or sold to our Subsidiaries or an employee stock ownership plan or other trust established by us or any of our Subsidiaries); provided, however, that (A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (i) will be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase redemption, defeasance or other acquisition or retirement for value of our Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Indebtedness that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under " --Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under " --Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments; (v) the repurchase or other acquisition of shares of, or options to purchase shares of, our common stock or any of our Subsidiaries from La Petite's employees, former employees, directors or former directors or any of our Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $250,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments; (vi) payment of dividends, other distributions or other amounts by us for the purposes set forth in clauses (A) through (C) below; provided, however, that such dividend, distribution or amount set forth in clause (C) shall be included in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above: (A) to our parent company in amounts equal to the amounts required for our parent company to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $500,000 per fiscal year; (B) to our parent company in amounts equal to amounts required for our parent company to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of La Petite and our Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries); (C) to our parent company in amounts equal to amounts expended by parent company to repurchase Capital Stock of our parent company owned by our former employees or former employees of our Subsidiaries or their assigns, estates and heirs; provided, however, that the aggregate amount paid, loaned or advanced to parent company pursuant to this clause (C) shall not, in the aggregate, exceed $1.5 million per fiscal year plus any unused amounts from any immediately preceding fiscal year, up to a maximum aggregate amount of $5.0 million during the term of the indenture, plus any amounts contributed by our parent company as a result of resales of such repurchased shares of Capital Stock; or (vii) the payment of dividends on our Common Stock, following the first public offering of our Common Stock after the Closing Date, of up to 6% per annum of the net proceeds received by us in such public offering, other than public offerings with respect to our Common Stock registered on Form S-8, provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments for purposes of paragraph (a) above.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The indenture provides that La Petite Academy will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to us, (ii) make any loans or advances to us or (iii) transfer any of its property or assets to us, except: (1) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date;
(2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by us (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by us) and outstanding on such date; (3) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) that is or was created by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or any Restricted Subsidiary not otherwise prohibited by the indenture or (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements; (4) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (5) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; or (6) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1) through (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any agreement relating to such Indebtedness are no less favorable to us in any material respect as determined by our Board of Directors in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements relating to the Indebtedness being Refinanced.

     LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The indenture provides that we will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) we or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, (ii) at least 85% of the consideration thereof received by us or such Restricted Subsidiary is in the form of cash, provided that with respect to the sale or other disposition of an operational Academy, we shall be deemed to be in compliance with this clause
(ii) if the Consolidated Coverage Ratio after giving effect to such sale or disposition and the application of proceeds received therefrom is greater than or equal to the Consolidated Coverage Ratio immediately prior to giving effect to such sale or disposition and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by us (or such Restricted Subsidiary, as the case may be) (A) first, to the extent we elect (or is required by the terms of any Indebtedness) to prepay, repay, redeem or purchase our Indebtedness outstanding under the Credit Agreement within 18 months after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent we or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 18 months from the later of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and
(B), to make an Offer (as defined below) to purchase notes pursuant to and subject to the conditions set forth in section (b) of this covenant; provided, however, that if we elect (or is required by the terms of any other senior indebtedness), such Offer may be made ratably to purchase the notes and other senior indebtedness, and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and , to
(x) acquire Additional Assets (other than Indebtedness and Capital Stock) or (y) prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to our Affiliate and other than Disqualified Stock of the Company) or Indebtedness of any Restricted Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case described in this clause
(D) within 18 months from the receipt of such Net Available Cash or, if we have made an Offer pursuant to clause (C), six months from the date such Offer is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, we or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, we and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10 million.

     For the purposes of clause (ii) of the preceding paragraph, the following are deemed to be cash: (x) the assumption of our Indebtedness (other than our Disqualified Stock) or of any Restricted Subsidiary and our release or the release of such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by us or any Restricted Subsidiary from the transferee that are promptly converted by us or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of notes (and other senior indebtedness) pursuant to clause (a)(iii)(C) of this covenant, we will be required to purchase notes (and other senior indebtedness) tendered pursuant to an offer by us for the notes (and other senior indebtedness) (the Offer) at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase in accordance with the procedures (including prorationing in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of notes (and other senior indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other senior indebtedness), we will apply the remaining Net Available Cash in accordance with clause (a)(iii)(D) of this covenant. La Petite will not be required to make an Offer for notes (and other senior indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B) of this covenant section
(a)(iii)) is less than $10 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) We will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of our Affiliates (an "Affiliate Transaction") (i) on terms that are less favorable to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (ii) if such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, such terms (1) are set forth in writing and (2) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (iii) if such Affiliate Transaction involves an amount in excess of $5.0 million, such terms have also been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to us and our Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to our employees and directors pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with our past practices, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time, (v) any transaction between us and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries,
(vi) reasonable fees and compensation paid to, and indemnity provided on behalf of, our officers, directors, employees, consultants or agents or any of our Restricted Subsidiaries as determined in good faith by our Board of Directors;
(vii) any transactions undertaken pursuant to any contractual obligations in existence on the Closing Date (as in effect on the Closing Date); (viii) the provision by Persons who may be deemed our Affiliates of investment banking, commercial banking, trust lending or financing, investment, underwriting, placement agent, financial advisory or similar services to us or our Subsidiaries; (ix) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to us or our Restricted Subsidiaries in the reasonable determination of our Board of Directors or the senior management thereof or are on terms no less favorable to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate; and (x) any contribution to our capital by our parent company or any purchase of our common stock by our parent company.

     LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The indenture provides that we will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except: (i) to us or a Wholly Owned Subsidiary; (ii) if, immediately after giving effect to such issuance, sale or other disposition, neither we nor any of our Subsidiaries own any Capital Stock of such Restricted Subsidiary or (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition. The proceeds of any sale of such Capital Stock permitted hereby will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

     LIMITATION ON LIENS. The indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of our or its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     FUTURE GUARANTORS. The indenture provides that we will cause each Domestic Subsidiary to become a guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes. Each guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     REPORTS. The indenture provides that, notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the Commission and provide the Trustee and noteholders and prospective noteholders (upon request) within 15 days after we file them with the Commission copies of our annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following a Public Equity Offering, we shall furnish to the Trustee and the noteholders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by us or our parent company to public shareholders generally. We also will comply with the other provisions of Section 314(a) of the TIA.

MERGER AND CONSOLIDATION

     The indenture provides that neither we nor our parent company will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the Successor Company) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not us or our parent company) will expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of La Petite or our parent company, as the case maybe, under the notes and the indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing; and (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness," and (iv) the issuers deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such amendment to the indenture, if any, complies with the indenture.


     In the event of any transaction (other than a lease) described in, and complying with, the immediately preceding paragraph in which we or our parent company, as applicable, is not the surviving Person and the surviving Person assumes all the obligations of La Petite or our parent company, as applicable, under the notes and the indenture pursuant to a supplemental indenture, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, us or our parent company, as applicable, and we or our parent company, as applicable, will be discharged from our or its obligations under the indenture and the notes.



     Neither we nor our parent company will permit any guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any Person unless: (i) the resulting, surviving or transferee Person (if not such guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such guarantor was organized or under the laws of the United States of America, or any State hereof or the District of Columbia, and such Person shall expressly assume, by an amendment to the indenture, in a form acceptable to the Trustee, all the obligations of such guarantor under its guarantee; and (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Issuers deliver to the Trustee an Officer's Certificate for each Issuer and an Opinion of Counsel, each stating that such consolidation, merger, or transfer and such amendment to this Indenture, if any, complies with this Indenture.


     Notwithstanding the foregoing, (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of our properties and assets and (b) we may merge with an Affiliate incorporated solely for the purpose of our reincorporating in another jurisdiction to realize tax or other benefits.

DEFAULTS

     An Event of Default is defined in the indenture as (i) a default in any payment of interest on any note when due and payable, and the default continues for 30 days, (ii) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon acceleration or otherwise, (iii) the failure by our parent company or us to comply with its obligations under the covenant described under "-- Merger and Consolidation," (iv) the failure by us or our parent company to comply for 30 days after notice with any of our or its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants" (in each case, other than a failure to purchase notes when required), (v) the failure by us or our parent company to comply for 60 days after notice with our or its other agreements contained in the notes or the indenture, (vi) the failure by us, our parent company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the indenture, (vii) certain events of bankruptcy, insolvency or reorganization of us, our parent company or one of our Significant Subsidiaries (the "bankruptcy provisions"), (viii) the rendering of any judgment or decree for the payment of money in excess of $10.0 million at the time it is entered against us, our parent company or a Significant Subsidiary and is not discharged, waived or stayed if (A) an enforcement proceeding thereon is commenced by any creditor or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or (ix) any guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any guarantor or Person acting by or on behalf of such guarantor denies or disaffirms such guarantor's obligations under the indenture or any guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clause (iv), (v) or (viii) above will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding notes notify the issuers of the default and the issuers do not cure such default within the time specified in clause
(iv), (v) or (viii) above after receipt of such notice.

     If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the issuers) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes by notice to the issuers may declare the principal of, and accrued but unpaid interest on, all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the issuers occurs, the principal of, and interest on, all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, the status of any such event and the action the issuers is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture or the notes may be amended with the written consent of the holders of a majority in principal amount of the notes then outstanding, and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things, (i) reduce the amount of notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest or any liquidated damages on any note, (iii) reduce the principal of, or extend the Stated Maturity of, any note,
(iv) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption," (v) make any note payable in money other than that stated in the note, (vi) impair the right of any holder to receive payment of principal of, and interest or any liquidated damages on, such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or
(viii) modify the guarantees in any manner adverse to the holders.

     Without the consent of any holder, the issuers and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the issuers under the indenture, to provide for uncertificated notes in addition to, or in place of, certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add additional guarantees with respect to the notes, to secure the notes, to add to the covenants of the issuers for the benefit of the noteholders or to surrender any right or power conferred upon the issuers, to make any change that does not adversely affect the rights of any holder, subject to the provisions of the indenture, to provide for the issuance of additional notes or to comply with any requirement of the Commission in connection with the qualification of the indenture under the TIA.

     The consent of the noteholders will not be necessary under the indenture to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, the issuers will be required to mail to noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents, and the issuers may require a noteholder to pay any taxes required by law or permitted by the indenture. The issuers are not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

DEFEASANCE

     The issuers at any time may terminate all their obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The issuers at any time may terminate their obligations under "Change of Control" and the covenants described under "-- Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" and the limitations contained in clause (iii) under the first paragraph of "-- Merger and Consolidation" ("covenant defeasance"). In the event that the issuers exercise their legal defeasance option or its covenant defeasance option, each guarantor will be released from all of its obligations with respect to its guarantee.

     The issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries), or (ix) under "-- Defaults" or because of the failure of the Company or parent company to comply with clause (iii) under the first paragraph of "-- Merger and Consolidation."

     In order to exercise either defeasance option, the issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     PNC Bank, National Association is the Trustee under the indenture and has been appointed by the issuers as Registrar and Paying Agent with regard to the notes.

GOVERNING LAW

     The indenture provides that it and the notes are governed by, and are to be construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by us or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by us or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, sale-leaseback transaction, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by La Petite or any of our Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than us or one of our Restricted Subsidiaries), (ii) all or substantially all the assets of any division or line of business of La Petite or any of our Restricted Subsidiaries or (iii) any other of our assets or any of our Restricted Subsidiaries other than property or equipment that has become worn out, obsolete, damaged or otherwise unsuitable for use in connection with our business or any of our Restricted Subsidiaries, as the case may be (other than, in the case of (i), (ii) and (iii) above, (w) a disposition by one of our Restricted Subsidiaries or by us or a Restricted Subsidiary to a Wholly Owned Subsidiary, (x) for purposes of the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments," (y) the sale, lease, transfer or other disposition of all or substantially all of our assets as permitted by the covenant described under "Merger and Consolidation" and (x) a disposition of assets with a fair market value of less than $100,000).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means our Board of Directors or our parent company, as applicable, or any committee thereof duly authorized to act on behalf of such Board of Directors.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     "CCP" means Chase Capital Partners and its Affiliates.

     "Closing Date" means the date of the indenture.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (A) if we or any of our Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if we or any of our Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if we or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (c) if since the beginning of such period we or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any of our Indebtedness or any of our Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to us and our continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent we and our continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (D) if since the beginning of such period we or any of our Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into us or any of our Restricted Subsidiaries since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by us or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, including related cost savings measures, and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be deter-mined in good faith by a responsible financial or accounting Officer of La Petite. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of La Petite and our Consolidated Restricted Subsidiaries, plus, to the extent Incurred by us and our Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing, (vi) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by us or any Restricted Subsidiary, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) dividends in respect of (A) all of Preferred Stock of La Petite and any of our Subsidiaries and (B) our Disqualified Stock, in each of (A) and (B) to the extent held by Persons other than us or a Wholly Owned Subsidiary, (ix) interest Incurred in connection with investments in discontinued operations and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than us) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of La Petite and our Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person (other than us) if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, our equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to us or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) our equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any person acquired by us or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to us, except that (A) subject to the limitations contained in clause (iv) below, our equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to us or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) our equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any of our assets or the assets of our Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (v) any extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles; (vii) any bonuses paid to members of the Management Group in connection with the Transactions; and (viii) any expenses relating to cash payments made in respect of the termination of outstanding options in connection with the Transactions.

Notwithstanding the foregoing, for the purpose of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to us or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of us in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of La Petite or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "Credit Agreement" means the Credit Agreement dated as of May 11, 1998, as amended, waived or otherwise modified from time to time (except to the extent that any such amendment, waiver or other modification thereto would be prohibited by the terms of the indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of notes at the time outstanding), among us, our parent company, the financial institutions signatory thereto, NationsBank, N.A., as Administrative Agent, and The Chase Manhattan Bank, as Syndication Agent.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "-- Change of Control" and "-- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock."

     "Domestic Subsidiary" means any direct or indirect Subsidiary of us that is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

     "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) the income tax expense of La Petite and our Consolidated Restricted Subsidiaries, (ii) Consolidated Interest Expense, (iii) depreciation expense of La Petite and our Consolidated Restricted Subsidiaries, (iv) amortization expense of La Petite and our Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and (v) all non-cash charges associated with the granting of New Options during such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, one of our Restricted Subsidiaries shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to us by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Foreign Subsidiary" means any of our Subsidiary(s) that is not a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

     "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

     "Guarantee" means each guarantee of the obligations with respect to the notes issued by one of our Subsidiaries pursuant to the terms of the indenture.

     "Guarantor" means any Person that has issued a Guarantee.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement.

     "Holder" or "Noteholder" means the Person in whose name a note is registered on the registrar's books.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (v) all Capitalized Lease Obligations of such Person; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; or (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person; all obligations of the type referred to in clauses (i) through (ii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to our equity interest in such Subsidiary) of the fair market value of the net assets of any of our Subsidiaries at the time that any such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, we shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) our "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to our equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by our Board of Directors.

     "King Investor" means an entity a majority of the economic interests of which are owned by CCP and a majority of the voting interests of which are owned by (i) Robert E. King, his descendants or, in the event of the death or incompetence of any of the foregoing individuals, such Person's estate, executor, administrator, committee or other personal representative or (ii) any other Person approved by CCP.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Management Group" means the group consisting of La Petite Academy's directors and executive officers of the Company.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by us or any of our Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Options" means the options granted to certain members of management pursuant to the New Option Plan.

     "New Option Plan" means the New Option Plan adopted by our parent company as part of the Recapitalization.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of La Petite or our parent company, as the case maybe.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to La Petite, our parent, or the Trustee.

     "Parent" means LPA Holding Corp., a Delaware corporation or its successors.

     "Permitted Holders" means CCP, the Management Group, the King Investor Group and any Person acting in the capacity of an underwriter in connection with a public or private offering of our or our parent company's Capital Stock.

     "Permitted Investment" means an Investment by us or any of our Restricted Subsidiaries in (i) us, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, us or one of our Restricted Subsidiaries; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to us or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as we or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with our past practices or those of such Restricted Subsidiary and not exceeding $1.0 million in the aggregate outstanding at any one time; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to us or any Restricted Subsidiary or in satisfaction of judgments, (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock;" (ix) Interest Rate Agreements entered into in the ordinary course of our or our Restricted Subsidiaries' businesses and otherwise in compliance with the indenture; (x) additional Investments (including joint ventures) in an amount that, when added to all other Investments made pursuant to this clause (x), does not exceed 10% of the Total Assets as of the end of the most recent fiscal quarter preceding the date of such Investment for which financial statements are available; (xi) Investments in securities of trade debtors of customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade debtors or customers; (xii) Investments made by us or our Restricted Subsidiaries as a result of consideration received in connection with an Asset Disposition made in compliance with the covenant described under "Limitation on Sales of Assets and Subsidiary Stock;" and (xiii) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes one of our Restricted Subsidiaries or at the time such Person merges or consolidates with us or any of our Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming one of our Restricted Subsidiaries or such merger or consolidation.

     "Permitted Liens" means, with respect to any Person:

     (a)Liens imposed by law for taxes or other governmental charges that are not yet due or are being contested in good faith by appropriate proceedings;

     (b)carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

     (c)pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

     (d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for the payment of Indebtedness), in each case in the ordinary course of business;

     (e)judgment liens in respect of judgments that do not constitute an Event of Default under "-- Events of Default";

     (f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of such Person;

     (g)any interest of a landlord in or to property of the tenant imposed by law, arising in the ordinary course of business and securing lease obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings, or any possessory rights of a lessee to the leased property under the provisions of any lease permitted by the terms of the indenture;

     (h)Liens of a collection bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction;

     (i)Liens to secure Indebtedness permitted pursuant to clause (b)(i) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness";

     (j)Liens existing on the Closing Date provided, that (i) except as permitted under subclause (D) of clause (l) of this definition such Lien shall not apply to any other property or asset of such Person except assets financed solely by the same financing source that provided the Indebtedness secured by such Lien, and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

     (k)any Lien existing on any property or asset prior to the acquisition thereof by such Person or existing on any property or asset of another Person that becomes a Subsidiary after the date hereof prior to the time such other Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such other Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of such Person except assets financed solely by the same financing source in existence on the date of such acquisition that provided the Indebtedness secured by such Lien and (C) except as permitted under subclause (D) of clause
        (l) of this definition such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such other Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

     (l)Liens on fixed or capital assets acquired, constructed or improved by such Person and extensions, renewals and replacements thereof that do not increase the outstanding principal amount of the Indebtedness secured thereby, provided that (A) such security interests secure Indebtedness permitted under "-- Limitation on Indebtedness," (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 12 months after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and other fixed or capital assets financed solely by the same financing source and (D) such security interests shall not apply to any other property or assets of such Person except assets financed solely by the same financing source;

     (m)licenses of intellectual property rights granted in the ordinary course of business and not interfering in any material respect with the conduct of the business;

     (n)Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to us or one of our Restricted Subsidiaries;

     (o)Liens securing Hedging Obligations so long as the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligation;

     (p)Liens securing the notes pursuant to the covenants described under "-- Certain Covenants -- Limitation on Liens";

     (q)Liens securing Refinancing Indebtedness of any Indebtedness secured by any Lien referred to in clauses (j), (k) and (l); and

     (r)Liens (other than those permitted by paragraphs (a) through (q) above) securing liabilities permitted under the indenture in an aggregate amount not exceeding $1.0 million at any time outstanding.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of our common stock or common stock of our parent company pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding common stock of La Petite or our parent company (as applicable) has been distributed by means of an effective registration statement under the Securities Act.

     "Purchase Money Indebtedness" means Indebtedness of La Petite or any of our Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that such Indebtedness is incurred prior to or within 12 months after such acquisition or the completion of such construction or improvement.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of La Petite or any of our Restricted Subsidiaries existing on the Closing Date or Incurred in compliance with the indenture (including our Indebtedness that Refinances Refinancing Indebtedness); provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by us in connection with such Refinancing) and (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that Refinances our Indebtedness or (y) Indebtedness of La Petite or one of our Restricted Subsidiaries that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary (as determined in good faith by our Board of Directors) to the businesses of La Petite and the Restricted Subsidiaries on the Closing Date.

     "Restricted Subsidiary" means any of our Subsidiaries other than an Unrestricted Subsidiary.

     "Secured Indebtedness" means any of our Indebtedness secured by a Lien. "Secured Indebtedness" of our parent or a Guarantor has a correlative meaning.

     "Senior Indebtedness" of the La Petite Academy means the principal of, premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for our reorganization, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) on, and fees and other amounts owing in respect of, Bank Indebtedness and all of our other Indebtedness, whether outstanding on the Closing

Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the notes. "Senior indebtedness" of our parent company or any Guarantor has a correlative meaning.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Obligation" means any of our Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. "Subordinated obligation" of our parent company or a Guarantor has a correlative meaning.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than our Affiliates) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"), (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service,

Inc. and (vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "TIA" means the Trust Indenture Act of 1939 as in effect on the date of the indenture.

     "Total Assets" means the total consolidated assets of La Petite and our Restricted Subsidiaries as shown on our most recent balance sheet.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Unrestricted Subsidiary" means (i) any of our Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by our Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any of our Subsidiaries (including any of our newly acquired or newly formed Subsidiaries) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of La Petite , or any of our other Subsidiaries that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) we could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant entitled "Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) we or another Wholly Owned Subsidiary own.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of certain United States federal income tax considerations to U.S. holders and non-U.S. holders relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. U.S. Holder is a United States person. Non-U.S. holder is a person that is not classified as a United States person. United States person means a holder which will hold notes as "capital assets" (within the meaning of Section 1221 of the Code) and which is a citizen or resident of the United States, a corporation or other entity taxable as a corporation created in, or organized under the laws of, the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust, the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons will also be a U.S. holder. This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. This summary does not consider the effect of any applicable foreign, state, local or other tax laws. This summary is based on the Code, existing, temporary, and proposed Treasury Regulations, laws, rulings and decisions now in effect, all of which are subject to change. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the notes.


     THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. HOLDERS

     PAYMENT OF INTEREST. Interest on a note generally will be includable in the income of a holder as ordinary interest income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes. The notes were not issued with original issue discount for U.S. federal income tax purposes.

     MARKET DISCOUNT ON RESALE OF NOTES. A holder of a note should be aware that the purchase or resale of a note may be affected by the "market discount" provisions of the Code. The market discount rules generally provide that if a holder of a note purchases the note at a market discount (i.e., a discount other than at original issue), any gain recognized upon the disposition of the note by the holder will be taxable as ordinary income, rather than as capital gain, to the extent such gain does not exceed the accrued market discount on such note at the time of such disposition. Market discount generally means the excess, if any, of a note's stated redemption price at maturity over the price paid by the holder therefor, unless a de minimis exception applies. A holder who acquires a note at a market discount also may be required to defer the deduction of a portion of the amount of interest that the holder paid or accrued during the taxable year on indebtedness incurred or maintained to purchase or carry such note, if any.

     Any principal payment on a note acquired by a holder at a market discount will be included in gross income as ordinary income to the extent that it does not exceed the accrued market discount at the time of such payment. The amount of the accrued market discount for purposes of determining the tax treatment of subsequent payments on, or dispositions of, a note is to be reduced by the amounts so treated as ordinary income.

     A holder of a note acquired at a market discount may elect to include market discount in gross income, for U.S. federal income tax purposes, as such market discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service ("IRS"). If a holder of a note makes such an election, the foregoing rules regarding the recognition of ordinary income on sales and other dispositions and the receipt of principal payments with respect to such note, and regarding the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such note, will not apply.

     NOTES PURCHASED AT A PREMIUM. In general, if a holder purchases a note for an amount in excess of its stated redemption price at maturity, the holder may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the note will be reduced by the amount of amortizable bond premium allocable (based on the note's yield to maturity) to such year. Any such election would apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or which thereafter are acquired by the holder, and such election is irrevocable without the consent of the IRS.

     SALE, EXCHANGE OR RETIREMENT OF THE NOTES. Upon the sale, exchange or redemption of a note, a holder generally will (except as discussed under "Market Discount on Resale of Notes") recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the note. A holder's adjusted tax basis in a note generally will equal the purchase price of the note to such holder. Such capital gain or loss will be short-term or long-term, depending on the holder's holding period in the note at the time of sale, exchange or redemption.

NON-U.S. HOLDERS

     PAYMENTS OF INTEREST. A Non-U.S. holder will not be subject to United States federal income tax by withholding or otherwise on payments of interest on a note (provided that the beneficial owner of the note fulfills the statement requirements set forth in applicable Treasury regulations) unless (A) such Non-U.S. holder (i) actually or constructively owns 10% or more of the total combined voting power of all classes of stock of us entitled to vote, (ii) is a controlled foreign corporation related, directly or indirectly, to us through stock ownership, or (iii) is a bank receiving interest described in Section 881(c)(3)(A) of the

Code or (B) such interest is effectively connected with the conduct of a trade or business by the Non-U.S. holder in the United States.

     GAIN ON DISPOSITION OF THE NOTES. A Non-U.S. holder will not be subject to United States federal income tax by withholding or otherwise on any gain realized upon the disposition of a note unless (i) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met or (ii) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder in the United States.

     EFFECTIVELY CONNECTED INCOME. To the extent that interest income or gain on the disposition of a note is effectively connected with the conduct of a trade or business of the Non-U.S. holder in the United States, such income will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person. Additionally, in the case of a Non-U.S. holder which is a corporation, such effectively connected income may be subject to the United States branch profits tax at the rate of 30%.

     TREATIES. A tax treaty between the United States and a country in which a Non-U.S. holder is a resident may alter the tax consequences described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note and payments of the proceeds of the sale of a note to certain noncorporate holders, and a 31% backup withholding tax may apply to such payments if the holder fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, is notified by the IRS that it has failed to report payments of interest and dividends properly or under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required minimum information is furnished to the IRS.

     Generally, such information reporting and backup withholding may apply to payments of principal, interest and premium (if any) to Non-U.S. holders which are not "Exempt Recipients" and which fail to provide certain information as may be required by United States law and applicable regulations. The payment of the proceeds of the disposition of notes to or through the United States office of a broker will be subject to information reporting and backup withholding at a rate of 31% unless the owner certifies its status as a Non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

     Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation and the availability of an exemption therefrom, and the procedures for obtaining any such exemption.

     The United States Department of the Treasury has promulgated final regulations regarding the information reporting and backup reporting rules discussed above. In general, the final regulations do not significantly alter the substantive information reporting and backup withholding requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, the final regulations permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The final regulations are generally effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective purchasers of the notes should consult their own tax advisors concerning the effect of such regulations on their particular situations.

                         BOOK-ENTRY; DELIVERY AND FORM

     The new notes are represented by one or more permanent global certificates in definitive, fully registered form (or Global Notes). The Global Notes are deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC.

THE GLOBAL NOTES

     Pursuant to procedures established by DTC upon the issuance of the Global Notes, DTC or its custodian credited, on its internal system, the principal amount of new notes of the individual beneficial interests represented by the Global Notes to the respective accounts of persons who have accounts with DTC and ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below)) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Notes is limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. Interests in the Global Notes may be held directly through DTC, by Participants, or indirectly through organizations which are Participants.

     So long as DTC, or its nominee, is the registered owner or holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture.

     Payments of the principal of, premium, if any, and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuers, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The issuers expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Notes, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The issuers also expect that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Note (as defined below) for any reason, including to sell new notes to persons in states which require physical delivery of the new notes, or to pledge such securities, such Holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set fourth in the indenture.

     DTC has advised the issuers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the Global Notes in whole for Certificated Notes, which it will distribute to the Participants.

     DTC has advised the issuers as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC System is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the issuers nor the Trustee will have any responsibility for the performance by DTC or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If

     - the issuers notify the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

     - the issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of notes in definitive form under the indenture or

     - upon the occurrence of certain other events as provided in the indenture,

then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     None of the issuers or the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

YEAR 2000



     DTC management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same related to the timely payment of distributions (including principal and income payments) to securityholders book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.



     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to:



     - impress upon them the importance of such services being year 2000 compliant: and



     - determine the extent of their efforts for year 2000 remediation (and, as appropriate, testing) of their services.



     In addition, DTC is in the process of developing such contingency plans as it deems appropriate.



     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

                              PLAN OF DISTRIBUTION

     This prospectus may be used by CSI in connection with offers and sales related to market-making transactions in the new notes. CSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. CSI has no obligation to make a market in the new notes and may discontinue its market-making activities at any time without notice, at its sole discretion. We have agreed to indemnify CSI against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments which CSI might be required to make in respect thereof.

     For a description of certain relationships between the issuers and CSI and its affiliates, see "Certain Relationships and Related Transactions" and "Ownership of Securities".

                                 LEGAL MATTERS

     The validity of the notes offered hereby was passed upon by O'Sullivan Graev & Karabell, LLP, New York, New York.

                                    EXPERTS


     The consolidated financial statements of LPA Holding Corp. included in this prospectus, the related financial statement schedules included elsewhere in the registration statement, and the financial statements from which the Selected Consolidated Financial and Other Data included in this prospectus have been derived, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement. Such consolidated financial statements, financial statement schedules, and Selected Consolidated Financial and Other Data have been included herein and elsewhere in the Registration Statement in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The financial statements of Bright Start, Inc. as of August 31, 1998 and 1997 and for each of the years then ended included in the Company's Current Report on Form 8-K dated December 7, 1999, and incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein and incorporated by reference in the Registration Statement. Such financial statements have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     We filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the new notes. This prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

     The Registration Statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Such materials can also be inspected on the Internet at http://www.sec.gov.

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, we file reports and other information with the Commission. Such materials filed by us with the Commission may be inspected, and copies thereof obtained, at the places, and in the manner, set forth above.

     In the event that we cease to be subject to the informational reporting requirements of the Exchange Act, we have agreed that, so long as the notes remain outstanding, we will file with the Commission and distribute to holders of the notes copies of the financial information that would have been contained in annual reports and quarterly reports, including a management's discussion and analysis of financial condition and results of operations, that we would have been required to file with the Commission pursuant to the Exchange Act. Such financial information will include annual reports containing consolidated financial statements and notes, together with an opinion expressed by an independent public accounting firm, as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year. We will also make such reports available to prospective purchasers of the notes, securities analysts and broker-dealers upon their request.

                         INDEX TO FINANCIAL STATEMENTS



                                                               PAGE
                                                               ----
Consolidated Financial Statements of LPA Holding Corp.
Independent Auditors' Report................................    F-2
Consolidated Balance Sheets as of July 3, 1999 and August
  29, 1998..................................................    F-3
Consolidated Statements of Operations for the fiscal years
  ended July 3, 1999, August 29, 1998, and August 30,
  1997......................................................    F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the fiscal years ended July 3, 1999, August 29, 1998,
  and August 30, 1997.......................................    F-5
Consolidated Statements of Cash Flows for the fiscal years
  ended July 3, 1999, August 29, 1998, and August 30,
  1997......................................................    F-6
Notes to Consolidated Financial Statements..................    F-7
Unaudited Consolidated Financial Statements of LPA Holding
  Corp.
Consolidated Balance Sheets as of October 23, 1999
  (unaudited) and July 3, 1999 (audited)....................   F-18
Consolidated Statements of Operations for the unaudited 16
  weeks ended October 23, 1999 and October 24, 1998.........   F-19
Consolidated Statements of Cash Flows for the unaudited 16
  weeks ended October 23, 1999 and October 24, 1998.........   F-20
Notes to Unaudited Consolidated Financial Statements........   F-21
Financial Statements of Bright Start Inc.
Report of Independent Auditors'.............................   F-25
Balance Sheets as of June 30, 1999 (unaudited), August 31,
  1998 and August 31 1997...................................   F-26
Statements of Operations for the 44 weeks ended June 30,
  1999 (unaudited) and fiscal years ended August 31, 1998,
  and August 31, 1997.......................................   F-27
Statements of Stockholders' Equity for the fiscal years
  ended August 31, 1998, August 31, 1997, and August 31
  1996......................................................   F-28
Statements of Cash Flows for the fiscal years 44 weeks ended
  June 30, 1999 (unaudited) and fiscal years ended August
  31, 1998, and August 31, 1997.............................   F-30
Notes to Financial Statements...............................   F-31
Unaudited Pro Forma Combined Financial Information of LPA
  Holding Corp.
Unaudited Pro Forma Combined Financial Information..........   F-39
Unaudited Pro Forma Combined Statement of Operations........   F-40
Notes to Unaudited Pro Forma Combined Financial
  Information...............................................   F-41

                          INDEPENDENT AUDITORS' REPORT



The Stockholders and Board of Directors


  of LPA Holding Corp.



     We have audited the accompanying consolidated balance sheets of LPA Holding Corp. and its subsidiary (the "Company") as of July 3, 1999 and August 29, 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for the 44 weeks ended July 3, 1999, the 52 weeks ended August 29, 1998, and the 52 weeks ended August 30, 1997. Our audits also included the financial statement schedules included herein. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of LPA Holding Corp. and its subsidiary as of July 3, 1999 and August 29, 1998, and the results of their operations and their cash flows for the 44 weeks ended July 3, 1999, the 52 weeks ended August 29, 1998, and the 52 weeks ended August 30, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



Deloitte & Touche LLP



Kansas City, Missouri


September 3, 1999


(December 15, 1999 as to Note 13)

                               LPA HOLDING CORP.



                          CONSOLIDATED BALANCE SHEETS



                                                               JULY 3,      AUGUST 29,
                                                                 1999          1998
                                                              ----------    -----------
                                                              (IN THOUSANDS OF DOLLARS,
                                                                  EXCEPT SHARE AND
                                                                   PER SHARE DATA)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $   4,572      $   6,868
  Restricted cash investments (Note 1)......................      1,218          1,756
  Accounts and notes receivable, net........................      8,077          7,002
  Prepaid food and supplies.................................      7,884          5,987
  Other prepaid expenses....................................      5,850          2,259
  Refundable income taxes (Note 5)..........................        192          1,776
  Current deferred income taxes (Note 5)....................                     1,124
                                                              ---------      ---------
      Total current assets..................................     27,793         26,772
Property and equipment, at cost:
  Land......................................................      6,120          6,120
  Buildings and leasehold improvements......................     77,197         71,754
  Equipment.................................................     20,451         18,695
  Facilities under construction.............................     15,261          2,264
                                                              ---------      ---------
                                                                119,029         98,833
  Less accumulated depreciation.............................     48,310         37,839
                                                              ---------      ---------
      Net property and equipment............................     70,719         60,994
Other assets (Note 2).......................................     61,780         64,919
Deferred income taxes (Note 5)..............................      8,883          8,106
                                                              ---------      ---------
                                                              $ 169,175      $ 160,791
                                                              =========      =========
                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Overdrafts due banks......................................  $   7,450      $   2,890
  Accounts payable..........................................      7,972          7,447
  Current reserve for closed academies......................      1,366          1,595
  Current maturities of long-term debt and capital lease
    obligations.............................................      2,187          2,121
  Accrued salaries, wages and other payroll costs...........     11,903         10,937
  Accrued insurance liabilities.............................      2,389          4,043
  Accrued property and sales taxes..........................      3,749          4,103
  Accrued interest payable..................................      2,388          4,771
  Other current liabilities.................................     11,199          5,572
  Current deferred income taxes (Note 5)....................        361
                                                              ---------      ---------
      Total current liabilities.............................     54,964         43,479
Long-term debt and capital lease obligations (Note 3).......    187,999        185,727
Other long-term liabilities (Note 4)........................     11,085         11,661
Series A 12% redeemable preferred stock ($.01 par value per
  share); 30,000 shares authorized, issued and outstanding
  at aggregate liquidation preference of $1,036.558 as of
  August 29, 1998 and of $1,143.444 as of July 3, 1999 (Note
  7)........................................................     29,310         25,625
Stockholders' deficit:
  Class A common stock ($.01 par value per share); 950,000
    shares authorized and 560,026 shares issued and
    outstanding as of August 29, 1998 and July 3, 1999......          6              6
  Class B common stock ($.01 par value per share); 20,000
    shares authorized, issued and outstanding as of August
    29, 1998 and July 3, 1999...............................
  Common stock warrants.....................................      5,645          5,645
  Accumulated deficit.......................................   (115,834)      (111,352)
                                                              ---------      ---------
      Total stockholders' deficit...........................   (110,183)      (105,701)
                                                              ---------      ---------
                                                              $ 169,175      $ 160,791
                                                              =========      =========



See notes to consolidated financial statements.

                               LPA HOLDING CORP.



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                 44 WEEKS    52 WEEKS     52 WEEKS
                                                  ENDED       ENDED        ENDED
                                                 JULY 3,    AUGUST 29,   AUGUST 30,
                                                   1999        1998         1997
                                                 --------   ----------   ----------
                                                     (IN THOUSANDS OF DOLLARS)
Operating revenue..............................  $281,072    $314,933     $302,766
Operating expenses:
  Salaries, wages and benefits.................   150,052     166,501      159,236
  Facility lease expense.......................    34,717      39,641       39,332
  Depreciation.................................    10,911      13,892       13,825
  Amortization of goodwill and other
     intangibles...............................       925       1,884        2,236
  Recapitalization costs (Note 1)..............                 8,724
  Other........................................    68,277      76,258       74,111
                                                 --------    --------     --------
                                                  264,882     306,900      288,740
                                                 --------    --------     --------
Operating income...............................    16,190       8,033       14,026
                                                 --------    --------     --------
Interest expense...............................    16,145      14,126        9,245
Minority interest in net income of
  subsidiary...................................                 2,849        3,693
Interest income................................      (153)       (885)        (959)
                                                 --------    --------     --------
          Net interest costs...................    15,992      16,090       11,979
                                                 --------    --------     --------
Income (loss) before income taxes and
  extraordinary item...........................       198      (8,057)       2,047
Provision (benefit) for income taxes...........       995        (254)       3,264
                                                 --------    --------     --------
Loss before extraordinary item.................      (797)     (7,803)      (1,217)
                                                 --------    --------     --------
Extraordinary loss on retirement of debt, net
  of applicable income taxes of $3,776 (Note
  11)..........................................                (5,525)
                                                 --------    --------     --------
Net loss.......................................  $   (797)   $(13,328)    $ (1,217)
                                                 ========    ========     ========



See notes to consolidated financial statements.

                               LPA HOLDING CORP.



           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                               COMMON STOCK
                            ------------------                                                                    TOTAL
                             NUMBER              PREFERRED              PAID-IN    ACCUMULATED    TREASURY    STOCKHOLDERS'
                            OF SHARES   AMOUNT     STOCK     WARRANTS   CAPITAL      DEFICIT       STOCK     EQUITY (DEFICIT)
                            ---------   ------   ---------   --------   --------   -----------    --------   ----------------
                                                                (IN THOUSANDS OF DOLLARS)
Balance, August 31,
1996......................   852,160     $ 9        $ 3       $         $ 33,105    $ (28,227)     $(103)       $   4,787
10% Cumulative Non
  Convertible Preferred
  Dividend................                                                 1,129       (1,129)
Repurchase of common
  stock...................                                                                          (196)            (196)
Net loss..................                                                             (1,217)                     (1,217)
                            --------     ---        ---       ------    --------    ---------      -----        ---------
Balance, August 30,
  1997....................   852,160       9          3                   34,234      (30,573)      (299)           3,374
10% Cumulative Non
  Convertible Preferred
  Dividend................                                                   848         (848)
Issuance of common
  stock...................   523,985       5                              70,120                                   70,125
Repurchase of common
  stock...................                                                                           (41)             (41)
Redemption of preferred
  stock...................                           (3)                 (59,271)                                 (59,274)
Redemption of common
  stock...................  (769,859)     (8)                            (45,931)     (57,092)                   (103,031)
Issuance of warrants......                                     5,645                                                5,645
Equity issuance costs.....                                                             (7,901)                     (7,901)
Cancellation of treasury
  stock...................   (26,260)                                                    (340)       340
Preferred stock dividend
  (Note 7)................                                                             (1,270)                     (1,270)
Net loss..................                                                            (13,328)                    (13,328)
                            --------     ---        ---       ------    --------    ---------      -----        ---------
Balance, August 29,
  1998....................   580,026       6                   5,645                 (111,352)                   (105,701)
Preferred stock
  dividend................                                                             (3,685)                     (3,685)
Net loss..................                                                               (797)                       (797)
                            --------     ---        ---       ------    --------    ---------      -----        ---------
Balance, July 3, 1999.....   580,026     $ 6        $         $5,645    $           $(115,834)     $            $(110,183)
                            ========     ===        ===       ======    ========    =========      =====        =========



See notes to consolidated financial statements.

                               LPA HOLDING CORP.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                      44 WEEKS ENDED   52 WEEKS ENDED    52 WEEKS ENDED
                                                       JULY 3, 1999    AUGUST 29, 1998   AUGUST 30, 1997
                                                      --------------   ---------------   ---------------
                                                                  (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss............................................     $   (797)        $ (13,328)         $(1,217)
  Adjustments to reconcile net loss to net cash from
    operating activities
    Noncash portion of extraordinary loss on
      retirement of debt............................                          3,209
    Depreciation and amortization...................       12,665            16,621           16,911
    Deferred income taxes...........................          708            (4,799)             223
    Minority interest in net income of La Petite
      Academy, Inc. ................................                          2,849            3,693
    Changes in assets and liabilities:
      Accounts and notes receivable.................       (1,014)           (1,924)          (1,402)
      Prepaid expenses and supplies.................       (5,488)            1,353             (980)
      Accrued property and sales taxes..............         (354)              (26)            (125)
      Accrued interest payable......................       (2,383)            4,052              (20)
      Other changes in assets and liabilities,
         net........................................        6,983              (783)          (2,197)
                                                         --------         ---------          -------
           Net cash from operating activities.......       10,320             7,224           14,886
                                                         --------         ---------          -------

CASH FLOWS USED FOR INVESTING ACTIVITIES:
Capital expenditures................................      (31,666)          (13,637)          (7,300)
  Proceeds from sale of assets......................       12,462             2,632              452
                                                         --------         ---------          -------
           Net cash used for investing activities...      (19,204)          (11,005)          (6,848)
                                                         --------         ---------          -------

CASH FLOWS USED FOR FINANCING ACTIVITIES:
Repayment of debt and capital lease obligations.....       (8,692)         (121,726)            (900)
Borrowings under the Revolving Credit Line..........       11,000
Additions to long-term debt.........................                        185,000
Deferred financing costs............................         (818)           (7,605)
Retirement of old equity............................                       (162,304)
Proceeds from issuance of common stock, net of
  expenses..........................................                         62,224
Proceeds from issuance of preferred stock and
  warrants..........................................                         30,000
Increase (reduction) in bank overdrafts.............        4,560               533           (2,873)
Decrease (increase) in restricted cash
  investments.......................................          538               556            6,915
                                                         --------         ---------          -------
           Net cash from (used for) financing
             activities.............................        6,588           (13,322)           3,142
                                                         --------         ---------          -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................       (2,296)          (17,103)          11,180
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....        6,868            23,971           12,791
                                                         --------         ---------          -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..........     $  4,572         $   6,868          $23,971
                                                         ========         =========          =======

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest (net of amounts capitalized).............     $ 17,699         $   9,229          $ 8,415
  Income taxes......................................          275             2,084            5,470
Cash received during the period for:
  Interest..........................................     $    152         $   1,000          $   848
  Income taxes......................................        2,122               207            1,154
Non-cash investing and financing activities:
  Capital lease obligations of $29, $3,170 and $391
    were incurred during the 44 weeks ended July 3,
    1999 and the 52 weeks ended August 29, 1998, and
    August 30, 1997 respectively, when the Company
    entered into leases for new computer
    equipment.......................................



See notes to consolidated financial statements.

                               LPA HOLDING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Vestar/LPA Investment Corp. (Investment), a privately-held Delaware corporation, was formed in 1993 for the purpose of holding the capital stock of La Petite Holdings Corp. (Holdings), a Delaware corporation. Holdings was formed in 1993 for the purpose of holding the capital stock of La Petite Acquisition Corp. (Acquisition). On July 23, 1993, as a result of a series of transactions, Holdings acquired all the outstanding shares of common stock, par value $.01 (the Common Stock), of La Petite Academy, Inc., a Delaware corporation (La Petite). The transaction was accounted for as a purchase and the excess of purchase price over the net assets acquired is being amortized over 30 years. On May 31, 1997, Holdings was merged with and into La Petite with La Petite as the surviving corporation. On August 28, 1997, LPA Services, Inc. (Services), a wholly owned subsidiary of La Petite, was incorporated. Services provides third party administrative services on insurance claims to La Petite.

     On March 17, 1998, LPA Investment LLC (the Investor), a Delaware limited liability company owned by an affiliate of Chase Capital Partners (CCP) and by an entity controlled by Robert E. King, a director of La Petite, and Investment, which was renamed LPA Holding Corp. (Parent), entered into an Agreement and Plan of Merger pursuant to which a wholly owned subsidiary of the Investor was merged into Parent (the Recapitalization). In the Recapitalization (i) all of the then outstanding shares of preferred stock and common stock of Investment (other than the shares of common stock retained by Vestar/LPT Limited Partnership and management of La Petite) owned by the existing stockholders of Investment (the existing stockholders) were converted into the right to receive cash and (ii) the existing stockholders received the cash of La Petite as of the date of the closing of the Recapitalization. As part of the Recapitalization, the Investor purchased $72.5 million (less the value of options retained by management) of common stock of the Parent (representing approximately 74.5% of the common stock of Parent on a fully diluted basis) and $30 million of redeemable preferred stock of Parent (collectively, the Equity Investment). In addition, in connection with the purchase of preferred stock of Parent, the Investor received warrants to purchase up to 6.0% of Parent's common stock on a fully diluted basis (resulting in an aggregate fully diluted ownership of 80.5% of the common stock of Parent). Transaction expenses included in operating expenses under the caption "Recapitalization Costs" for this period include approximately $1.5 million in transaction bonuses and $7.2 million for the cancellation of stock options and related taxes. The Recapitalization was completed May 11, 1998.

     Parent, consolidated with La Petite and Services, is referred to herein as the Company.

     The Company offers educational, developmental and child care programs, which are available on a full-time or part-time basis, for children between six weeks and twelve years old. The La Petite Academy schools are located in 35 states and the District of Columbia, primarily in the southern, Atlantic coastal, mid-western and western regions of the United States.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Investment and its wholly-owned subsidiary, La Petite and its wholly-owned subsidiary, Services, after elimination of all significant inter-company accounts and transactions.

                               LPA HOLDING CORP.

     FISCAL YEAR END -- On June 10, 1999, the Company changed its fiscal year to be the 52 or 53 week period ending on the first Saturday in July. Prior to this change the Company utilized a fiscal year consisting of the 52 or 53 week period ending on the last Saturday in August. The report covering the transition period is presented herein.


     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECOGNITION OF REVENUES AND PRE-OPENING EXPENSES -- The Company operates preschool education and child care Academies. Revenue is recognized as the services are performed. Expenses associated with opening new Academies are charged to expense as incurred.

     DEPRECIATION AND AMORTIZATION -- Buildings, furniture and equipment are depreciated over the estimated useful lives of the assets using the straight-line method. For financial reporting purposes, buildings are generally depreciated over 29 to 40 years, furniture and equipment over three to 10 years and leasehold improvements over five to 15 years.

     Maintenance and repairs are charged to expense as incurred. The cost of additions and improvements is capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss is recognized in the year of disposal, except gains and losses on property and equipment which have been sold and leased back which are recognized over the terms of the related lease agreements.

     RESTRICTED CASH INVESTMENTS -- The restricted cash investment balance represents cash deposited in an escrow account as security for the self-insured portion of the Company's workers compensation and automobile insurance coverage.

     EXCESS OF PURCHASE PRICE OVER THE NET ASSETS ACQUIRED -- The excess of the purchase price over the fair value of tangible and identifiable intangible assets and liabilities acquired related to the acquisition of La Petite is being amortized over a period of 30 years on the straight-line method.

     DEFERRED FINANCING COSTS -- The costs of obtaining financing are included in other assets and are being amortized over the life of the related debt.

     OTHER ASSETS -- Other assets include the fair value of identifiable intangible assets acquired in connection with the acquisition of La Petite and are being amortized over periods ranging from two to 10 years on the straight-line method.

     CASH EQUIVALENTS -- The Company's cash equivalents consist of commercial paper and money market funds with original maturities of three months or less.


     INCOME TAXES -- The Company establishes deferred tax assets and liabilities, as appropriate, for all temporary differences, and adjusts deferred tax balances to reflect changes in tax rates expected to be in effect during the periods the temporary differences reverse. Manage-

                               LPA HOLDING CORP.

ment has evaluated the recoverability of the deferred income tax asset balances and has determined that the deferred balances will be realized based on future taxable income.



     DISCLOSURES REGARDING FINANCIAL INSTRUMENTS -- The carrying values of the Company's financial instruments, with the exception of the Company's Senior Notes, preferred stock, and financial derivatives, approximate fair value. The estimated fair values of Senior Notes and preferred stock at July 3, 1999 were $137.7 million and $34.3 million, respectively. The estimated fair values of Senior Notes and preferred stock at August 29, 1998 were $140.1 million and $31.1 million, respectively. The combined estimated fair value of the Company's interest rate contracts at July 3, 1999 was a liability of $1.2 million.



     IMPAIRMENT OF LONG-LIVED ASSETS -- The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," as of the beginning of its 1997 fiscal year. The Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. There was no impact on the Company's results of operations or financial condition upon adoption of Statement No. 121.


     STOCK-BASED COMPENSATION -- the Company has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Statement encourages rather than requires companies to adopt a new method that accounts for stock compensation awards based on their estimated fair value at the date they are granted. Companies are permitted, however, to continue accounting for stock compensation awards under Accounting Principles Board ("APB") Opinion No. 25, which requires compensation cost to be recognized based on the excess, if any, between the quoted market price of the stock at the date of grant and the amount an employee must pay to acquire the stock. The Company has elected to continue to apply APB Opinion No. 25 and has disclosed the pro forma net income (loss), determined as if the method under SFAS No. 123 had been applied, in note 12.


     DERIVATIVE FINANCIAL INSTRUMENTS -- The Company utilizes swap and collar agreements to manage interest rate risks. The Company has established a control environment, which includes policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative financial instrument activities. Company policy prohibits holding or issuing derivative financial instruments for trading purposes. Any differential paid or received based on the swap/collar agreements is recognized as an adjustment to interest expense. Amounts receivable or payable under derivative financial instrument contracts, when recognized are reported on the Consolidated Balance Sheet as both current and long term receivables or liabilities. Gains and losses on terminations of hedge contracts are recognized as other operating expense when terminated in conjunction with the termination of the hedged position, or to the extent that such position remains outstanding, deferred as prepaid expenses or other liabilities and amortized to interest expense over the remaining life of the position.



     SEGMENT REPORTING -- In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This pronouncement establishes standards for the way that public business enterprises report information about operating

                               LPA HOLDING CORP.

segments in annual and interim financial statements. The Company adopted SFAS No. 131 during fiscal year 1999. The Company has determined that it currently operates entirely in one segment.



     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. The new standard becomes effective for the Company's fiscal year 2001. Management has not yet assessed the impact that the adoption of SFAS No. 133 will have on the Company's financial position or results of operations.


     RECLASSIFICATIONS -- Certain reclassifications to prior year amounts have been made in order to conform to the current year presentation.

2. OTHER ASSETS


                                                            JULY 3,    AUGUST 29,
                                                              1999        1998
                                                            --------   ----------
                                                                (IN THOUSANDS
                                                                 OF DOLLARS)
Intangible assets:
Excess purchase price over net assets acquired............  $ 64,277    $ 64,277
Curriculum................................................     1,497       1,497
Accumulated amortization..................................   (13,746)    (11,784)
                                                            --------    --------
                                                              52,028      53,990
Deferred financing costs..................................     8,423       7,605
Accumulated amortization..................................    (1,088)       (259)
Other assets..............................................     2,417       3,583
                                                            --------    --------
                                                            $ 61,780    $ 64,919
                                                            ========    ========



3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS



                                                            JULY 3,    AUGUST 29,
                                                              1999        1998
                                                            --------   ----------
                                                                (IN THOUSANDS
                                                                 OF DOLLARS)
Senior Notes, 10.0% due May 15, 2008(a)...................  $145,000    $145,000
Borrowings under credit agreement(b)......................    43,250      40,000
Capital lease obligations.................................     1,936       2,848
                                                            --------    --------
                                                             190,186     187,848
Less current maturities of long-term debt and capital
  lease obligations.......................................    (2,187)     (2,121)
                                                            --------    --------
                                                            $187,999    $185,727
                                                            ========    ========

                               LPA HOLDING CORP.

-------------------------

a) The Senior Notes mature on May 15, 2008. Interest is payable semi-annually on May 15 and November 15 of each year. Commencing May 15, 2003, the Senior Notes are redeemable at various redemption prices at Parent and La Petite's option. The Senior Notes contain certain covenants that, among other things, limit Parent and La Petite's ability to incur additional debt, transfer or sell assets, and pay cash dividends.



     To reduce interest expense on the $145 million Senior Notes, the Company entered into an interest rate swap transaction with an imbedded collar. The fixed rate debt was essentially exchanged for a variable rate arrangement based on LIBOR plus a fixed percentage. The imbedded collar covers the LIBOR portion of variable rate swap, effectively setting maximum and minimum interest rates. The notional value of this derivative was $145 million.



b) On May 11, 1998, Parent and La Petite entered into an agreement (the Credit Agreement) providing for a term loan facility in the amount of $40.0 million and a revolving credit agreement, for working capital and other general corporate purposes through May 2005, in the amount of $25 million. Borrowings under the Credit Agreement are secured by substantially all of the assets of the Parent, La Petite and its subsidiaries. Loans under the Credit Agreement will bear an interest rate per annum equal to (at Parent and La Petite's option): (i) a rate equal to an adjusted London inter-bank offered rate (LIBOR) plus a percentage based on La Petite's financial performance or (ii) a rate equal to the higher of Chase's prime rate, a certificate of deposit rate plus 1%, or the Federal Funds rate plus 1/2 of 1% plus in each case a percentage based on La Petite's financial performance. Parent and La Petite are required to pay fees of 0.5% per annum of the unused portion of the Credit Agreement plus letter of credit fees, annual administration fees, and agent arrangement fees. The Credit Agreement will mature in May 2005. The term loan amortizes in an amount equal to $1.0 million in each of the first five years, $10.0 million in the sixth year and $25.0 million in the seventh year.



     To reduce the impact of interest rate changes on the Term Loan Facility, the Company entered into interest rate collar agreements. The collar agreements cover the LIBOR portion of the Term Loan Facility interest rate percentage, effectively setting maximum and minimum interest rates. As of July 3, 1999, the notional value of the interest rate collar agreements was $39.3 million.



     Scheduled maturities and mandatory prepayments of long-term debt and capital lease obligations during the five years subsequent to July 3, 1999 are as follows (in thousands of dollars):



2000........................................................  $  2,187
2001........................................................     1,740
2002........................................................     1,009
2003........................................................     1,000
2004........................................................     7,750
2005 and thereafter.........................................   176,500
                                                              --------
                                                              $190,186
                                                              ========

                               LPA HOLDING CORP.

4. OTHER LONG-TERM LIABILITIES (IN THOUSANDS OF DOLLARS)



                                                             JULY 3,   AUGUST 29,
                                                              1999        1998
                                                             -------   ----------
Unfavorable lease, net of accumulated amortization.........  $ 3,800    $ 4,848
Non-current reserve for closed academies...................    2,682      3,822
Long-term insurance liabilities............................    4,603      2,991
                                                             -------    -------
                                                             $11,085    $11,661
                                                             =======    =======



     In connection with the acquisition of the Company, an intangible liability for unfavorable operating leases was recorded, which is being amortized over the average remaining life of the leases.



     The reserve for closed academies includes the long-term liability related to leases for Academies which were closed and are no longer operated by the Company.



5. INCOME TAXES



     The provisions for income taxes recorded in the Consolidated Statements of Operations consisted of the following (in thousands of dollars):



                                    44 WEEKS ENDED   52 WEEKS ENDED    52 WEEKS ENDED
                                     JULY 3, 1999    AUGUST 29, 1998   AUGUST 30, 1997
                                    --------------   ---------------   ---------------
Refundable (Payable) Currently:
  Federal.........................      $1,426           $(4,231)          $2,920
  State...........................         277              (822)             567
                                        ------           -------           ------
          Total...................       1,703            (5,053)           3,487
                                        ------           -------           ------
Deferred:
  Federal.........................        (593)            4,019             (186)
  State...........................        (115)              780              (37)
                                        ------           -------           ------
          Total...................        (708)            4,799             (223)
                                        ------           -------           ------
                                        $  995           $  (254)          $3,264
                                        ======           =======           ======



     The difference between the provision for income taxes, as reported in the Consolidated Statements of Operations, and the provision computed at the statutory Federal rate of 34 percent is due primarily to state income taxes and nondeductible amortization of the excess of purchase price over the net assets acquired of $1.8 million, $2.1 million, and $2.1 million in the 44 weeks ended July 3, 1999, and the 52 weeks ended August 29, 1998 and ended August 30, 1997, respectively. In addition, the 1999 fiscal year provision was impacted by the resolution of issues raised by the IRS regarding the Company's benefit plan. (see note 8 to the consolidated financial statements).



     Deferred income taxes result from differences between the financial reporting and tax basis of the Company's assets and liabilities. The sources of these differences and their

                               LPA HOLDING CORP.

cumulative tax effects at July 3, 1999 and August 29, 1998 are estimated as follows (in thousands of dollars):



                                                             JULY 3,   AUGUST 29,
                                                              1999        1998
                                                             -------   ----------
Current deferred taxes:
  Accruals not currently deductible........................  $ 3,104    $ 3,768
  Supplies.................................................   (3,180)    (2,411)
  Prepaids and other.......................................     (285)      (233)
                                                             -------    -------
     Net current deferred tax assets (liabilities).........  $  (361)   $ 1,124
                                                             =======    =======
Noncurrent deferred taxes:
  Unfavorable leases.......................................  $ 1,543    $ 1,968
  Insurance reserves.......................................    1,869      1,214
  Reserve for closed academies.............................    1,089      1,552
  Carryforward of net operating loss.......................    2,003      2,166
  Property and equipment...................................    2,262      1,140
  Intangible assets........................................     (172)      (235)
  Other....................................................      289        301
                                                             -------    -------
     Net noncurrent deferred tax assets....................  $ 8,883    $ 8,106
                                                             =======    =======



     The Company has federal net operating loss carryforwards to offset future taxable income through the tax year 2012. Management believes that the deferred tax assets recorded on the balance sheet are recoverable and no reserve is required. As of July 3, 1999, only the income tax returns for tax years subsequent to 1995 are open to examination.



6. LEASES



     Academy facilities are leased for terms ranging from 15 to 20 years. The leases provide renewal options and require the Company to pay utilities, maintenance, insurance and property taxes. Some leases provide for annual increases in the rental payment and many leases require the payment of additional rentals if operating revenue exceeds stated amounts. These additional rentals range from 2% to 10% of operating revenue in excess of the stated amounts and are recorded as rental expense. Vehicles are also rented under various lease agreements, most of which are cancelable within 30 days after a one-year lease obligation. Substantially all Academy and vehicle leases are operating leases. Rental expense for these leases was $39.1 million, $46.5 million, and $44.9 million, for the 44 weeks ended July 3, 1999, and the 52 weeks ended August 29, 1998 and August 30, 1997, respectively. Contingent rental expense of $1.4 million, $1.4 million, and $1.5 million were included in rental expense for the 44 weeks ended July 3, 1999, and the 52 weeks ended August 29, 1998 and August 30, 1997, respectively.

                               LPA HOLDING CORP.

     Aggregate minimum future rentals payable under facility leases as of July 3, 1999 were:



FISCAL YEAR ENDING
------------------                                          (IN THOUSANDS OF DOLLARS)
2000......................................................          $ 38,766
2001......................................................            35,242
2002......................................................            29,808
2003......................................................            25,098
2004......................................................            19,931
2005 and thereafter.......................................            48,019
                                                                    --------
                                                                    $196,864
                                                                    ========



7. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY



     As a result of the Recapitalization, the authorized stock of Parent, as of July 3, 1999, consists of:



     (i) 30,000 shares of Series A Redeemable Preferred Stock, $.01 par value, (the preferred stock) all of which were issued and outstanding. The carrying value of the preferred stock is being accreted to its redemption value of $30.0 million on May 11, 2008. The preferred stock is non-voting and mandatorily redeemable on May 11, 2008. Dividends at 12.0% are cumulative and if not paid on the June 30 or December 31 semi-annual preferred stock dividend dates are added to the liquidation value. The liquidation value per share was $1,143.444 as of July 3, 1999 and $1,036.558 as of August 29, 1998. The preferred stock may be exchanged for 12.0% Subordinated Exchange Debentures due 2008, at Parent's option, subject to certain conditions, in whole, but not in part, on any scheduled dividend payment date. The preferred stock contains certain restrictive provisions that limit the ability of Parent to pay cash dividends.



     (ii) 950,000 shares of Class A Common Stock, $.01 par value, (the Class A Common Stock) of which 560,026 shares were issued and outstanding as of July 3, 1999.



     (iii)20,000 shares of Class B Common Stock, $.01 par value, (the Class B Common Stock) of which 20,000 shares were issued and outstanding as of July 3, 1999. The Class B Common Stock votes together with the Class A Common Stock as a single class, with the holder of each share of common stock entitled to cast one vote. The holders of the Class B Common Stock have the exclusive right, voting separately as a class, to elect one member to the Board of Directors of Parent. Each share of the Class B Common Stock is convertible at the option of the holder, at any time, into one share of Class A Common Stock.


     (iv) Warrants to purchase 42,180 shares of Class A Common Stock at a purchase price of $.01 per share any time on or before May 11, 2008. The Warrants were issued in connection with the sale of Series A Redeemable Preferred Stock; the Company recognized a discount on the preferred stock by allocating $5,645,000 to the Warrants representing the fair value of the Warrants when issued.

                               LPA HOLDING CORP.

8. BENEFIT PLAN



     The Company sponsors a defined contribution plan (the "Plan") for substantially all employees. Until January 1, 1998 eligible participants could make contributions to the Plan from 1% to 20% of their compensation (as defined). The Company also made contributions at the discretion of the Board of Directors. Contribution expense attributable to this Plan was $0.3 million, $0 million, and $0.4 million, for the 44 weeks ended July 3, 1999, and the 52 weeks ended August 29, 1998 and August 30, 1997, respectively.



     The Plan was under audit by the Internal Revenue Service ("IRS") which raised several issues concerning the Plan's operation. All issues raised by the IRS have been satisfactorily resolved and the impact was not material. However, recognizing some inherent deficiencies in the Plan's design, the Company has petitioned the IRS for the right to terminate the Plan effective May 31, 1999.


9. RELATED PARTY TRANSACTIONS

     Management Consulting Agreement. The Company had entered into an agreement for management consulting services (the "Management Consulting Agreement") with Vestar Management Partners ("Vestar") pursuant to which Vestar made available to the Company management consulting, corporate finance and investment advice for which the Company paid an annual fee of $500,000. The agreement was terminated on May 11, 1998.

     Transactions with Certain Former Investors. In 1992, the Company entered into a joint venture with Benesse Corp. ("Benesse"), formerly known as Fukutake Publishing Company, Ltd. The Company agreed in principle to grant to Benesse exclusive rights to develop and operate La Petite Academies in Japan. This agreement expired in March 1998 and was not renewed. The Company was reimbursed for all of its out-of-pocket expenses associated with assisting Benesse with the pilot program. Benesse was a stockholder of Investment and certain former directors of the Company were affiliates of Benesse until May 11, 1998.

10. CONTINGENCIES

     The Company has litigation pending which arose in the ordinary course of business. Litigation is subject to many uncertainties and the outcome of the individual matters is not presently determinable. It is management's opinion that this litigation will not result in liabilities that would have a material adverse effect on the Company's financial statements.

11. EXTRAORDINARY LOSS

     On May 11, 1998, the Company incurred a $5.5 million extraordinary loss related (i) to the retirement of all of its then outstanding $85.0 million principal amount of 9 5/8% Senior Notes due on 2001, (ii) the exchange of all then outstanding shares of La Petite's Class A Preferred Stock for $34.7 million in aggregate principal amount of La Petite's 12 1/8% Subordinated Exchange Debentures due 2003 and (iii) the retirement of all the then outstanding exchange debentures. The loss principally reflects interest and the write-off of premiums and related deferred financing costs, net of applicable income tax benefit.

                               LPA HOLDING CORP.

12. STOCK BASED COMPENSATION

     From time to time, the Board of Directors of Investment in their sole discretion, granted non-qualified stock options, with respect to the common stock of Investment, to key executives of the Company. Options were granted pursuant to an agreement at the time of grant, and typically become exercisable in equal cumulative installments over a five-year period beginning one year after the date of grant. All such options granted expire on the tenth anniversary of the grant date. No market existed for the common stock of Investment, but options were granted at prices that, in the opinion of the Board of Directors, were equal to or greater than the fair value of the stock at the time of grant.

     Effective May 11, 1998, the Board of Directors of LPA Holding Corp. adopted the "1998 Stock Option Plan" and a separate "Stock Option Agreement" with the Chief Executive Officer (together the "Plans"). The Plans provide for the granting of Tranche A and Tranche B options to purchase up to 60,074 shares of the Company's common stock. Options to purchase 57,757 shares of the Company's common stock have been granted. Tranche A options were granted at $66.92 per share, which approximates the fair value of a share of common stock of the Company at the date of grant. These options expire ten years from the date of grant and become exercisable ratably over 48 months. Tranche B options were granted at $133.83 per share, expire ten years from the date of grant and are exercisable only in the event of a change in control or a registered public offering of common stock which provides certain minimum returns (as defined).


     Stock option transactions during the past three years have been as follows:



                        STOCK OPTIONS ISSUED                        1998 PLANS
                              PRIOR TO           -------------------------------------------------
                          RECAPITALIZATION              TRANCHE A                 TRANCHE B
                       -----------------------   -----------------------   -----------------------
                                 WEIGHTED AVG.             WEIGHTED AVG.             WEIGHTED AVG.
                       OPTIONS   OPTION PRICE    OPTIONS   OPTION PRICE    OPTIONS   OPTION PRICE
                       -------   -------------   -------   -------------   -------   -------------
Options outstanding
at
  August 31, 1996....  76,294       $16.95
  Granted............  11,500       $35.00
  Canceled...........  15,500       $18.00
                       ------       ------
Options outstanding
  at
  August 30, 1997....  72,294       $19.60
  Granted............                            38,852       $66.92       13,205       $133.83
                                                 ------       ------       ------       -------
  Exercised..........  51,577       $19.76
                       ------       ------
Options outstanding
  at
  August 29, 1998....  20,717       $19.19       38,852       $66.92       13,205       $133.83
  Granted............                             4,500       $66.92        1,200       $133.83
                                                 ------       ------       ------       -------
Options outstanding
  at
  July 3, 1999.......  20,717       $19.19       43,352       $66.92       14,405       $133.83
                       ======       ======       ======       ======       ======       =======



     The Company accounts for all options in accordance with APB Opinion No. 25, which requires compensation cost to be recognized only on the excess, if any, between the fair value of the stock at the date of grant and the amount an employee must pay to acquire the stock.

                               LPA HOLDING CORP.

Under this method, no compensation cost has been recognized for stock options granted. Had compensation cost for these options been recognized as prescribed by SFAS No. 123, the Company's income (loss) would have been reduced by (in thousands) $37 in 1999, $17 in 1998 and $19 in 1997. The Company is privately owned and there is no market for its stock. The estimated compensation element is based on the time value of money at the U.S. Treasury rates assuming that the value of the stock will be at least equal to the grant price when fully exercisable. The estimated compensation expense above is assumed to be amortized over the vesting period.



13. SUBSEQUENT EVENTS



     On July 21, 1999 the Company acquired all the outstanding shares of Bright Start, Inc. ("Bright Start") for $9.3 million in cash and assumed approximately $2.0 million in debt. Bright Start operates 43 preschools in the states of Minnesota, Wisconsin, Nevada, and New Mexico. For the year ended August 31, 1998 Bright Start had operating revenue of $22.2 million and at August 31, 1998 total assets were $5.1 million. The acquisition will be accounted for under the purchase method of accounting.



     On December 14, 1999, the Credit Agreement was amended to, among other things, amend the financial covenants to reflect the Company's current and projected operating plans.



     On December 15, 1999, the Company issued an additional $15.0 million of redeemable preferred stock and warrants to purchase an additional 3.0% of common stock, on a fully-diluted basis, to Investor.

                               LPA HOLDING CORP.



                          CONSOLIDATED BALANCE SHEETS



                                                              OCTOBER 23,     JULY 3,
                                                                  1999          1999
                                                              ------------   ----------
                                                              (IN THOUSANDS OF DOLLARS,
                                                               EXCEPT PER SHARE DATA)
                                                              (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................   $   4,881     $   4,572
  Restricted cash investments...............................         974         1,218
  Accounts and notes receivable, net........................      10,848         8,077
  Prepaid food and supplies.................................       8,614         7,884
  Other prepaid expenses....................................       3,545         5,850
  Refundable income taxes...................................         185           192
                                                               ---------     ---------
        Total current assets................................      29,047        27,793
Property and equipment, at cost:
  Land......................................................       6,120         6,120
  Buildings and leasehold improvements......................      80,417        77,197
  Equipment.................................................      22,893        20,451
  Facilities under construction.............................       3,280        15,261
                                                               ---------     ---------
                                                                 112,710       119,029
  Less accumulated depreciation.............................      51,823        48,310
                                                               ---------     ---------
        Net property and equipment..........................      60,887        70,719
Other assets (Note 3).......................................      70,735        61,780
Deferred income taxes.......................................      10,950         8,883
                                                               ---------     ---------
                                                               $ 171,619     $ 169,175
                                                               =========     =========

                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Overdrafts due banks......................................   $   3,803     $   7,450
  Accounts payable..........................................      10,460         7,972
  Current reserve for closed schools........................       1,313         1,366
  Current maturities of long-term debt and capital lease
    obligations.............................................       2,301         2,187
  Accrued salaries, wages and other payroll costs...........      12,310        11,903
  Accrued insurance liabilities.............................       2,550         2,389
  Accrued property and sales taxes..........................       4,945         3,749
  Accrued interest payable..................................       6,895         2,388
  Other current liabilities.................................       4,049        11,199
  Current deferred income taxes.............................         767           361
                                                               ---------     ---------
        Total current liabilities...........................      49,393        50,964
Long-term debt and capital lease obligations (Note 4).......     197,567       187,999
Other long-term liabilities (Note 5)........................       8,647        11,085
Series A 12% redeemable preferred stock ($.01 par value per
  share); 30,000 shares authorized, issued and outstanding
  at aggregate liquidation preference of $1,185.164 as of
  October 23, 1999, and $1,143.444 as of July 3, 1999.......      30,735        29,310
Stockholders' deficit:
  Class A common stock ($.01 par value per share); 950,000
    shares authorized and 560,026 shares issued and
    outstanding as of October 23, 1999 and July 3, 1999.....           6             6
  Class B common stock ($.01 par value per share); 20,000
    shares authorized, issued and outstanding as of October
    23, 1999 and July 3, 1999...............................
  Common stock warrants.....................................       5,645         5,645
  Accumulated deficit.......................................    (120,374)     (115,834)
        Total stockholders' deficit.........................    (114,723)     (110,183)
                                                               ---------     ---------
                                                               $ 171,619     $ 169,175
                                                               =========     =========



See notes to consolidated financial statements.

                               LPA HOLDING CORP.



               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


           SIXTEEN WEEKS ENDED OCTOBER 23, 1999 AND OCTOBER 24, 1998



                                                          OCTOBER 23,   OCTOBER 24,
                                                             1999          1998
                                                          -----------   -----------
                                                          (IN THOUSANDS OF DOLLARS)
Operating revenue.......................................   $108,365       $96,743
Operating expenses:
  Salaries, wages and benefits..........................     60,110        51,428
  Facility lease expense................................     14,422        12,205
  Depreciation..........................................      4,246         4,160
  Amortization of goodwill and other
  intangibles...........................................        492           336
  Other.................................................     27,672        24,632
                                                           --------       -------
                                                            106,942        92,761
                                                           --------       -------
Operating income........................................      1,423         3,982
                                                           --------       -------
Interest expense........................................      6,236         6,014
Interest income.........................................        (37)          (80)
                                                           --------       -------
          Net interest costs............................      6,199         5,934
                                                           --------       -------
Loss before income taxes................................     (4,776)       (1,952)
Benefit for income taxes................................     (1,661)         (562)
                                                           --------       -------
          Net loss......................................   $ (3,115)      $(1,390)
                                                           ========       =======



See notes to consolidated financial statements.

                               LPA HOLDING CORP.



               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


           SIXTEEN WEEKS ENDED OCTOBER 23, 1999 AND OCTOBER 24, 1998



                                                           OCTOBER 23,   OCTOBER 24,
                                                              1999          1998
                                                           -----------   -----------
                                                           (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................   $ (3,115)      $(1,390)
  Adjustments to reconcile net loss to net cash from
     (used for) operating activities.....................
     Depreciation and amortization.......................      5,028         4,757
     Deferred income taxes...............................     (1,661)         (535)
     Changes in assets and liabilities:
       Accounts and notes receivable.....................     (2,468)         (950)
       Prepaid expenses and supplies.....................      2,267         1,039
       Accrued property and sales taxes..................      1,153           981
       Accrued interest payable..........................      4,507         4,428
       Accounts payable and other accrued liabilities....     (4,944)          665
       Other changes in assets and liabilities, net......     (1,650)          226
                                                            --------       -------
          Net cash from (used for) operating
             activities..................................       (883)        9,221
                                                            --------       -------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Bright Start net of cash acquired.........    (10,020)
Capital expenditures.....................................    (15,186)       (6,485)
Proceeds from sale of assets.............................     22,390         4,166
                                                            --------       -------
          Net cash used for investing activities.........     (2,816)       (2,319)
                                                            --------       -------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt and capital lease
  obligations............................................    (10,589)         (328)
Borrowings under the Revolving Credit Agreement..........     18,000
Deferred financing costs and stock offering expenses.....                     (175)
Reduction in bank overdrafts.............................     (3,647)         (579)
Decrease (increase) in restricted cash investments.......        244          (844)
                                                            --------       -------
          Net cash from (used for) financing
             activities..................................      4,008        (1,926)
                                                            --------       -------
NET INCREASE IN CASH AND CASH EQUIVALENTS................        309         4,976
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.........      4,572         4,820
                                                            --------       -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...............   $  4,881       $ 9,796
                                                            ========       =======
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest (net of amounts capitalized)..................   $  1,482       $ 1,338
  Income taxes...........................................          1             4
Cash received during the period for:
  Interest...............................................   $     34       $    87
  Income taxes...........................................         35           372
NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital lease obligations of $34,000 were incurred during
  the 16 weeks ended October 23, 1999 and $291,000 during
  the 16 weeks ended October 24, 1998, when the Company
  entered into leases for new computer equipment.........



See notes to consolidated financial statements.

                               LPA HOLDING CORP.



              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



1. ORGANIZATION AND MERGER



     Vestar/LPA Investment Corp. (Investment), a privately-held Delaware corporation, was formed in 1993 for the purpose of holding the capital stock of La Petite Holdings Corp. (Holdings), a Delaware corporation. Holdings was formed in 1993 for the purpose of holding the capital stock of La Petite Acquisition Corp. (Acquisition). On July 23, 1993, as a result of a series of transactions, Holdings acquired all the outstanding shares of common stock, par value $.01 (the Common Stock), of La Petite Academy, Inc., a Delaware corporation (La Petite). The transaction was accounted for as a purchase and the excess of purchase price over the net assets acquired is being amortized over 30 years. On May 31, 1997, Holdings was merged with and into La Petite with La Petite as the surviving corporation. On August 28, 1997, LPA Services, Inc. (Services), a wholly owned subsidiary of La Petite, was incorporated. Services provides third party administrative services on insurance claims to La Petite.



     On March 17, 1998, LPA Investment LLC (the Investor), a Delaware limited liability company owned by an affiliate of Chase Capital Partners (CCP) and by an entity controlled by Robert E. King, a director of La Petite, and Investment, which was renamed LPA Holding Corp. (Parent), entered into an Agreement and Plan of Merger pursuant to which a wholly owned subsidiary of the Investor was merged into Parent (the Recapitalization). In the Recapitalization (i) all of the then outstanding shares of preferred stock and common stock of Investment (other than the shares of common stock retained by Vestar/LPT Limited Partnership and management of La Petite) owned by the existing stockholders of Investment (the Existing Stockholders) were converted into cash. As part of the Recapitalization, the Investor purchased $72.5 million (less the value of options retained by management) of common stock of the Parent (representing approximately 74.5% of the common stock of Parent on a fully diluted basis) and $30 million of redeemable preferred stock of Parent (collectively, the Equity Investment). In addition, in connection with the purchase of preferred stock of Parent, the Investor received warrants to purchase up to 6.0% of Parent's common stock on a fully diluted basis (resulting in an aggregate fully diluted ownership of 80.5% of the common stock of Parent). The Recapitalization was completed May 11, 1998.



     Parent, consolidated with La Petite and Services, is referred to herein as the Company.



     On July 21, 1999 the Company acquired all the outstanding shares of Bright Start, Inc. ("Bright Start"). See note 7 to the consolidated financial statements.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     INTERIM FINANCIAL REPORTING -- The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Annual Report of La Petite on Form 10-K for the fiscal year ended July 3, 1999.

                               LPA HOLDING CORP.

     The Company utilizes a 52-week fiscal year ending on the first Saturday in July composed of 13 four-week periods. The first quarter contains four such periods or 16 weeks and each remaining quarter contains 3 periods or 12 weeks.



     The consolidated financial statements include the accounts of Investment and its wholly-owned subsidiary, La Petite and its wholly-owned subsidiaries Services and Bright Start after elimination of all significant inter-company accounts and transactions.



     The information included in these interim consolidated financial statements reflects all normal recurring adjustments which are, in the opinion of management, necessary to fairly state the Company's financial position and the results of its operations for the periods presented.



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     Certain reclassifications to prior year amounts have been made in order to conform to the current year presentation.



3. OTHER ASSETS



                                                      OCTOBER 23, 1999   JULY 3, 1999
                                                      ----------------   ------------
                                                         (IN THOUSANDS OF DOLLARS)
Intangible assets:
  Excess purchase price over net assets acquired....      $ 74,377         $ 64,277
  Curriculum........................................         1,497            1,497
  Accumulated amortization..........................       (14,614)         (13,746)
                                                          --------         --------
                                                            61,260           52,028
Deferred financing costs............................         8,423            8,423
Accumulated amortization............................        (1,379)          (1,088)
Other assets........................................         2,431            2,417
                                                          --------         --------
                                                          $ 70,735         $ 61,780
                                                          ========         ========

                               LPA HOLDING CORP.

4. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS



                                                      OCTOBER 23, 1999   JULY 3, 1999
                                                      ----------------   ------------
                                                         (IN THOUSANDS OF DOLLARS)
Senior Notes, 10.0% due May 15, 2008................      $145,000         $145,000
Borrowings under credit agreement...................        53,000           43,250
Capital lease obligations...........................         1,868            1,936
                                                          --------         --------
                                                           199,868          190,186
Less current maturities of long-term debt and
  capital lease obligations.........................        (2,301)          (2,187)
                                                          --------         --------
                                                          $197,567         $187,999
                                                          ========         ========



5. OTHER LONG-TERM LIABILITIES



                                                      OCTOBER 23, 1999   JULY 3, 1999
                                                      ----------------   ------------
                                                         (IN THOUSANDS OF DOLLARS)
Unfavorable lease, net of accumulated
amortization........................................       $3,419          $ 3,800
Non-current reserve for closed schools..............        1,886            2,681
Long-term insurance liabilities.....................        3,342            4,604
                                                           ------          -------
                                                           $8,647          $11,085
                                                           ======          =======



6. COMMITMENTS AND CONTINGENCIES



     The Company has litigation pending which arose in the ordinary course of business. Litigation is subject to many uncertainties and the outcome of the individual matters is not presently determinable. It is management's opinion that this litigation will not result in liabilities that would have a material adverse effect on the Company's financial position or results of operation.



7. ACQUISITIONS



     On July 21, 1999 the Company acquired all the outstanding shares of Bright Start, Inc. ("Bright Start") for $9.3 million in cash and assumed approximately $2.0 million in debt. At the time of the acquisition, Bright Start operated 43 preschools in the states of Minnesota, Wisconsin, Nevada, and New Mexico with one new school under construction. For the year ended August 31, 1998, Bright Start had operating revenue of $22.2 million and at August 31, 1998 total assets were $5.1 million. The acquisition was accounted for as a purchase, and accordingly, the purchase price has been allocated to the fair value of net assets acquired and resulted in a preliminary allocation to goodwill of $10.1 million which is being amortized on a straight-line basis over 20 years. Such allocations are preliminary in nature, pending the outcome of a detailed analysis being performed by the Company of the assets and liabilities acquired. The Company's financial statements reflect the results of operations during the period subsequent to July 21, 1999. On a unaudited pro-forma basis assuming the acquisition had occurred at the beginning of the respective periods, the Company's operating revenue for the 16 weeks ended October 23, 1999 and October 24, 1998 would have been $108.4 million

                               LPA HOLDING CORP.

and $103.5 million respectively and the Company's net loss for the 16 weeks ended October 23, 1999 and October 24, 1998 would have been $3.1 million and $1.6 million respectively.



8. SUBSEQUENT EVENTS



     On December 14, 1999, the Credit Agreement was amended to, among other things, amend the financial covenants to reflect the Company's current and projected operating plans.



     On December 15, 1999, the Company issued an additional $15.0 million of redeemable preferred stock and warrants to purchase an additional 3.0% of common stock, on a fully-diluted basis, to Investor.

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors


Bright Start, Inc.



     We have audited the balance sheets of Bright Start, Inc. as of August 31, 1998 and 1997, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bright Start, Inc. at August 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Ernst & Young LLP



October 9, 1998

                               BRIGHT START, INC.



                                 BALANCE SHEETS



                                                               JUNE 30,     AUGUST 31,    AUGUST 31,
                                                                 1999          1998          1997
                                                              -----------   -----------   -----------
                                                              (UNAUDITED)
                                               ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  235,242    $   627,972   $   104,714
  Accounts receivable, less allowance of $17,600 and $20,000
    in 1998 and 1997, respectively..........................     609,701        545,594       402,530
  Prepaid expenses..........................................     301,753        320,742       278,144
                                                              -----------   -----------   -----------
        Total current assets................................   1,146,696      1,494,308       785,388
                                                              -----------   -----------   -----------
Equipment and leasehold improvements, at cost:
  Vehicles..................................................     856,474        815,474       767,336
  Office furniture and equipment............................     456,011        395,644       370,725
  Equipment and fixtures....................................     510,474        461,030       428,208
  Movable furnishings.......................................   1,323,370      1,273,302     1,225,605
  Outdoor playground equipment..............................     982,549        981,079       937,910
  Learning equipment........................................     508,995        488,550       488,989
  Leasehold improvements....................................     451,937        430,928       368,223
  Playground improvements...................................      47,777         23,577        10,239
                                                              -----------   -----------   -----------
                                                               5,137,587      4,869,584     4,597,235
  Less accumulated depreciation and amortization............   3,083,890      2,588,069     1,953,083
                                                              -----------   -----------   -----------
                                                               2,053,697      2,281,515     2,644,152
Intangibles and other assets:
  Organization and acquisition costs, net of amortization of
    $511,831 and $487,314 at 1998 and 1997, respectively....      11,243         20,564        45,081
  Goodwill, net of amortization of $2,183,793 and $2,149,726
    at 1998 and 1997, respectively..........................   1,223,933      1,252,322     1,286,389
  Deferred debt costs, net of amortization of $25,791 at
    1997....................................................          --             --        49,003
  Other assets..............................................     106,292         91,160        84,366
                                                              -----------   -----------   -----------
                                                               1,341,468      1,364,046     1,464,839
                                                              -----------   -----------   -----------
        Total assets........................................  $4,541,861    $ 5,139,869   $ 4,894,379
                                                              ===========   ===========   ===========
                                LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Current maturities of long-term debt......................  $  172,339    $   211,444   $   225,148
  Line of credit............................................     150,000             --       295,000
  Note payable, shareholders................................          --             --       200,000
  Accounts payable..........................................     111,026        328,957       382,294
  Accrued salaries and related expenses.....................     657,773        760,699       525,074
  Other accrued expenses....................................     143,189        177,367       186,213
  Advance tuition...........................................     308,080        353,902       122,862
                                                              -----------   -----------   -----------
        Total current liabilities...........................   1,542,407      1,832,369     1,936,591
Deferred rent...............................................      11,577         16,402        22,193
Long-term debt, less current maturities.....................     265,474        345,029       503,085
Subordinated debt...........................................   1,649,842             --     1,346,904
                                                              -----------   -----------   -----------
        Total liabilities...................................   3,469,300      2,193,800     3,808,773
Commitments
Shareholders' equity:
  Preferred Stock, Series A, par value $.01; authorized,
    issued and outstanding shares -- 0 in 1998 and 770,000
    in 1997.................................................          --             --         7,700
  Preferred Stock, Series B, par value $.01; authorized
    shares -- 1,000,000; issued and outstanding shares -- 0
    in 1998 and 833,333 in 1997.............................          --             --         8,333
  Preferred Stock, Series C, par value $.01; authorized,
    issued and outstanding shares -- 519,063 -- 1998 and
    1997....................................................          --          5,191         5,191
  Preferred Stock, Series D, par value $.01; authorized,
    issued and outstanding shares -- 0 in 1998 and 250,000
    in 1997.................................................          --             --         2,500
  Common Stock, par value $.01 per share; authorized
    shares -- 12,460,937, issued and outstanding
    shares -- 3,379,821 in 1998 and 326,000 in 1997.........      33,898         33,798         3,260
  Additional paid-in capital................................   5,995,816      8,160,176     5,115,204
  Retained earnings (deficit)...............................  (4,957,153)    (5,253,096)   (4,056,582)
                                                              -----------   -----------   -----------
                                                               1,072,561      2,946,069     1,085,606
                                                              -----------   -----------   -----------
        Total liabilities and shareholders' equity..........  $4,541,861    $ 5,139,869   $ 4,894,379
                                                              ===========   ===========   ===========



See accompanying notes.

                               BRIGHT START, INC.



                            STATEMENTS OF OPERATIONS



                                                           YEAR ENDED AUGUST 31
                                        44 WEEKS ENDED   -------------------------
                                        JUNE 30, 1999       1998          1997
                                        --------------   -----------   -----------
                                         (UNAUDITED)
Revenues:
  Tuition.............................   $18,308,469     $21,493,210   $18,843,413
  U.S. Department of Agriculture
     subsidy..........................       356,773         340,930       286,462
  Registration........................       171,338         232,897       234,810
  Other...............................        91,958         148,366       140,284
                                         -----------     -----------   -----------
                                          18,928,538      22,215,403    19,504,969
                                         -----------     -----------   -----------
Operating expenses:
  Payroll and related expenses........    10,336,254      11,350,629    10,150,638
  Rent................................     3,189,530       3,728,105     3,460,908
  Other center operating expenses.....     3,575,282       4,144,325     3,805,696
  General and administrative..........       908,567       1,814,730     1,598,366
  Depreciation and amortization.......       544,088         743,999       779,978
                                         -----------     -----------   -----------
                                          18,553,721      21,781,788    19,795,586
                                         -----------     -----------   -----------
Income (loss) from operations.........       374,817         433,615      (290,617)
Other income (expense)................         9,482          (1,051)        1,423
Interest expense......................       (69,536)       (174,370)     (261,578)
                                         -----------     -----------   -----------
Income (loss) before debt conversion
  expense and income taxes............       314,763         258,194      (550,772)
Debt conversion expense...............            --        (983,947)           --
                                         -----------     -----------   -----------
Income (loss) before income taxes.....       314,763        (725,753)     (550,772)
Income tax expense....................           981           1,075           978
                                         -----------     -----------   -----------
          Net income (loss)...........   $   313,782     $  (726,828)  $  (551,750)
                                         ===========     ===========   ===========



See accompanying notes.

                               BRIGHT START, INC.



                       STATEMENT OF SHAREHOLDERS' EQUITY



                                                     PREFERRED STOCK
                                ----------------------------------------------------------
                                     SERIES A             SERIES B            SERIES C
                                ------------------   ------------------   ----------------
                                 SHARES    AMOUNT     SHARES    AMOUNT    SHARES    AMOUNT
                                --------   -------   --------   -------   -------   ------
Balance August 31, 1995.......   770,000   $ 7,700    833,333   $ 8,333   519,063   $5,191
  Exercise of stock options...        --        --         --        --        --       --
  Accretion of Series C stock
     to
     redemption value.........        --        --         --        --        --       --
  Net loss....................        --        --         --        --        --       --
                                --------   -------   --------   -------   -------   ------
Balance August 31, 1996.......   770,000     7,700    833,333     8,333   519,063    5,191
  Exercise of stock options...        --        --         --        --        --       --
  Accretion of Series C stock
     to redemption value......        --        --         --        --        --       --
  Discount on subordinated
     debt.....................        --        --         --        --        --       --
  Net loss....................        --        --         --        --        --       --
                                --------   -------   --------   -------   -------   ------
Balance August 31, 1997.......   770,000     7,700    833,333     8,333   519,063    5,191
  Exercise of stock options...        --        --         --        --        --       --
  Accretion of Series C stock
     to redemption value......        --        --         --        --        --
  Conversion of preferred
     stock to common stock....  (770,000)   (7,700)  (833,333)   (8,333)       --
  Conversion of subordinated
     debt to common stock.....        --        --         --        --        --       --
  Conversion of shareholder
     notes payable to common
     stock....................        --        --         --        --        --       --
  Net loss....................        --        --         --        --        --       --
                                --------   -------   --------   -------   -------   ------
Balance August 31, 1998.......        --   $    --         --   $    --   519,063   $5,191
                                ========   =======   ========   =======   =======   ======



See accompanying notes.

                               BRIGHT START, INC.



                  STATEMENT OF SHAREHOLDERS EQUITY (CONTINUED)



                            PREFERRED STOCK
                           ------------------
                                SERIES D           COMMON SHARES      ADDITIONAL    RETAINED
                           ------------------   -------------------    PAID-IN      EARNINGS
                            SHARES    AMOUNT     SHARES     AMOUNT     CAPITAL      (DEFICIT)       TOTAL
                           --------   -------   ---------   -------   ----------   -----------   -----------
Balance August 31,
1995.....................   250,000   $ 2,500     296,472   $ 2,965   $4,260,142   $  (898,466)  $ 3,388,365
  Exercise of stock
    options..............        --        --      26,528       265       22,412            --        22,677
  Accretion of Series C
    stock to redemption
    value................        --        --          --        --       30,936       (30,936)           --
  Net loss...............        --        --          --        --           --    (2,544,494)   (2,544,494)
                           --------   -------   ---------   -------   ----------   -----------   -----------
Balance August 31,
  1996...................   250,000     2,500     323,000     3,230    4,313,490    (3,473,896)      866,548
  Exercise of stock
    options..............        --        --       3,000        30        2,970            --         3,000
  Accretion of Series C
    stock to redemption
    value................        --        --          --        --       30,936       (30,936)           --
  Discount on
    subordinated debt....        --        --          --        --      767,808            --       767,808
  Net loss...............        --        --          --        --           --      (551,750)     (551,750)
                           --------   -------   ---------   -------   ----------   -----------   -----------
Balance August 31,
  1997...................   250,000     2,500     326,000     3,260    5,115,204    (4,056,582)    1,085,606
  Exercise of stock
    options..............        --        --      25,709       257       15,950            --        16,207
  Accretion of Series C
    stock to redemption
    value................        --        --          --        --       30,936       (30,936)           --
  Conversion of preferred
    stock to common
    stock................  (250,000)   (2,500)  2,048,333    20,483      436,800      (438,750)           --
  Conversion of
    subordinated debt to
    common stock.........        --        --     888,889     8,889    2,357,690            --     2,366,579
  Conversion of
    shareholder notes
    payable to common
    stock................        --        --      90,890       909      203,596            --       204,505
  Net loss...............        --        --          --        --           --      (726,828)     (726,828)
                           --------   -------   ---------   -------   ----------   -----------   -----------
Balance August 31,
  1998...................        --   $    --   3,379,821   $33,798   $8,160,176   $(5,253,096)  $ 2,946,069
                           ========   =======   =========   =======   ==========   ===========   ===========

                               BRIGHT START, INC.



                            STATEMENTS OF CASH FLOWS



                                                                   YEAR ENDED AUGUST 31
                                                 44 WEEKS ENDED   ----------------------
                                                 JUNE 30, 1999       1998        1997
                                                 --------------   ----------   ---------
                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..............................    $ 313,782      $ (726,828)  $(551,750)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation...............................      506,377         681,820     669,355
    Amortization...............................       37,710          62,184     109,697
    Debt conversion expense....................           --         983,947          --
    Deferred rent..............................       (4,825)         (5,791)     (5,790)
    Non-cash interest..........................           --          81,131     123,051
    Loss on disposal of fixed assets...........        5,685          20,241       2,297
    Changes in operating assets and
       liabilities:
       Accounts receivable.....................      (64,107)       (143,064)    (74,186)
       Prepaid expenses and other assets.......        3,857         (49,392)     24,804
       Accounts payable........................     (217,931)        (53,337)     32,004
       Accrued expenses........................     (137,104)        249,284     (28,506)
       Advance tuition.........................      (45,822)        231,040      25,667
                                                   ---------      ----------   ---------
         Net cash provided by operating
           activities..........................      397,622       1,331,235     326,643
INVESTING ACTIVITIES
Purchase of equipment and leasehold
  improvements, net............................     (284,244)       (339,424)   (577,495)
                                                   ---------      ----------   ---------
Net cash used in investing activities..........     (284,244)       (339,424)   (577,495)
FINANCING ACTIVITIES
Principal payments on long-term debt...........     (741,390)       (240,738)   (208,526)
Proceeds from issuance of long-term debt.......       72,782          68,978      92,709
Proceeds from issuance of shareholder loans....           --              --     200,000
Principal payments on shareholder loans........           --         (18,000)         --
Proceeds from exercise of stock options........       12,500          16,207          --
Proceeds from line of credit...................      150,000              --     270,000
Principal payments on line of credit...........           --        (295,000)   (250,000)
                                                   ---------      ----------   ---------
Net cash (used in) provided by financing
  activities...................................     (506,108)       (468,553)    104,183
                                                   ---------      ----------   ---------
Increase (decrease) in cash and cash
  equivalents..................................     (392,730)        523,258    (146,669)
Cash and cash equivalents at beginning of
  year.........................................      627,972         104,714     251,383
                                                   ---------      ----------   ---------
Cash and cash equivalents at end of year.......    $ 235,242      $  627,972   $ 104,714
                                                   =========      ==========   =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
Conversion of convertible subordinated debt,
  net of discount, to common stock.............    $      --      $1,425,402   $      --
Conversion of shareholder loan plus related
  accrued interest to common stock.............           --         204,505          --
Conversion of Series A, B, and D Preferred
  Stock to common stock........................           --          18,533          --
Conversion of Series C Preferred Stock to
  Subordinated debt............................    2,199,789
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid for interest.........................    $  46,106      $   89,025   $ 163,179
Cash paid for income taxes.....................          981           1,075         678



See accompanying notes.

                               BRIGHT START, INC.



                         NOTES TO FINANCIAL STATEMENTS


                      YEARS ENDED AUGUST 31, 1998 AND 1997



1. DESCRIPTION OF BUSINESS



     Bright Start, Inc. (the Company) owns and operates forty-one child care centers located in Minnesota, Wisconsin, Nevada and New Mexico and three kindergarten through fifth grade elementary schools in New Mexico. The Company is subject to the regulatory requirements for child care centers in the various states in which they operate and provides educationally-based early childhood programs for infants through kindergarten. It also operates programs for care of school-age children before and after their regular school day.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     The accompanying unaudited financial statements have been prepared according to generally accepted accounting principles for interim financial information and include all adjustments, consisting of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation of financial position, results of operations and cash flows. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Results of operations for interim periods are not necessarily indicative of results to be expected for a full year.



CASH AND CASH EQUIVALENTS



     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.



EQUIPMENT AND LEASEHOLD IMPROVEMENTS



     Equipment and leasehold improvements are stated at cost and are depreciated using accelerated and straight-line methods over the following estimated useful lives:



                                                                YEARS
                                                               -------
Vehicles....................................................     5-8
Office furniture and equipment..............................     5-7
Equipment and fixtures......................................      7
Movable furnishings.........................................     5-7
Outdoor playground equipment................................    7-10
Learning equipment..........................................     3-5
Leasehold improvements......................................   10-31 1/2
Playground improvements.....................................      3



INTANGIBLE ASSETS



     Intangible assets consist of acquisition and organization costs and goodwill. Acquisition and organization costs are amortized on a straight-line basis over five years and goodwill is amortized on a straight-line basis over 40 years.

                               BRIGHT START, INC.

     Deferred debt costs were amortized using the interest method at a rate of 9.75% until March 31, 1998 at which time the unamortized balance was expensed due to the conversion of the related subordinated debt to common stock (see Note
5).



IMPAIRMENT OF LONG-LIVED ASSETS



     The Company will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.



GROSS RECEIPTS TAX



     The Company pays an average gross receipts tax of approximately 5.5% on gross revenues in New Mexico. This tax is netted against tuition revenue in the accompanying income statement.



INCOME TAXES



     The Company accounts for income taxes using the liability method. Deferred income taxes are provided for temporary differences between financial reporting and tax bases of assets and liabilities.



USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.



STOCK-BASED COMPENSATION



     The Company has adopted the disclosure-only provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123), but applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its stock plans. Under APB 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.



RECLASSIFICATIONS



     Certain prior period amounts have been reclassified to conform with the current year presentation.



3. LINE OF CREDIT



     The Company has a Revolving Credit Agreement (the Credit Line) with U.S. Bank, N.A. (formerly First Bank, N.A.) (the Bank) to make loans to the Company of up to

                               BRIGHT START, INC.

$300,000 through January 31, 1999. The Credit Line is secured by all available assets of the Company and a full personal guaranty by the Company's Chief Executive Officer. Interest on the outstanding balance is due monthly at a rate of 1.5% over the Bank's reference rate (10.0% at August 31, 1998). There was no outstanding balance under the credit line at August 31, 1998.



     The Credit Line contains certain financial and non-financial covenants. The Company was in compliance with all covenants at August 31, 1998.



4. LONG-TERM DEBT



     Long-term debt consists of the following:



                                                              1998       1997
                                                            --------   --------
Note payable for purchase of child care centers in
Wisconsin, payable in quarterly installments of $10,417 to
October 2000 plus interest at the lesser of 1% above
Firstar Bank base rate or 8%, collateralized by assets
purchased.................................................  $ 52,083   $ 93,750
Note payable for purchase of child care centers in Nevada,
  payable in quarterly installments of $10,592, to June
  1999, including interest at 9%, unsecured...............    19,162     68,768
Note payable for purchase of Wee Care Learning Center in
  Nevada, payable in quarterly installments of $3,125 to
  April 1999 plus interest at 8%, unsecured...............     9,375     21,875
Note payable for purchase of Wee Wonder Child Care Center
  in Nevada, payable in quarterly installments of $4,375
  to February 1999 plus interest at 7.5%, collateralized
  by assets purchased.....................................     8,750     26,250
Note payable for purchase of Kurious Kids Academy in
  Wisconsin, payable in quarterly installments of $9,286
  to March 2003 plus interest at 8%, collateralized by
  assets purchased........................................   176,429    213,572
Capitalized lease agreement for equipment related to newly
  developed centers from FBS Business Financial
  Corporation, payable in monthly installments of $4,183
  to August 2001, including interest at 10.58%,
  collateralized by leased assets.........................   127,440    162,111
Capitalized lease agreement for computer equipment from
  GreatAmerica Leasing Corporation, payable in monthly
  installments of $474 to February 2001, including
  interest at 12.18%, collateralized by leased assets.....    13,231         --
Loans payable for vehicles purchased, payable in monthly
  installments from $355 to $536 including interest
  ranging from 9.75% to 14.99%, expiring through February
  16, 2002, collateralized by vehicles purchased..........   150,003    141,907
                                                            --------   --------
                                                             556,473    728,233
Less current maturities...................................   211,444    225,148
                                                            --------   --------
          Total long-term debt............................  $345,029   $503,085
                                                            ========   ========

                               BRIGHT START, INC.

     Future maturities of long-term debt are as follows:



Year ending August 31:
  1999......................................................  $211,444
  2000......................................................   146,202
  2001......................................................   126,904
  2002......................................................    44,066
  2003......................................................    27,857
                                                              --------
                                                              $556,473
                                                              ========



5. CONVERTIBLE SUBORDINATED DEBT



     On March 31, 1995 the Company issued a $2,000,000 convertible subordinated note (the Note). The proceeds from the Note issuance were used to complete the New Mexico acquisition in 1995. Deferred debt costs of $74,794 were capitalized and amortized using the interest method. The original Note was convertible into 300,000 shares of Common Stock at $6.667 per share. Effective October 1, 1996 the Company negotiated an amendment with the issuer that waived all future interest payments in exchange for reducing the initial conversion price to $4.25 per share. As a result of the amended conversion price the Note became convertible into 470,588 shares of Common Stock. A discount on the Note of approximately $768,000 was recorded during 1997 to reflect the present value of the principal payments. This discount was being amortized to interest expense over the remaining life of the Note. During 1998, noncash interest on the amortization of the discount of $78,498 was recorded.



     On March 31, 1998, the Note was converted at the option of the issuer in exchange for a new lower conversion price of $2.25 per share. As a result of the conversion, 888,889 shares of voting common stock were issued and debt conversion expense of $941,177 was recorded to reflect the 418,301 additional shares issued over the contractual amount at the new conversion price of $2.25 per share. The remaining unamortized balance of the related deferred debt costs in the amount of $42,770 was also written off to debt conversion expense.



6. PREFERRED STOCK



SERIES A AND B PREFERRED STOCK



     The Company had issued and outstanding 770,000 shares of Series A Preferred and 833,333 shares of Series B Preferred Stock. The shares were convertible into voting common shares of the Company at any time at the option of the shareholders on a one-for-one basis. On March 31, 1998, all Series A and Series B Preferred Stock was converted into voting common stock at the option of the shareholders at the stated conversion price. As a result of the conversion, 1,603,333 additional shares of common stock were issued.



SERIES C PREFERRED STOCK



     In conjunction with the New Mexico acquisition in 1995, the Company issued 519,063 shares of Series C Preferred Stock. The shares are convertible into voting common shares of the Company at any time at the option of the shareholders on a one-for-one basis but are automatically converted into common shares pursuant to the filing of a registration

                               BRIGHT START, INC.

statement. The Series C shares are redeemable at the option of the Company any time between April 1, 1999 and March 31, 2002 and before the Series A and B Preferred shares. The stock was valued at $4.00 per share and contains a put option which entitles the shareholders to redeem their shares at a price of $4.238 per share no earlier than April 1, 1999. If the shareholders elect this redemption, the amount shall be paid in four equal annual installments of $550,000 plus interest beginning April 1, 1999. Prior to the redemption date, the Company will reduce retained earnings and increase additional paid-in capital to increase the value of the Series C shares to their put value at the earliest redemption date. The amount of this adjustment in 1998 was $30,936.



SERIES D PREFERRED STOCK



     The Company had issued and outstanding 250,000 shares of Series D Preferred Stock at $4.00 per share. The shares were convertible into voting common shares of the Company at any time at the option of the shareholders on a one-for-one basis. On March 31, 1998, the Series D Preferred Stock was converted into voting common stock at the option of the shareholders in exchange for a new lower conversion rate of 1.78 shares of common stock for each share of Series D Preferred, or $2.25 per share. As a result of the conversion, 445,000 additional shares of common stock were issued and a preferred stock dividend of $438,750 was recorded as a direct charge to retained earnings to reflect the 195,000 additional shares issued over the contractual amount at the new conversion price of $2.25 per share.



7. STOCK OPTIONS



     The Company, in the years prior to 1994, issued incentive and non-qualified stock options to directors and stockholders. In 1994, the Board of Directors established a stock option plan under which 210,000 shares of Common Stock were reserved for issuance to employees, officers and directors. In 1998, the Board of Directors authorized an additional 75,000 shares of Common Stock to be reserved for issuance under the Plan



     Non-qualified options are granted at a price approved by the Board of Directors. Incentive stock options are granted at a price determined by the Board of Directors which is required to be at least the fair market value of the Common Stock of the Company on the date of grant. Stock options are exercisable in increments defined by each agreement with the option holder and generally expire ten years from the grant date.

                               BRIGHT START, INC.

     The following table summarizes the options to purchase shares of the Company's Common Stock under the Company's stock option plans:



                                                                           WEIGHTED
                                      SHARES AVAILABLE     OPTIONS     AVERAGE PRICE PER
                                         FOR GRANT       OUTSTANDING         SHARE
                                      ----------------   -----------   -----------------
Balance at August 31, 1996..........       32,500          226,418           $1.11
  Granted...........................       (7,000)           7,000            1.25
  Exercised.........................           --           (3,000)           1.00
  Canceled..........................        6,500           (6,500)           1.25
                                          -------          -------
Balance at August 31, 1997..........       32,000          223,918            1.11
  Reserved..........................       75,000               --
  Granted...........................      (84,000)          84,000            1.29
  Exercised.........................           --          (25,709)            .63
  Canceled..........................       12,000          (12,000)           1.25
                                          -------          -------
Balance at August 31, 1998..........       35,000          270,209           $1.20
                                          =======          =======



     The options are exercisable over a four-year vesting period and expire 10 years after the grant date. At August 31, 1998 and 1997, options to purchase 170,834 and 169,168 shares of common stock are exercisable, respectively, at weighted average exercise prices of $1.16 and $1.06, respectively. The weighted average remaining contractual life of options outstanding at August 31, 1998 and 1997 was 6.96 and 6.78 years, respectively.



     FASB Statement 123 requires that the pro forma impact on the Company's net loss be disclosed as if the Company had accounted for its employee stock options under the fair value method of Statement 123. The pro forma impact was not material for 1998 and 1997.



8. OPERATING LEASES



     The Company leases its facilities under operating leases. In addition to the base rent, the majority of the leases provide for payment of various operating costs. The leases expire on various dates to July 2017. Certain leases contain options to renew. The Company also rents corporate office space in St. Paul, Minnesota under terms of an operating lease agreement which expires in January 1999. The lease payments for the majority of the New Mexico Centers are secured by the assets of those centers. Future minimum payments on the noncancelable operating leases are as follows:



Year ending August 31:
  1999......................................................   $ 3,618,971
  2000......................................................     3,618,586
  2001......................................................     3,565,102
  2002......................................................     3,452,733
  2003......................................................     3,313,597
Thereafter..................................................    19,481,169

                               BRIGHT START, INC.

     Minimum lease payments for operating leases shown above do not include contingent rentals which are based on increases in the Consumer Price Index. Rent expensed for the years ended August 31, 1998 and 1997 was $3,779,290 and $3,510,689, respectively. Of the 1998 amount, $940,300 was paid to New Vistas Investment Corporation (NVIC), in which a current Board member has an ownership interest. Also included in the 1998 rent expense is $365,080 paid to NVIBBR Ltd., Co., which is a partner with NVIC.



9. INCOME TAXES



     At August 31, 1998, the Company has a cumulative net operating loss carryforward of approximately $2,529,000 for income tax purposes that begins to expire in the year 2004. These carryforwards are subject to the limitations of the Internal Revenue Code Section 382 in the event of certain changes in the equity ownership of the Company. The Company experienced ownership changes in 1992, 1994 and 1995. However, the Company does not believe that these ownership changes will significantly limit its ability to use the existing net operating loss carryforwards.



     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.



     Significant components of the Company's deferred tax liabilities and assets are as follows:



                                                               AUGUST 31
                                                       -------------------------
                                                          1998          1997
                                                       -----------   -----------
Deferred tax liabilities:
  Tax over book depreciation.........................  $   244,000   $   321,000
                                                       -----------   -----------
Total deferred tax liabilities.......................      244,000       321,000
Deferred tax assets:
  Net operating loss carryforward....................      976,000     1,133,000
  Goodwill...........................................      547,000       622,000
  Other..............................................       46,000        37,000
                                                       -----------   -----------
Total deferred tax assets............................    1,569,000     1,792,000
                                                       -----------   -----------
Net deferred tax asset...............................    1,325,000     1,471,000
Valuation allowance..................................   (1,325,000)   (1,471,000)
                                                       -----------   -----------
                                                       $        --   $        --
                                                       ===========   ===========



10. COMMITMENTS



     In connection with the purchase of the Wisconsin and certain Nevada centers, the Company entered into non-competition and consulting agreements with the former owners. The Wisconsin agreement requires quarterly payments of $12,500 through May 1999, and the Nevada agreements require quarterly payments of $15,208 through July 1999. The amount expensed relating to these agreements for the years ended August 31, 1998 and 1997 was $110,829.

                               BRIGHT START, INC.

     The Company is also obligated under an agreement to pay a portion of profits to the former owners from three school-age programs operated in Wisconsin public schools. These payments will be made through May 1999 up to a maximum of $350,000. The Company's obligation under this agreement for 1998 and 1997 totaled $47,035 and $43,870, respectively, which has been reflected as a purchase price adjustment.



     In connection with the 1995 New Mexico acquisition, the Company entered into consulting agreements with three of the previous owners (Sellers) requiring monthly payments of $10,581 including applicable gross receipts tax through April 2000. The amount expensed relating to these agreements for the year ended August 31, 1998 and 1997 was $126,975 and $122,547, respectively. The amounts paid to a current board member as the result of these agreements were $63,488 in 1998 and $60,569 in 1997. The Sellers also have performance fee agreements whereby the Company is obligated to pay 2% of gross revenue derived from new centers placed in operation between December 31, 1994 and December 31, 1999, with a maximum of $40,000 per center. The amount paid relating to these agreements for the year ended August 31, 1998 and 1997 was $42,756 and $34,425, respectively, and the amounts accrued relating to these agreements for the year ended August 31, 1998 and 1997 was $7,040 and $14,876, respectively. The amounts paid to a current board member as the result of these agreements were $25,296 in 1998 and $17,213 in 1997.



     Also in connection with the 1995 New Mexico acquisition, the Company is obligated, under a deferred consideration agreement, to pay a portion of profits, as defined, from the existing centers to the Sellers.



     This agreement expires in April 2002 and is limited to a maximum payout of $400,000. No amounts were accrued under this agreement as of August 31, 1998.



     Minimum annual payment requirements under the non-competition and consulting agreements for the five years subsequent to 1998 and in the aggregate are:



1999........................................................   $230,328
2000........................................................     74,069
                                                               --------
                                                               $304,397
                                                               ========



11. NOTES PAYABLE -- SHAREHOLDERS



     During 1997, the Company issued $200,000 of unsecured promissory notes to certain shareholders in exchange for cash. On March 31, 1998, $182,000 of the notes, plus accrued interest, were converted into voting common stock at $2.25 per share. As a result of the conversion, 90,890 additional shares of common stock were issued. The remaining $18,000 of shareholder notes plus accrued interest were paid in July 1998.

                               LPA HOLDING CORP.



               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION



     The following unaudited pro forma combined statements of operations information combines the historical financial information of LPA Holding Corp. and subsidiaries (the "Company") and Bright Start, Inc. ("Bright Start").



     On July 21, 1999 the Company acquired all the outstanding shares of Bright Start for $9.3 million in cash and assumed approximately $2.0 million in debt. At the time of the acquisition, Bright Start operated 43 preschools in the states of Minnesota, Wisconsin, Nevada, and New Mexico with one new school under construction, referred to herein as the "Acquisition." The Acquisition was accounted for as a purchase, and accordingly, the purchase price has been allocated to the fair value of net assets acquired, as well as normal closing adjustments, and resulted in a preliminary allocation to goodwill of $10.1 million. Such allocations are preliminary in nature, pending the outcome of a detailed analysis being performed by the Company of the assets and liabilities acquired.



     The unaudited Pro Forma Combined Statements of Operations present the combined historical results of operations of the Company and Bright Start for the 44 weeks ended July 3, 1999 (44 weeks ended June 30, 1999 in the case of Bright Start), as if the final closing of the Acquisition had been effective on the first day of the period, after giving effect to various accounting adjustments. Pursuant to the acquisition agreement, the results of operations of Bright Start from July 1, 1999 were for the account of the Company not withstanding that the acquisition was not consummated until July 21, 1999. As a result, the Company's results of operations for its first quarter ended October 23, 1999 included the operating results of Bright Start for the entire period. Accordingly, no pro forma information for this period has been included.



     On June 10, 1999, the Company changed its fiscal year to be the 52 or 53 week period ending on the first Saturday in July. The historical statement of operations for the Company were derived from the audited financial statements for the 44 week transition period ended July 3, 1999. The historical statement of operations for Bright Start were derived from the unaudited financial statements for the 44 weeks ended June 30, 1999.



     The unaudited pro forma combined financial information has been prepared using the assumptions set forth in the Notes to Unaudited Pro Forma Financial Information and should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto, and with the financial statements of Bright Start and notes thereto included herein.



     The unaudited pro forma combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future results of operations of the Company after the Acquisition or of the financial position or the results of operations of the Company that would have actually occurred had the Acquisition been consummated at the beginning of the period presented.

                               LPA HOLDING CORP.



              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS



                                   LA PETITE   BRIGHT START
                                   44 WEEKS      44 WEEKS
                                     ENDED        ENDED                      PRO FORMA
                                    JULY 3,      JUNE 30,      PRO FORMA     COMBINED
                                     1999        1999(A)      ADJUSTMENTS   ADJUSTMENTS
                                   ---------   ------------   -----------   -----------
                                                (IN THOUSANDS OF DOLLARS)
Operating revenue................  $281,072      $18,929         $           $300,001
Operating expenses:
  Salaries, wages and benefits...   150,052       10,336                      160,388
  Facility lease expense.........    34,717        3,190                       37,907
  Depreciation...................    10,911          506                       11,417
  Amortization of goodwill and
     other intangibles...........       925           38           389(b)       1,352
  Other..........................    68,277        4,484          (773)(c)     71,988
                                   --------      -------         -----       --------
                                    264,882       18,554          (384)       283,052
                                   --------      -------         -----       --------
Operating income.................    16,190          375           384         16,949
                                   --------      -------         -----       --------
Interest expense.................    16,145           69           835(d)      17,049
Interest income..................      (153)          (9)                        (162)
                                   --------      -------         -----       --------
          Net interest costs.....    15,992           60           835         16,887
                                   --------      -------         -----       --------
Income before income taxes.......       198          315          (451)            62
Provision (benefit) for income
  taxes..........................       995            1          (183)(e)        813
                                   --------      -------         -----       --------
Net income (loss)................  $   (797)     $   314         $(268)      $   (751)
                                   ========      =======         =====       ========



See accompanying notes

                               LPA HOLDING CORP.



          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION



(a) Certain amounts reported in the financial statements of Bright Start have been reclassified to conform to the Company's financial statement classifications and presentations.



(b) To reflect the Company's pro forma amortization related to the portion of the Bright Start purchase price allocated to goodwill, as well as the elimination of Bright Start's historical amortization. Goodwill is being amortized for pro forma purposes using the straight-line method over a 20-year period.



(c) To eliminate home office overhead expenses, including salaries, as a result of closing the corporate offices.



(d) To reflect interest expense related to the financing of the acquisition at an average rate of interest and to eliminate certain interest expense of Bright Start as a result of the repayment of the existing Bright Start long term debt at the time of acquisition.



(e) To adjust income taxes for the effects of the above pro forma adjustments at a statutory rate of 40.6%.

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS



     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of La Petite and parent company provide that the directors of La Petite and parent company, individually or collectively, shall not be held personally liable to La Petite or parent company (as the case may be) or their respective stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (1) for any breach of the director's fiduciary duty of loyalty to La Petite or parent company (as the case may be) or their respective stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for liability under Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit. The by-laws of La Petite and parent company provide for indemnification of their respective officers and directors to the full extent authorized by law.



ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



     (a) Exhibits.



 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
 3.1(i)     Amended and Restated Certificate of Incorporation of LPA
            Holding Corp.
 3.2(i)     Certificate of Designations, Preferences and Rights of
            Series A Redeemable Preferred Stock of LPA Holding Corp.
 3.3(i)     Bylaws of LPA Holding Corp.
 3.4(i)     Amended and Restated Certificate of Incorporation of La
            Petite Academy, Inc.
 3.5(i)     Bylaws of La Petite Academy, Inc.
 3.6        Certificate of Incorporation of LPA Services
 3.7        By-Laws of LPA Services
 3.8        Amended and Restated Articles of Incorporation of Bright
            Start, Inc.
 3.9        By-Laws of Bright Start, Inc.
 3.10(vi)   Certificate of Amendment of the Amended and Restated
            Certificate of Incorporation of LPA Holding Corp., filed on
            December 13, 1999.
 3.11(vi)   Certificate of Amendment of the Certificate of Designations,
            Preferences and Rights of Series A Redeemable Preferred
            Stock of LPA Holding Corp., filed on December 13, 1999.
 4.1(i)     Indenture among LPA Holding Corp., La Petite Academy, Inc.,
            LPA Services, Inc. and PNC Bank, National Association dated as of May 11, 1998

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
 5.1(i)     Opinion of O'Sullivan Graev & Karabell, LLP
10.1(i)     Purchase Agreement among Vestar/LPA Investment Corp., La
            Petite Academy, Inc., LPA Services, Inc., Chase Securities
            Inc. and NationsBanc Montgomery Securities LLC dated May 6,
            1998
10.2(i)     Exchange and Registration Rights Agreement among La Petite
            Academy, Inc., LPA Holding Corp., LPA Services, Inc., Chases
            Securities Inc., NationsBanc Montgomery Securities LLC dated
            May 11, 1998
10.3(i)     Merger Agreement by and between LPA Investment LLC and
            Vestar/LPA Investment Corp. dated as of March 17, 1998
10.5(i)     Stockholders Agreement among LPA Holding Corp., Vestar/LPT
            Limited Partnership, LPA Investment LLC and the management stockholders dated as of May 11, 1998
10.6(i)     1998 Stock Option Plan and Stock Option Agreement for LPA
            Holding Corp. dated as of May 18, 1998
10.7(i)     Preferred Stock Registration Rights Agreement between LPA
            Holding Corp. and LPA Investment LLC dated May 11, 1998
10.8(i)     Registration Rights Agreement among LPA Holding Corp.,
            Vestar/LPT Limited Partnership, the stockholders listed
            therein and LPA Investment LLC, dated May 11, 1998
10.9(i)     Employment Agreement among LPA Holding Corp., La Petite
            Academy, Inc. and James R. Kahl
10.10(i)    Employment Agreement among LPA Holding Corp., La Petite
            Academy, Inc. and Rebecca Perry
10.11(i)    Employment Agreement among LPA Holding Corp., La Petite
            Academy, Inc. and Phillip Kane
10.12(i)    Credit Agreement dated as of May 11, 1998 among La Petite
            Academy, Inc., LPA Holding Corp., Nationsbank, N.A., and The
            Chase Manhattan Bank
10.13(i)    Pledge Agreement among La Petite Academy, Inc., LPA Holding
            Corp., Subsidiary Pledgors and Nationsbank, N.A. dated as of
            May 11, 1998
10.14(i)    Security Agreement among La Petite Academy, Inc., LPA
            Holding Corp., Subsidiary Guarantors and Nationsbank, N.A.
            dated as of May 11, 1998
10.15(i)    Parent Company Guarantee Agreement among LPA Holding Corp.
            and Nationsbank, N.A. dated as of May 11, 1998
10.16(i)    Subsidiary Guarantee Agreement among Subsidiary Guarantor of
            La Petite Academy, Inc., LPA Services, Inc. and Nationsbank,
            N.A. dated as of May 11, 1998
10.17(i)    Indemnity, Subrogation and Contribution Agreement among La
            Petite Academy, Inc., LPA Services, Inc., as Guarantor and
            Nationsbank, N.A. dated as of May 11, 1998
10.18(ii)   James Kahl option agreement
10.19(ii)   1998 Stock Option Plan
10.20(vi)   1999 Stock Option Plan for Non-Employee Directors

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
10.21(iv)   Agreement and Plan of Merger By and Between La Petite
            Academy, Inc., LPA Acquisition Co. Inc., and Bright Start,
            Inc.
10.22(v)    First Supplemental Indenture dated as of July 23, 1999,
            among Bright Start, Inc., LPA Holding Corp., La Petite
            Academy, Inc., and The Chase Manhattan Bank.
10.23(vi)   Amendment No. 1, Consent and Waiver dated as of December 13,
            1999, to the Credit Agreement dated as of May 11, 1998 among
            LPA Holding Corp., La Petite Academy, Inc., Bank of America,
            N.A. (formerly known as NationsBank, N.A.) as Administrative
            Agent, Documentation Agent and Collateral Agent for the
            Lenders and The Chase Manhattan Bank as Syndication Agent.
10.24(vi)   Warrant No. 2 dated as of December 15, 1999, issued by LPA
            Holding Corp. to LPA Investment LLC.
10.25(vi)   Amendment No. 1 and Consent dated as of April 8, 1999, among
            LPA Holding Corp., Vestar/LPT Limited Partnership, LPA
            Investment LLC and the management stockholders named
            therein, to the Stockholders Agreement dated as of May 11,
            1999, among LPA Holding Corp., Vestar/LPT Limited
            Partnership, LPA Investment LLC and the management
            stockholders named therein.
10.26(vi)   Amendment No 1 to the LPA Holding Corp. 1999 Stock Option
            Plan for Non-Employee Directors.
12.1        Statement regarding computation of ratios
21.1        Subsidiaries of Registrant
23.1(i)     Consent of O'Sullivan Graev & Karabell, LLP (included in
            Exhibit 5.1)
23.2        Consent of Deloitte & Touche LLP
23.3        Consent of Ernst & Young LLP
24.1(i)     Powers of Attorney (included on the signature page)
25.1(i)     Statement of Eligibility and Qualifications under the Trust
            Indenture Act of 1939 of PNC Bank, National Association as
            Trustee
27.1(iii)   Financial Data Schedule


-------------------------


(i)  Previously Filed



(ii) Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form 10-K for the Fiscal Year ended August 29, 1998, filed with the Securities and Exchange Commission on November 24, 1998.



(iii)Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form 10-K for the Fiscal Year ended July 3, 1999, filed with the Securities and Exchange Commission on September 30, 1999.



(iv) Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form 8-K, filed with the Securities and Exchange Commission on December 7, 1999.

(v) Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form 10-Q/A for the 16 weeks ended October 23, 1999, filed with the Securities and Exchange Commission on December 16, 1999.



(vi) Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form 8-K, filed with the Securities and Exchange Commission on December 21, 1999.


     (b) Financial Statement Schedules:

        Schedule I -- Condensed Financial Information of Registration

        Schedule II -- Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore have been omitted.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrants pursuant to the DGCL, the Act, the Certificate of Incorporation and Bylaws of La Petite or parent company, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling, person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON THIS 22ND DAY OF DECEMBER, 1999.



                                          LA PETITE ACADEMY, INC.



                                          By:     /s/ JOAN K. SINGLETON

                                             -----------------------------------

                                             Name: Joan K. Singleton


                                             Title: Senior Vice President, Chief
                                                    Financial Officer



                               POWER OF ATTORNEY



     KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joan K. Singleton, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-4 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the undersigned as a director or officer of the Registrant and any and all amendments or supplements thereto, including any and all stickers and post-effective amendments thereto, and any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue hereof.



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THIS 22ND DAY OF DECEMBER, 1999 BY THE FOLLOWING PERSONS IN THE CAPACITY INDICATED.



                   SIGNATURE                                       TITLE
                   ---------                                       -----
               /s/ JAMES R. KAHL                  Chairman of the Board, Chief Executive
------------------------------------------------  Officer, President and Director
                 James R. Kahl

             /s/ JOAN K. SINGLETON                Senior Vice President, Chief Financial
------------------------------------------------  Officer (principal financial officer
               Joan K. Singleton                  and principal accounting officer)

             /s/ STEPHEN P. MURRAY                Director
------------------------------------------------
               Stephen P. Murray

                   SIGNATURE                                       TITLE
                   ---------                                       -----
          /s/ MITCHELL J. BLUTT, M.D.             Director
------------------------------------------------
            Mitchell J. Blutt, M.D.

             /s/ BRIAN J. RICHMAND                Director
------------------------------------------------
               Brian J. Richmand

               /s/ ROBERT E. KING                 Director
------------------------------------------------
                 Robert E. King

               /s/ TERRY D. BYERS                 Director
------------------------------------------------
                 Terry D. Byers

              /s/ RONALD L. TAYLOR                Director
------------------------------------------------
                Ronald L. Taylor

               /s/ BARBARA FEIGIN                 Director
------------------------------------------------
                 Barbara Feigin

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON THIS 22ND DAY OF DECEMBER, 1999.



                                          LPA HOLDING CORP.



                                          By:     /s/ JOAN K. SINGLETON

                                             -----------------------------------

                                             Name: Joan K. Singleton


                                             Title: Senior Vice President, Chief


                                                Financial Officer



                               POWER OF ATTORNEY



     KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joan K. Singleton, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-4 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the undersigned as a director or officer of the Registrant and any and all amendments or supplements thereto, including any and all stickers and post-effective amendments thereto, and any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 426(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue hereof.



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THIS 22ND DAY OF DECEMBER, 1999 BY THE FOLLOWING PERSONS IN THE CAPACITY INDICATED.



                   SIGNATURE                                       TITLE
                   ---------                                       -----
               /s/ JAMES R. KAHL                  Chairman of the Board, Chief Executive
------------------------------------------------  Officer, President and Director
                 James R. Kahl

             /s/ JOAN K. SINGLETON                Senior Vice President, Chief Financial
------------------------------------------------  Officer (principal financial officer
               Joan K. Singleton                  and principal accounting officer)

             /s/ STEPHEN P. MURRAY                Director
------------------------------------------------
               Stephen P. Murray

                   SIGNATURE                                       TITLE
                   ---------                                       -----
          /s/ MITCHELL J. BLUTT, M.D.             Director
------------------------------------------------
            Mitchell J. Blutt, M.D.

             /s/ BRIAN J. RICHMAND                Director
------------------------------------------------
               Brian J. Richmand

               /s/ ROBERT E. KING                 Director
------------------------------------------------
                 Robert E. King

               /s/ TERRY D. BYERS                 Director
------------------------------------------------
                 Terry D. Byers

              /s/ RONALD L. TAYLOR                Director
------------------------------------------------
                Ronald L. Taylor

               /s/ BARBARA FEIGIN                 Director
------------------------------------------------
                 Barbara Feigin

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON THIS 22ND DAY OF DECEMBER, 1999.



                                          LPA SERVICES, INC.



                                          By:     /s/ JOAN K. SINGLETON

                                             -----------------------------------

                                             Name: Joan K. Singleton


                                             Title: Senior Vice President, Chief
                                                    Financial Officer



                               POWER OF ATTORNEY



     KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joan K. Singleton, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-4 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the undersigned as a director or officer of the Registrant and any and all amendments or supplements thereto, including any and all stickers and post-effective amendments thereto, and any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue hereof.



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THIS 22ND DAY OF DECEMBER, 1999 BY THE FOLLOWING PERSONS IN THE CAPACITY INDICATED.



                   SIGNATURE                                       TITLE
                   ---------                                       -----
               /s/ JAMES R. KAHL                  Chairman of the Board, Chief Executive
------------------------------------------------  Officer, President and Director
                 James R. Kahl

             /s/ JOAN K. SINGLETON                Senior Vice President, Chief Financial
------------------------------------------------  Officer (principal financial officer
               Joan K. Singleton                  and principal accounting officer)

               /s/ PEGGY A. FORD                  Secretary and Director
------------------------------------------------
                 Peggy A. Ford

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON THIS 22ND DAY OF DECEMBER, 1999.



                                          BRIGHT START, INC.



                                          By:     /s/ JOAN K. SINGLETON

                                             -----------------------------------

                                             Name: Joan K. Singleton


                                             Title: Senior Vice President, Chief
                                              Financial Officer



                               POWER OF ATTORNEY



     KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joan K. Singleton, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-4 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the undersigned as a director or officer of the Registrant and any and all amendments or supplements thereto, including any and all stickers and post-effective amendments thereto, and any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue hereof.



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THIS 22ND DAY OF DECEMBER, 1999 BY THE FOLLOWING PERSONS IN THE CAPACITY INDICATED.



                   SIGNATURE                                        TITLE
                   ---------                                        -----
               /s/ JAMES R. KAHL                    Chairman of the Board, Chief Executive
------------------------------------------------    Officer, President and Director
                 James R. Kahl

             /s/ JOAN K. SINGLETON                  Senior Vice President, Chief Financial
------------------------------------------------    Officer (principal financial officer
               Joan K. Singleton                    and principal accounting officer)

             /s/ STEPHEN P. MURRAY                  Director
------------------------------------------------
               Stephen P. Murray

          /s/ MITCHELL J. BLUTT, M.D.               Director
------------------------------------------------
            Mitchell J. Blutt, M.D.

                   SIGNATURE                                        TITLE
                   ---------                                        -----
             /s/ BRIAN J. RICHMAND                  Director
------------------------------------------------
               Brian J. Richmand

               /s/ ROBERT E. KING                   Director
------------------------------------------------
                 Robert E. King

               /s/ TERRY D. BYERS                   Director
------------------------------------------------
                 Terry D. Byers

              /s/ RONALD L. TAYLOR                  Director
------------------------------------------------
                Ronald L. Taylor

               /s/ BARBARA FEIGIN                   Director
------------------------------------------------
                 Barbara Feigin

                               LPA HOLDING CORP.



          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT



BALANCE SHEETS



                                                            JULY 3,      AUGUST 29,
                                                             1999           1998
                                                          -----------   ------------
                                                          (IN THOUSANDS OF DOLLARS)
ASSETS:
Investment in La Petite Academy, Inc. ..................   $ (10,659)     $  (9,862)
                                                           ---------      ---------
                                                           $ (10,659)     $  (9,862)
                                                           =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current Liabilities:
  Payable to La Petite Academy, Inc. ...................      70,214         70,214
                                                           ---------      ---------
       Total current liabilities........................      70,214         70,214
Series A 12% redeemable preferred stock ($.01 par value
  per share); 30,000 shares authorized, issued and
  outstanding at aggregate liquidation preference of
  $1,036.558 as of August 29, 1998 and of $1,143.444 as
  of July 3, 1999 (Note 7)..............................      29,310         25,625
Stockholders' deficit:
  Class A common stock ($.01 par value per share);
     950,000 shares authorized and 560,026 shares issued
     and outstanding as of August 29, 1998 and July 3,
     1999...............................................           6              6
  Class B common stock ($.01 par value per share);
     20,000 shares authorized, issued and outstanding as
     of August 29, 1998 and July 3, 1999................
  Common stock warrants.................................       5,645          5,645
  Accumulated deficit...................................    (115,834)      (111,352)
                                                           ---------      ---------
       Total stockholder's deficit......................    (110,183)      (105,701)
                                                           ---------      ---------
                                                           $ (10,659)     $  (9,862)
                                                           =========      =========


See notes to consolidated financial statements.

                               LPA HOLDING CORP.



   SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)



STATEMENTS OF OPERATIONS



                                                 44 WEEKS    52 WEEKS     52 WEEKS
                                                  ENDED       ENDED        ENDED
                                                 JULY 3,    AUGUST 29,   AUGUST 30,
                                                   1999        1998         1997
                                                 --------   ----------   ----------
                                                     (IN THOUSANDS OF DOLLARS)
Minority interest in net income of
subsidiary.....................................   $          $  2,849     $ 3,693
                                                  -----      --------     -------
  Loss before equity in net income of
     subsidiary................................                (2,849)     (3,693)
Equity in net income (loss) of La Petite
  Academy, Inc. ...............................    (797)      (10,479)      2,476
                                                  -----      --------     -------
Net loss.......................................   $(797)     $(13,328)    $(1,217)
                                                  =====      ========     =======



See notes to consolidated financial statements.

                               LPA HOLDING CORP.



   SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)



STATEMENTS OF CASH FLOWS



                                                     1999      1998      1997
                                                     -----   --------   -------
                                                     (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...........................................  $(797)  $(13,328)  $(1,217)
Adjustments to reconcile net loss to net cash from
  operating activities:
  Minority interest in net income of La Petite
     Academy, Inc. ................................             2,849     3,693
  Equity in net income (loss) of La Petite Academy,
     Inc. .........................................    797     10,479    (2,476)
                                                     -----   --------   -------
       Net cash from operating activities..........  $   0   $      0   $     0
                                                     =====   ========   =======



See notes to consolidated financial statements.

                               LPA HOLDING CORP.



                SCHEDULE II --VALUATION AND QUALIFYING ACCOUNTS



RESERVE FOR CLOSED ACADEMIES



                                               BALANCE AT    CHARGED TO                  BALANCE AT
                                               AUGUST 30,    COSTS AND     CHARGED TO     JULY 3,
                                                  1998        EXPENSES      RESERVE         1999
                                               ----------    ----------    ----------    ----------
                                                            (IN THOUSANDS OF DOLLARS)
Reserve for Closed Academies...............      $5,417         $            $1,369        $4,048
                                                 ------         ----         ------        ------



                                               BALANCE AT    CHARGED TO                  BALANCE AT
                                               AUGUST 30,    COSTS AND     CHARGED TO    AUGUST 29,
DESCRIPTION                                       1997        EXPENSES      RESERVE         1998
-----------                                    ----------    ----------    ----------    ----------
Reserve for Closed Academies...............      $7,469         $            $2,052        $5,417
                                                 ------         ----         ------        ------



                                               BALANCE AT    CHARGED TO                  BALANCE AT
                                               AUGUST 31,    COSTS AND     CHARGED TO    AUGUST 30,
DESCRIPTION                                       1996        EXPENSES      RESERVE         1997
-----------                                    ----------    ----------    ----------    ----------
Reserve for Closed Academies...............     $10,893         $            $3,424        $7,469
                                                -------         ----         ------        ------



                                               BALANCE AT    CHARGED TO                  BALANCE AT
                                               AUGUST 26,    COSTS AND     CHARGED TO    AUGUST 31,
DESCRIPTION                                       1995        EXPENSES      RESERVE         1996
-----------                                    ----------    ----------    ----------    ----------
Reserve for Closed Academies...............     $13,711         $            $2,818       $10,893
                                                -------         ----         ------       -------



ALLOWANCE FOR DOUBTFUL ACCOUNTS



                                               BALANCE AT    CHARGED TO                  BALANCE AT
                                               AUGUST 29,    COSTS AND                    JULY 3,
DESCRIPTION                                       1998        EXPENSES     WRITE-OFFS       1999
-----------                                    ----------    ----------    ----------    ----------
Allowance for doubtful accounts............       $196         $1,397        $1,287         $306
                                                  ----         ------        ------         ----



                                               BALANCE AT    CHARGED TO                  BALANCE AT
                                               AUGUST 30,    COSTS AND                   AUGUST 29,
DESCRIPTION                                       1997        EXPENSES     WRITE-OFFS       1998
-----------                                    ----------    ----------    ----------    ----------
Allowance for doubtful accounts............       $83          $1,717        $1,604         $196
                                                  ---          ------        ------         ----



                                               BALANCE AT    CHARGED TO                  BALANCE AT
                                               AUGUST 31,    COSTS AND                   AUGUST 30,
DESCRIPTION                                       1996        EXPENSES     WRITE-OFFS       1997
-----------                                    ----------    ----------    ----------    ----------
Allowance for doubtful accounts............       $82          $1,475        $1,474         $83
                                                  ---          ------        ------         ---



                                               BALANCE AT    CHARGED TO                  BALANCE AT
                                               AUGUST 26,    COSTS AND                   AUGUST 31,
DESCRIPTION                                       1995        EXPENSES     WRITE-OFFS       1996
-----------                                    ----------    ----------    ----------    ----------
Allowance for doubtful accounts(a).........       $722         $1,109        $1,749         $82
                                                  ----         ------        ------         ---


-------------------------
(a) During the fourth quarter of fiscal 1996, the company performed an audit of its third party receivable balances and wrote off substantially all of its uncollectible accounts. In addition, the Company implemented new procedures and controls to ensure write-offs are recorded on a timely basis.